Exhibit A

STOCK PURCHASE AGREEMENT

by and among

MEADVILLE HOLDINGS LIMITED,

MTG INVESTMENT (BVI) LIMITED,

TTM TECHNOLOGIES, INC.,

TTM TECHNOLOGIES INTERNATIONAL, INC.

and

TTM HONG KONG LIMITED

Dated as of November 16, 2009

i

EXHIBITS AND ANNEXES

EXHIBITS
Exhibit A	—	Shareholders Agreement
Exhibit B	—	Key Terms of Registration Rights Agreement
Exhibit C	—	Key Terms of Sell-Down Registration Rights Agreement
ANNEXES
Annex 1.1(a)	—	Knowledge Persons of Seller Parties
Annex 1.1(b)	—	Knowledge Persons of Buyer Parties
Annex 8.1(c)	—	Certain Jurisdictions
SCHEDULES
Schedule 1	—	PCB Subsidiaries
Schedule 2	—	Laminate Subsidiaries
Seller’s Disclosure Schedules
Buyer’s Disclosure Schedules

v

This STOCK PURCHASE AGREEMENT, dated as of November 16, 2009 (this “Agreement”), is by and among (i) Meadville Holdings Limited, an exempted company incorporated under the Laws of the Cayman Islands with limited liability (“Seller Parent”), (ii) MTG Investment (BVI) Limited, a company incorporated under the Laws of the British Virgin Islands and a wholly owned subsidiary of Seller Parent (“Seller”), (iii) TTM Technologies, Inc., a corporation organized under the Laws of Delaware (“Buyer Ultimate Parent”), (iv) TTM Technologies International, Inc., a corporation organized under the Laws of Delaware and a wholly owned subsidiary of Buyer Ultimate Parent (“Buyer Parent”), and (v) TTM Hong Kong Limited, a company incorporated under the Laws of Hong Kong and a wholly owned subsidiary of Buyer Parent (“Buyer”). Seller Parent and Seller are sometimes hereinafter referred to individually as a “Seller Party” and collectively the “Seller Parties.” Buyer Ultimate Parent, Buyer Parent and Buyer are sometimes hereinafter referred to individually as a “Buyer Party” and collectively the “Buyer Parties.” The Seller Parties and the Buyer Parties are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Buyer Ultimate Parent directly owns all of the issued and outstanding Capital Stock of Buyer Parent, and Buyer Parent directly owns all of the issued and outstanding Capital Stock of Buyer;

WHEREAS, Seller Parent directly owns all of the issued and outstanding Capital Stock of Seller;

WHEREAS, Seller directly owns all of the Transferred Equity Interests, representing all of the issued and outstanding Capital Stock of the Transferred Entities, and all of the Non-Transferred Equity Interests, representing all of the issued and outstanding Capital Stock of the Non-Transferred Entities;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires sell to Buyer and Buyer desires to purchase the Transferred Equity Interests from Seller;

WHEREAS, as partial consideration for the sale and purchase of the Transferred Equity Interests, Buyer Ultimate Parent has agreed to issue to Seller Parent, as designee of Seller, Buyer Ultimate Parent Common Stock upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition to Closing (as defined hereinafter), TMIL (as defined hereinafter) and Seller have entered into the Concurrent SPA, dated the date of this Agreement, pursuant to which, among other things, TMIL has agreed to purchase from Seller, and Seller has agreed to sell to TMIL, the Non-Transferred Equity Interests, upon the terms and subject to the conditions set forth in the Concurrent SPA; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1                      Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2009 Buyer Year End Financial Statements” has the meaning set forth in Section 6.13(j).

“2009 Year End Financial Statements” has the meaning set forth in Section 6.13(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, and, with respect to a natural Person, shall also include the spouse and minor children of such natural Person who share a household with such natural Person, together with any other Person controlled by them and any revocable trust settled by them or any trust of which such Person is a trustee.

“Agreement” means this Agreement, including the schedules, exhibits and annexes attached hereto.

“Allocation” has the meaning set forth in Section 6.5(d)(i).

“Ancillary Agreement” means each of the Shareholders Agreement, the Registration Rights Agreement, the Sell-Down Registration Rights Agreement, the Concurrent SPA and the Shared Services Agreement.

“Antitrust Laws” mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act and the Anti-monopoly Law of the PRC and the regulations promulgated thereunder.

“Applicable Local Law” has the meaning set forth in Section 4.8(b).

“Assumed Benefit and Compensation Arrangement” shall have the meaning set forth in Section 4.8(a).

“Audited Financial Statements” has the meaning set forth in Section 6.13(a).

“Benefit and Compensation Arrangements” has the meaning set forth in Section 4.8(a).

“Books and Records” means (i) such portion of the books and records of Seller Parent and its Subsidiaries (or true and complete copies thereof) to the extent they relate to the Transferred Entities or the PCB Business, including the minute books, Tax Returns, corporate charters and bylaws or comparable constitutive documents, records of share issuances, and related corporate records of the Transferred Entities, manuals, financial records, documents, files, notes, materials and other information in paper, electronic or other form in which they are maintained by the Transferred Entities or Seller, as applicable, (ii) any Employee records and (iii) all files belonging to the Transferred Entities relating to any Litigation with respect to which the Transferred Entities may be subject to liability.

“Business Day” means any day that is either not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City or (ii) a Saturday, a Sunday or other day on which banks in Hong Kong are not open for general banking business, or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit and Compensation Arrangements” has the meaning set forth in Section 5.24(a).

“Buyer Books and Records” means (i) the books and records of Buyer Ultimate Parent and its Controlled Affiliates (or true and complete copies thereof), including the minute books, Tax Returns, corporate charters and by laws or comparable constitutive documents, records of share issuances, and related corporate records of Buyer Ultimate Parent and its Controlled Affiliates, manuals, financial records, documents, files, notes, materials and other information in paper, electronic or other form in which they are maintained by Buyer Ultimate Parent or any of its Controlled Affiliates, (ii) any Buyer Employee records and (iii) all files relating to any Litigation with respect to which Buyer Ultimate Parent or any of its Controlled Affiliates may be subject to liability.

“Buyer Change of Control Event” means any transaction or series of related transactions (other than pursuant to this Agreement or any Ancillary Agreement) which upon consummation would result in the occurrence of one or more of the following events:

(i) any Person or a Group becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Buyer Ultimate Parent Common Stock;

(ii) any amalgamation, consolidation or merger of Buyer Ultimate Parent with or into any other Person, or any amalgamation or merger of another Person (other than any Subsidiary of Buyer Ultimate Parent) with or into Buyer Ultimate Parent, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding Buyer Ultimate Parent Capital Stock and (y) pursuant to which holders of voting securities of Buyer Ultimate Parent immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 70% or more of the total voting power of Buyer Ultimate Parent or 70% or more of the total voting power of the continuing or surviving Person (if not Buyer

Ultimate Parent) immediately after such transaction, or (b) any amalgamation, consolidation or merger which is effected solely to change the jurisdiction of incorporation of Buyer Ultimate Parent and results in a reclassification, conversion or exchange of outstanding Buyer Ultimate Parent Common Stock solely into shares of the surviving entity;

(iii) the sale of all or substantially all of the assets of Buyer Ultimate Parent and its Subsidiaries, taken as a whole, to another Person or Group;

(iv) individuals who on the date of this Agreement constituted the board of directors of Buyer Ultimate Parent, together with any directors whose nomination to the board of directors was approved by a majority of the directors on the date of this Agreement or by directors whose nomination was previously so approved, cease to constitute a majority of the board of directors of Buyer Ultimate Parent then in office; or

(v) the liquidation or dissolution of Buyer Ultimate Parent or the passing of a resolution by Buyer Ultimate Parent’s shareholders approving a plan of liquidation or dissolution of Buyer Ultimate Parent.

“Buyer Employee” means any employee of the Buyer Ultimate Parent or any of its Subsidiaries.

“Buyer ERISA Affiliate” has the meaning set forth in Section 5.24(b).

“Buyer Intellectual Property Licenses” has the meaning set forth in Section 5.21(c).

“Buyer Material Adverse Effect” means an event, change, development, condition, circumstance or effect that, individually or in the aggregate with all other events, states of fact, changes, developments, conditions, circumstances or effects, has or would be reasonably likely to result in a material and adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Buyer Ultimate Parent and its Subsidiaries, taken as a whole, or which prevents or materially delays or impairs the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that none of the following shall be considered in determining whether a “Buyer Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) after the date of this Agreement, any change in Law or accounting standards applicable to Buyer Ultimate Parent and its Subsidiaries, but only to the extent that the effect thereof on Buyer Ultimate Parent and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (ii) any change in domestic or global or regional economic conditions generally, including any change in interest rates charges by international “money center” commercial banks in respect of funds borrowed by creditworthy corporate entities and businesses (which credit worthy corporate entities and businesses are not the subject, beneficiary or recipient of any government “bailout” program or other similar government investment or capital support or other subsidy arrangement, agreement, plan or understanding) or any change in currency exchange rates, but only to the extent that the effect thereof on Buyer Ultimate Parent and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (iii) any change in business or financial conditions in the printed circuit board industry generally, but only to the extent that the effect thereof on Buyer Ultimate Parent and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods, wildfires, tsunamis or other natural disasters, but only to the extent that the effect thereof on Buyer Ultimate Parent and its Subsidiaries, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (v) the effects of actions that are (A) expressly required by (but not to be inferred from or implied under) this Agreement, (B) taken by Buyer Ultimate Parent or its Subsidiaries with the prior written consent of any Seller Party or (C) from which Buyer Ultimate Parent or its Subsidiaries refrain at the written request of any Seller Party; (vi) any change in the trading price or trading volume of Buyer Ultimate Parent Common Stock or the failure of Buyer Ultimate Parent to meet any earnings estimates, projections or forecasts (provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying or causing or significantly contributing to such failure caused or has resulted in, or contributed to, a Buyer Material Adverse Effect); (vii) the effect of the execution, announcement or pendency of this Agreement on the relationship of the Buyer Ultimate Parent and its Subsidiaries with customers, vendors, suppliers and employees; and (viii) an act of terrorism, civil insurrection or other similar domestic or international calamity, or the commencement of or escalation of any armed conflict involving military forces, in any jurisdiction other than any geographic venues where any significant assets of Buyer Ultimate Parent and its Subsidiaries are located.

“Buyer Material Leases” has the meaning set forth in Section 5.27(b).

“Buyer Owned Real Properties” has the meaning set forth in Section 5.27(a).

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Permitted Encumbrances” means: (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Buyer Ultimate Parent Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business that are not, in the aggregate, material to the Buyer Parties, taken as a whole; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the relevant Buyer Party in accordance with GAAP or other applicable accounting principles; and (iv) other Encumbrances incurred in the ordinary course of business since the date of the most recent Buyer Ultimate Parent Financial Statements that are not, in the aggregate, material to the Buyer Parties, taken as a whole.

“Buyer Regulatory Impediments” means (i) conditions, limitations, restrictions or requirements, including any sales, divestitures, hold separates or other disposals, imposed upon the Buyer Parties or any of their Affiliates in connection with obtaining or failing to obtain the approval of any Government Entity to the transactions contemplated hereby, or (ii) prohibitions under any applicable Law that would, in each case of (i) and (ii) individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of (a) the Transferred Entities, taken as a whole, or (b) Buyer Ultimate Parent and its Controlled Affiliates, taken as a whole.

“Buyer Specified Contracts” has the meaning set forth in Section 5.26(b).

“Buyer Ultimate Parent” has the meaning set forth in the Preamble.

“Buyer Ultimate Parent Balance Sheet” has the meaning set forth in Section 5.9.

“Buyer Ultimate Parent Common Stock” means the common stock, par value $0.001 per share, of Buyer Ultimate Parent.

“Buyer Ultimate Parent Financial Statements” has the meaning set forth in Section 5.8(d).

“Buyer Ultimate Parent SEC Reports” means all forms statements, certificates, reports, documents and announcements filed, furnished, submitted or issued by the Buyer Ultimate Parent with the SEC on or after December 31, 2006, including, without limitation, all 10-Ks, 10-Qs, 8-Ks, and all definitive proxy statements and registration statements.

“Buyer Ultimate Parent Requisite Vote” has the meaning set forth in Section 5.3(b).

“Buyer Ultimate Parent Special Meeting” has the meaning set forth in Section 6.9(a)(i).

“Buyer’s Audited Financial Statements” has the meaning set forth in Section 6.13(h)(i).

“Buyer’s Disclosure Schedules” means the disclosure schedules relating to the Buyer Parties attached to this Agreement.

“Buyer’s Required Approvals” has the meaning set forth in Section 5.4.

“Capital Stock” means, with respect to any Person at any time, any and all shares, equity interests, rights to share in capital surplus or profits or receive a distribution of assets upon liquidation or dissolution, or other equivalents (however designated or classified, whether voting or non-voting) of capital stock, share capital, partnership interests (whether general or limited), limited liability company interests or units, member interests or equivalent ownership interests in or issued by such Person.

“Cash Purchase Price” means $114,034,328.00.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Circular” has the meaning set forth in Section 6.8(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concurrent SPA” means the stock purchase agreement, dated as of the date of this Agreement, between Seller and TMIL, as the same may be amended and supplemented from time to time.

“Confidentiality Agreement” means the confidentiality agreement, dated October 14, 2008, between Seller Parent and Buyer Ultimate Parent, as the same may be amended and supplemented from time to time.

“Contract” means, any agreement, undertaking, lease, sublease, license, sublicense, contract, note, mortgage, indenture, power of attorney, guarantee, arrangement, commitment or other binding obligation, whether oral or written, express or implied, in each case as amended, supplemented, waived or otherwise modified.

“Control,” with respect to the relationship between or among two or more Persons, means the possession directly, or indirectly through the ownership of voting securities, as trustee or executor or by Contract or by any other means whatsoever, of the power to influence, direct or cause the direction of the policies, affairs, or the management (and “Controlled” and “Controlling” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Controlled Affiliate” means, with respect to any Person, an Affiliate thereof that is directly or indirectly Controlled by such Person.

“Copyrights” has the meaning set forth in the “Intellectual Property” definition.

“Credit Agreement” means the credit agreement dated November 16, 2009 between (i) Meadville Enterprises (HK) Limited, Mica-Ava China Limited, Oriental Circuits Limited, MTG (PCB) No.2 (BVI) Limited and OPC Manufacturing Limited as borrowers; (ii) the parties named therein as the original guarantors; (iii) The Hongkong and Shanghai Banking Corporation Limited as coordinator; (iv) the financial institutions named therein as the original lenders; (v) Citic Ka Wah Bank Limited named therein as the issuing bank; (vi) The Hongkong and Shanghai Banking Corporation Limited named therein as the facility agent; (vii) Hang Seng Bank Limited named therein as the security trustee; (viii) Standard Chartered Bank (Hong Kong) Limited named therein as security agent; and (ix) The Hongkong and Shanghai Banking Corporation Limited named therein as the factoring agent in relation to $582,500,000 credit facility.

“Delaware Courts” has the meaning set forth in Section 9.10(b).

“Distribution” means the:

(a) distribution of the sale proceeds from the sale of the Transferred Equity Interests to the Buyer pursuant to this Agreement, including (i) the distribution by Seller Parent of the Equity Consideration (including, if applicable, any properties, securities or assets distributed thereon after the Closing Date), by way of (A) the transfer of all or a portion of the Equity Consideration (including, if applicable, any properties, securities or assets distributed thereon after the Closing Date) by Seller Parent by way of dividend or other distribution to its shareholders, with Mr. Tang (in his personal capacity and his capacity as the trustee of the Tang Family Trust) and TMIL directing the Common Stock entitled to be received by them from such distribution to be registered in the name of SSL and (B) subject to the election of each Seller Parent Shareholder, the sale of the remaining portion of the Equity Consideration (including any properties, securities or assets distributed thereon after the Closing Date) in accordance with the plan of distribution set forth as an exhibit to the Sell-Down Registration Rights Agreement (the “Sell-Down”) and the distribution of the net cash proceeds thereof to such Seller Parent Shareholder which elected to participate therein and (ii) the distribution of the cash consideration from the sale of the Transferred Equity Interests to the Seller Parent Shareholders; and

(b) the distribution of the consideration received by Seller Parent pursuant to the Concurrent SPA to the Seller Parent Shareholders.

“DPA” means the Defense Production Act of 1950 (codified at 50 U.S.C. §2170).

“DSS” means the Defense Security Service within the U.S. Department of Defense.

“Employee” means, as of any date, any employee of any Transferred Entity or any Transferred Employee.

“Encumbrance” means any lien, pledge, debt, charge, claim, encumbrance, security interest, option, mortgage, assessment, easement or any other similar restriction or limitation of any kind.

“Environmental Law” means any Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other equivalent Law of applicable jurisdiction) or any Permit, in either case concerning (i) the protection, preservation or restoration of the environment (namely, air, surface water, vapor, groundwater, drinking water supply and surface or subsurface land or structures) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, management, release or disposal of, any hazardous substance or waste material.

“Equity Consideration” means 36,334,000 shares of duly and validly authorized Buyer Ultimate Parent Common Stock, credited as fully paid and non-assessable, as may be adjusted pursuant to Section 2.6.

“Equity Rights” has the meaning set forth in Section 4.2(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FOCI” means foreign ownership, control, or influence as defined in the NISPOM.

“Form S-4” has the meaning set forth in Section 5.4.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Entity” means any foreign or domestic, federal, state, provincial, county, city or local legislative, administrative or regulatory authority, agency, court, body, commission or other governmental or quasi-governmental entity with competent jurisdiction, including the SEC, the Hong Kong SFC, any Self-Regulatory Organization and any such supranational body.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Exchange” means The Stock Exchange of Hong Kong Limited.

“Hong Kong Executive” means the Executive Director of the Corporate Finance Division of the Hong Kong SFC or any delegate of the Executive Director.

“Hong Kong FRS” means Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Exchange.

“Hong Kong Merger Regulation” means the Hong Kong Code on Takeovers and Mergers and Share Repurchases.

“Hong Kong SFC” means the Securities and Futures Commission of Hong Kong.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without recourse) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money of such Person, or with respect to deposits or advances of any kind to such Person; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under financing or capital leases; (iii) all liabilities for guarantees of any Indebtedness of another Person; (iv) all capitalized lease obligations or obligations to pay the deferred and unpaid purchase price of property and equipment, (v) all obligations pursuant to securitization or factoring programs or arrangements, (vi) all obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees and other similar contractual obligations entered into or on behalf of such Person, (ix) payment obligations secured by an Encumbrance, other than Permitted Encumbrance, on assets or properties of such Person and (x) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any Indebtedness.

“Indirect Taxes” means all sales, employment, VAT, property, duty, excise, stamp and similar Taxes.

“Intellectual Property” means, in any and all jurisdictions worldwide, all: (i) trademarks, service marks, domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) patents, registrations and applications therefor, and divisionals, continuations, continuations-in-part, extensions and reissues relating thereto (collectively, “Patents”); (iii) trade secrets, confidential or proprietary information (including, without limitation, ideas, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), inventions (whether patentable or unpatentable, and whether or not reduced to practice) and know-how (collectively, “Trade Secrets”); (iv) works of authorship and copyrights therein and thereto (including in software), registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) other intellectual property rights to the extent entitled to legal protection as such.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller Parent or any of its Subsidiaries (other than the Transferred Entities) to a Transferred Entity; provided, that Intercompany Payables shall not include any such account, note or loan payable or any advance (cash or otherwise) or any other extension of credit that (i) is entered into or otherwise created in the ordinary course of business within three months prior to the Closing Date and (ii) is due or is expected to be otherwise terminated or extinguished within three months following the Closing Date.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller Parent or any of its Subsidiaries (other than the Transferred Entities) from a Transferred Entity; provided, that Intercompany Receivables shall not include any such account, note or loan payable or any advance (cash or otherwise) or any other extension of credit that (i) is entered into or otherwise created in the ordinary course of business within three months prior to the Closing Date and (ii) is due or is expected to be otherwise terminated or extinguished within three months following the Closing Date.

“Knowledge” or any similar phrase means, (i) with respect to the Seller Parties, the actual knowledge of the Persons referenced in Annex 1.1(a), after reasonable inquiry of the employees of Seller Parent and its Subsidiaries with primary responsibility for the matter in question, and (ii) with respect to the Buyer Parties, the actual knowledge of the Persons referenced in Annex 1.1(b), after reasonable inquiry of the employees of Buyer Ultimate Parent and its Subsidiaries with primary responsibility for the matter in question.

“Laminate Business” means the business of manufacturing and distributing laminates and prepregs, as conducted by Seller Parent and its Affiliates, and the assets, liabilities and results of operations associated therewith.

“Laminate HoldCo” means MTG Laminate (BVI) Limited, a company incorporated under the Laws of the British Virgin Islands and a direct wholly-owned Subsidiary of Seller.

“Laminate Sale” has the meaning set forth in Section 7.1(h).

“Laminate Subsidiaries” means the entities listed on Schedule 2, which conduct the Laminate Business.

“Latest Transferred Entities Balance Sheet” has the meaning set forth in Section 4.5(a).

“Latest Transferred Entities Financial Statements” has the meaning set forth in Section 4.5(a).

“Latest Transferred Entities Profit and Loss Account” has the meaning set forth in Section 4.5(a).

“Law” means any law, statute, ordinance, rule, regulation, code, order, ordinance, judgment, injunction, writ, decree, decision, directive, or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Entity, including rules governing the listing of securities (and the maintenance thereof) on NASDAQ and the Hong Kong Exchange and the Companies Law (2009) of the Cayman Islands.

“Litigation” means any claim, action, suit, complaint, demand, litigation, arbitration, prosecution, contest, hearing, inquiry, investigation, inquest, audit or other proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Government Entity.

“Material Adverse Effect” means an event, change, development, condition, circumstance or effect that, individually or in the aggregate with all other events, states of fact, changes, developments, conditions, circumstances or effects, has or would be reasonably likely to result in a material and adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Transferred Entities, taken as a whole, or which prevents or materially delays or impairs the ability of the Seller Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that none of the following shall be considered in determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) after the date of this Agreement, any change in Law or accounting standards applicable the Transferred Entities, but only to the extent that the effect thereof on the Transferred Entities, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (ii) any change in domestic or global or regional economic conditions generally, including any change in interest rates charges by international “money center” commercial banks in respect of funds borrowed by creditworthy corporate entities and businesses (which credit worthy corporate entities and businesses are not the subject, beneficiary or recipient of any government “bailout” program or other similar government investment or capital support or other subsidy arrangement, agreement, plan or understanding) or any change in currency exchange rates, but only to the extent that the effect thereof on the Transferred Entities, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (iii) any change in business or financial conditions in the printed circuit board industry generally, but only to the extent that the effect thereof on the Transferred Entities, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods, wildfires, tsunamis or other natural disasters, but only to the extent that the effect thereof on the Transferred Entities, taken as a whole, is not disproportionately more adverse than the effect thereof on comparable developers, manufacturers, providers and distributors of printed circuit board products and services; (v) the effects of actions that are (A) expressly required by (but not to be inferred from or implied under) this Agreement, (B) taken by the Seller Parties or any of the Transferred Entities with the prior written consent of any Seller Party or (C) from which the Seller Parties or any of the Transferred Entities refrain at the written request of any Buyer Party; (vi) any change in the trading price or trading volume of Seller Parent Shares or the failure of the Transferred Entities to meet any earnings estimates, projections or forecasts (provided, however, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying or causing or significantly contributing to such failure caused or has resulted in, or contributed to, a Material Adverse Effect); (vii) the effect of the execution, announcement or pendency of this Agreement on the relationship of the Transferred Entities with customers, vendors, suppliers and employees; and (viii) an act of terrorism, civil insurrection or other similar domestic or international calamity, or the commencement of or escalation of any armed conflict involving military forces, in any jurisdiction other than any geographic venues where any significant assets of the Transferred Entities are located.

“Material Leases” has the meaning set forth in Section 4.16(b).

“Mr. Tang” means Tang Hsiang Chien, an individual residing at Flat 6B, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong.

“NASDAQ” means the Nasdaq Global Select Market.

“NISPOM” means the National Industrial Security Program Operating Manual of the U.S. Department of Defense.

“Non-Transferred Entities” means, collectively, the Laminate HoldCo and the Laminate Subsidiaries.

“Non-Transferred Equity Interests” means all of the issued and outstanding Capital Stock in the Laminate HoldCo.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws or bye-laws, as the case may be; with respect to any Person that is a partnership, its certificate or memorandum and/or articles of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated from time to time.

“Owned Real Properties” has the meaning set forth in Section 4.16(a).

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“PCB Affiliate Arrangement” has the meaning set forth in Section 4.22(a).

“PCB Business” means the printed circuit board business, as it is conducted by the Transferred Entities as of the Closing Date.

“PCB HoldCos” means, collectively, (i) MTG Management (BVI) Limited, company incorporated under the Laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, (ii) MTG PCB (BVI) Limited, a company incorporated under the Laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, (iii) MTG PCB No. 2 (BVI) Limited, a company incorporated under the Laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, and (iv) MTG Flex (BVI) Limited, a company incorporated under the Laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller.

“PCB Subsidiaries” means the entities listed in Schedule 1, which conduct the PCB Business.

“Permits” means all licenses, franchises, permits, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.

“Permitted Encumbrances” means: (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Latest Transferred Entities Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business that are not, in the aggregate, material to the Transferred Entities, taken as a whole; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the relevant Transferred Entity in accordance with Hong Kong FRS or other applicable accounting principles; and (iv) other Encumbrances incurred in the ordinary course of business since the date of the Latest Transferred Entities Financial Statements that are not, in the aggregate, material to the Transferred Entities, taken as a whole.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or any other entity, body or organization.

“Principal Shareholders” mean Mr. Tang and Affiliates of Mr. Tang from time to time, including, as of the date hereof, Mr. Tang (in his capacity as the trustee of the Tang Family Trust), TMIL and SSL.

“Proposed Allocation” has the meaning set forth in Section 6.5(d)(ii).

“Providing Party” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 6.9(a)(ii).

“Purchase” has the meaning set forth in Section 2.1.

“Registration Rights Agreement” means the Registration Rights Agreement, reflecting the key principles set forth on Exhibit B, to be entered into on the Closing Date.

“Relief” means any loss, relief, allowance, exemption, set off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives.

“Resolutions” has the meaning set forth in Section 6.8(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act (including the Financial Industry Regulatory Authority and NASDAQ), (ii) any other U.S. or foreign securities exchange (including NASDAQ and the Hong Kong Exchange) and (iii) any other exchange or corporation or similar self-regulatory body or organization.

“Sell-Down Registration Rights Agreement” means the Sell-Down Registration Rights Agreement, reflecting the key principles set forth on Exhibit C, to be entered into within four weeks from the date hereof in accordance with Section 7.1(j).

“Seller” has the meaning set forth in the Preamble.

“Seller Change of Control Event” means any transaction or series of related transactions (other than pursuant to this Agreement or any Ancillary Agreement) which upon consummation would result in the occurrence of one or more of the following events:

(i) any Person or a Group becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Seller Parent Shares or capital stock of Seller;

(ii) any amalgamation, consolidation or merger of Seller Parent or Seller with or into any other Person, or any amalgamation or merger of another Person (other than any Subsidiary of the Seller Parent) with or into Seller Parent or Seller, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding Seller Parent Shares or the capital stock of Seller and (y) pursuant to which holders of voting securities of Seller Parent or Seller immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 70% or more of the total voting power of Seller Parent or Seller or 70% or more of the total voting power of the continuing or surviving Person (if not Seller Parent or Seller, respectively) immediately after such transaction, or (b) any amalgamation, consolidation or merger which is effected solely to change the jurisdiction of incorporation of Seller Parent and results in a reclassification, conversion or exchange of outstanding Seller Parent Shares solely into shares of the surviving entity;

(iii) the sale of all or substantially all of the assets of Seller Parent or Seller or any of their respective Subsidiaries, taken as a whole, to another Person or Group;

(iv) individuals who on the date of this Agreement constituted the board of directors of Seller Parent and Seller, as applicable, together with any directors whose nomination to the board of directors was approved by a majority of the respective directors on the date of this Agreement or by directors whose nomination was previously so approved, cease to constitute a majority of the board of directors of Seller Parent and Seller, respectively, then in office; or

(v) the liquidation or dissolution of Seller Parent or Seller or the passing of a resolution by Seller Parent’s shareholders approving a plan of liquidation or dissolution of Seller Parent or Seller.

“Seller Intellectual Property Licenses” has the meaning set forth in Section 4.11(c).

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parent Independent Shareholders” means holders of Seller Parent Shares other than the Principal Shareholders and their Affiliates.

“Seller Parent Public Reports” means all announcements issued by Seller Parent and all prospectus, circulars, annual reports, interim reports and other documents issued by Seller Parent to holders of Seller Parent Shares on or after December 31, 2006, including, without limitation, (i) the Announcement of Interim Results of Seller Parent for the six months ended 30 June 2009, (ii) the Announcement of Annual Results of Seller Parent for the year ended 31 December 2008, (iii) the Announcement of Annual Results of Seller Parent for the year ended 31 December 2007, (iv) the Announcement of Annual Results of Seller Parent for the year ended 31 December 2006, (v) the Circular of Seller Parent dated 30 April 2009 relating to the annual general meeting of Seller Parent held on 2 June 2009 (and the related notice of general meeting and form of proxy), (vi) the Circular of Seller Parent dated 30 April 2008 relating to the annual general meeting of Seller Parent held on 2 June 2008 (and the related notice of general meeting and form of proxy), (vii) the Circular of Seller Parent dated 27 April 2007 relating to the annual general meeting of Seller Parent held on 25 May 2007 (and the related notice of general meeting and form of proxy), (viii) the 2007 Annual Report of Seller Parent; (ix) the 2008 Annual Report of Seller Parent; (x)

the 2009 Interim Report of Seller Parent; and (xi) the Prospectus of Seller Parent dated 22 January 2007.

“Seller Parent Requisite Vote” has the meaning set forth in Section 3.3.

“Seller Parent Shareholders” means at a relevant time, holders of Seller Parent Shares at such time.

“Seller Parent Shares” means the shares of par value of HK$0.01 each in the share capital of Seller Parent.

“Seller Parent Shareholders Meeting” has the meaning set forth in Section 6.8(d).

“Seller Regulatory Impediments” means (i) conditions, limitations, restrictions or requirements, including any sales, divestitures, hold separates or other disposals, imposed upon the Seller Parties or any of their Affiliates in connection with obtaining or failing to obtain the approval of any Government Entity to the transactions contemplated hereby, or (ii) prohibitions under any applicable Law that would, in each case of (i) and(ii), individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of (a) Seller Parent and its Controlled Affiliates taken as a whole, or (b) Laminate HoldCo and its Controlled Affiliates taken as a whole.

“Seller’s Disclosure Schedules” means the disclosure schedules delivered by the Seller Parties to the Buyer Parties immediately prior to the execution of this Agreement.

“Seller’s Required Approvals” has the meaning set forth in Section 3.5.

“Share Issuance” means the issuance of the Equity Consideration in accordance with the terms of this Agreement.

“Shared Services Agreement” means any Shared Services Agreement entered into by and between Buyer Ultimate Parent and TTM Printed Circuit Group, Inc.

“Shareholders Agreement” means the Shareholders Agreement in the form attached hereto as Exhibit A.

“Special Security Agreement” means any Special Security Agreement entered into between and among SSL, Buyer Ultimate Parent, TTM Printed Circuit Group, Inc., and the United States Department of Defense.

“Specified Contracts” has the meaning set forth in Section 4.13(a).

“SSL” means Su Sih (BVI) Limited, a company incorporated under the laws of the British Virgin Islands.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person, do not represent a majority of the voting or equivalent interests in such partnership), or (ii) (x) a majority of the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (y) the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries and have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Surviving PCB Affiliate Arrangements” means (i) sale of laminate and other products and the lease of dormitory space to the Transferred Entities, in each case by Persons carrying on the Laminate Business from time to time, in the ordinary course of business, (ii) Contracts with directors and officers or other employees of the Transferred Entities relating to provision of services as directors, officers or employees of Transferred Entities, as applicable, in the ordinary course of business, and (iii) any other Contracts with any of the Seller Parties or their Affiliates entered into pursuant to or in accordance with this Agreement or any Ancillary Agreements.

“Tang Family Trust” means The Mein et Moi Trust, a discretionary trust established under the laws of the Island of Jersey, which Mr. Tang is the sole trustee thereof.

“Tax Returns” means all reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means (i) all United States federal, state or local and all provincial or foreign taxes, including income, gross receipts, capital gains, non-resident withholding, windfall profits, VAT, severance, property, social security, national insurance contributions, production, sales, use, duty, license, excise, franchise, capital, employment, withholding, rent or similar taxes, levies, charges, surcharges or imposts together with any interest, fines, additions or penalties with respect thereto, and any interest in respect of such fines, additions or penalties, whether disputed or not, and (ii) any transferee or other secondary or non-primary liability or other obligation with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, Contract, indemnity, guarantee, as a successor or otherwise.

“Termination Date” has the meaning set forth in Section 8.1(b).

“TMIL” means Top Mix Investments Limited, a company incorporated under the laws of the British Virgin Islands.

“Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Transfer Taxes” has the meaning set forth in Section 6.5(b)(i).

“Transferred Employee” has the meaning set forth in Section 4.12(b).

“Transferred Entities” means, collectively, the PCB HoldCos and the PCB Subsidiaries.

“Transferred Entities Balance Sheets” has the meaning set forth in Section 4.5(a).

“Transferred Entities Financial Statements” has the meaning set forth in Section 4.5(a).

“Transferred Entities’ Required Approvals” has the meaning set forth in Section 4.3.

“Transferred Equity Interests” means all of the issued and outstanding Capital Stock of the PCB HoldCos.

“Unaudited September 2009 Financial Information” has the meaning set forth in Section 6.13(c).

“VAT” means any value added tax, consumption tax and goods and services tax and includes any other Tax of a similar nature imposed (instead of or in addition to such tax) from time to time, together with any interest and penalties thereon.

“Willful Breach” means an action or failure to act by one of the Parties to this Agreement that constitutes a breach of this Agreement, and such action was taken or such failure occurred with such Party’s actual knowledge or intention that such action or failure to act would constitute a breach of this Agreement.

“Withdrawal Proposal” means the proposed withdrawal of listing of Seller Parent from the Hong Kong Exchange.

Section 1.2                      Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3                      Other Definitional Provisions. Unless the express context otherwise requires:

(a)           the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           the term “HK$” means Hong Kong Dollars;

(e)           references in this Agreement to a specific Section, Clause or Annex shall refer, respectively, to Sections, Clauses or Annexes of this Agreement;

(f)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(g)           references in this Agreement to either gender includes the other gender.

ARTICLE II
PURCHASE AND SALE OF THE TRANSFERRED EQUITY INTERESTS

Section 2.1                      Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell and transfer the Transferred Equity Interests to Buyer, and Buyer shall purchase and receive the Transferred Equity Interests from Seller, free and clear of any Encumbrances, other than restrictions on transfer which arise under applicable securities Law (the transactions described in this Section 2.1, the “Purchase”).

Section 2.2                      Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration of the Purchase, Buyer Ultimate Parent shall pay or cause to be paid the Purchase Price as set forth below and shall take or cause to be taken the following actions:

(a)           Buyer Ultimate Parent shall (i) pay Seller Parent, as designee of Seller, the Cash Purchase Price, without deduction or set-off, by wire transfers of immediately available U.S. dollar funds to one or more accounts to be designated in writing by Seller to Buyer Ultimate Parent not less than five Business Days prior to the Closing Date, and (ii) issue to Seller Parent, as designee of Seller, the Equity Consideration, free and clear of all Encumbrances (other than restrictions on transfer which arise under applicable securities Law and the Shareholders Agreement), together with all rights attaching on and from the time of issuance, in each case of (i) and (ii), pursuant to the Allocation as agreed by Buyer Ultimate Parent and Seller Parent pursuant to Section 6.5(d).

Section 2.3                      Closing. The closing of the Purchase (the “Closing”) shall take place: (i) on the fifth Business Days following the satisfaction or waiver of the conditions set forth in Article VII with respect to the Closing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (ii) at such other time and date as the Parties to this Agreement may agree in writing.

Section 2.4                      Deliveries by the Buyer Parties. At the Closing, Buyer Ultimate Parent shall pay or deliver to Seller Parent, as designee of Seller, the following:

(a)           a counterpart signature page to the Shareholders Agreement, duly executed by Buyer Ultimate Parent;

(b)           a counterpart signature page to the Registration Rights Agreement, duly executed by Buyer Ultimate Parent;

(c)           the Cash Purchase Price as provided pursuant to Section 2.2(a);

(d)           a stock certificate representing the Equity Consideration, duly registered in the name of Seller Parent, as designee of Seller, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and those arising under the Shareholders Agreement);

(e)           the certificate to be delivered pursuant to Section 7.3(d);

(f)           a receipt from Buyer acknowledging the transfer and receipt of the Transferred Equity Interests to the Buyer;

(g)           certified copy of the resolutions adopted by the Board of the Buyer and the Buyer Ultimate Parent, authorizing the execution and delivery of this Agreement and the Ancillary Agreement and the transactions contemplated hereunder and thereunder, including without limitation, the Purchase of the Transferred Equity Interests, the allotment and issuance of the Equity Consideration to Seller Parent, as designee of Seller, and the registration of the Seller Parent, as designee of Seller, as the owner of the Equity Consideration in the stock register of the Buyer Ultimate Parent;

(h)           evidence to the reasonable satisfaction of the Seller Parties that the Seller Parent, as designee of Seller, has been registered as the owner of the Equity Consideration in the stock register of the Buyer Ultimate Parent; and

(i)           a letter of instruction signed by an authorized officer of each of the PCB Holdcos and directed to the registered agent of each such entity in the British Virgin Islands instructing such registered agent or agents to update the register of members to reflect Buyer as the owner of all outstanding equity interests of the PCB Holdcos.

Section 2.5                      Deliveries by Seller Parties. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer Ultimate Parent the following:

(a)           a counterpart signature page to the Shareholders Agreement, duly executed by SSL;

(b)           a counterpart signature page to the Registration Rights Agreement, duly executed by SSL and Mr. Tang;

(c)           share certificates representing the Transferred Equity Interests duly registered in the name of Buyer, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and other than Encumbrances created in or by Buyer or any of its Affiliates), in each case accompanied by instruments of transfer duly executed by Seller, in favor of Buyer;

(d)           the certificate to be delivered pursuant to Section 7.2(d);

(e)           the share register of each PCB HoldCo duly updated to reflect the name of the Buyer as the holder of the Transferred Equity Interests; and

a receipt acknowledging payment of the Equity Consideration and the Cash Purchase Price by Buyer Ultimate Parent.

Section 2.6                      Certain Adjustments. In the event that at or prior to the Closing, Buyer Ultimate Parent changes or sets a record date for a change in the number of Buyer Ultimate Parent Common Stock, or the number of securities convertible or exchangeable into or exercisable for Buyer Ultimate Parent Common Stock issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse split), stock dividend (including a distribution of securities convertible or exchangeable into or exercisable for shares of Buyer Ultimate Parent Common Stock), or other similar change with respect to the Capital Stock of Buyer Ultimate Parent, including any issuances pursuant to any stockholder rights plan of Buyer Ultimate Parent which may be in place prior to Closing, the Equity Consideration shall be adjusted appropriately to reflect the appropriate effect of such reclassification, stock split, stock dividend or other similar change having a record date occurring on or after the date hereof and prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARTIES

Except as set forth in the Seller’s Disclosure Schedules or in Seller Parent Public Reports, each of the Seller Parties, jointly and severally, represents and warrants to the Buyer Parties, as follows:

Section 3.1                      Organization and Qualification; Residency. Seller Parent is an exempted company duly incorporated, validly existing and, to the extent the concept is applicable, in good standing under the Laws of the Cayman Islands with limited liability. Each of SSL, TMIL and Seller is a legal entity duly organized or incorporated as a company limited by shares, validly existing and, to the extent the concept is applicable, in good standing under the Laws of the British Virgin Islands.

Section 3.2                      Ownership. Seller Parent is, and as of the Closing Date will be, the legal and beneficial owner of all of the issued and outstanding Capital Stock of Seller. Seller is, and immediately prior to the Closing will be, the legal and beneficial owner of the Transferred Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer that arises under applicable securities Law). Upon delivery to Buyer Ultimate Parent at the Closing of certificates, representing the Transferred Equity Interests duly registered in the name of Buyer or its designee, in each case accompanied by duly executed instruments of transfer, duly notarized where legally required, in such name as Buyer Ultimate Parent shall direct, and upon Seller’s receipt of the Cash Purchase Price and Equity Consideration, and upon the share register of each PCB HoldCo being updated to reflect the name of the Buyer as the holder of the relevant Transferred Equity Interests, the Buyer will be the legal and beneficial owner of the Transferred Equity Interests, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and other than Encumbrances or other defects in title created in or by Buyer or any of its Affiliates). Other than this Agreement, the Ancillary Agreements and the Organizational Documents of the Transferred Entities, the Transferred Equity Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights, sale, purchase, exchange, transfer or other disposition of the Transferred Equity Interests. As of the Closing, the Transferred Entities will be the only Affiliates of Seller by or through which any material party of the PCB Business is operated or conducted.

Section 3.3                      Corporate Authority. Each of the Seller Parties has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and, in the case of Seller Parent, subject only to (a) the prior approval (by way of poll) by more than 50% of the votes held by Seller Parent Independent Shareholders, present in person or by proxy or (being a corporation) by duly authorized representative, at Seller Parent Shareholders Meeting, of the resolutions necessary to approve the transactions contemplated by this Agreement and the Concurrent SPA, provided that the resolutions are approved (by way of poll) by Seller Parent Independent Shareholders holding at least 75% of the votes attaching to Seller Parent Shares held by them that are voted either in person or by proxy at Seller Parent Shareholders Meeting, and the number of votes cast (by way of poll) against such resolutions at Seller Parent Shareholders Meeting is not more than 10% of the votes attaching to all Seller Parent Shares held by Seller Parent Independent Shareholders; (b) the prior approval (by way of poll), by more than 75% of the votes attaching to Seller Parent Shares held by Seller Parent Shareholders present in person or by proxy or (being a corporation) by duly authorized representative at Seller Parent Shareholder Meeting of the resolutions necessary to approve the Distribution; (c) the prior approval (by way of poll) by more than 75% of the votes attaching to Seller Parent Shares held by Seller Independent Parent Shareholders that are voted either in person or by proxy at Seller Parent Shareholder Meeting of the resolutions necessary to approve the Withdrawal Proposal and the number of votes cast (by way of poll) against such resolutions at Seller Parent Shareholder Meeting is not more than 10% of the votes attaching to all Seller Parent Shares held by Seller Parent Independent Shareholders; and (d) the prior approval (by way of poll) by more than 75% of the votes attaching to Seller Parent Shares held by Seller Parent Shareholders that are voted either in person or by proxy or (being a corporation) by duly authorized representative at Seller Parent Shareholder Meeting of the resolutions necessary to approve the amendments to the articles of association of Seller Parent, the deregistration of Seller Parent from the Cayman Islands and continuation in the British Virgin Islands of Seller Parent as a British Virgin Islands business company and adoption of new memorandum and articles of association, and in each case under the applicable listing and corporate governance rules and regulations of the Hong Kong Exchange and all other applicable Laws, (collectively, the “Seller Parent Requisite Vote”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by each of the Seller Parties of this Agreement and each of the Ancillary Agreements to which it is a party, and each of the transactions contemplated hereunder or thereunder, have been duly and validly authorized, and, in the case of Seller Parent, except for Seller Parent Requisite Vote, no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder.

Section 3.4                      Binding Effect. Each of the Seller Parties has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement, when duly and validly authorized, executed and delivered by the Buyer Parties, and each of the Ancillary Agreements to which any of the Seller Parties is a party, when duly and validly authorized, executed and delivered by the applicable counterparties thereto, will constitute a valid and legally binding obligation of the applicable Seller Party, enforceable against such Seller Party, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5                      Consents and Approvals. Other than in connection with (a) the HSR Act, the Anti-monopoly Law of the PRC and the regulations promulgated thereunder or any other Antitrust Law, (b) CFIUS pursuant to Section 721 of the DPA, (c) DSS pursuant to the NISPOM, (d) the submission and approval of the announcements as may be required to be issued under the Hong Kong Listing Rules and the Hong Kong Merger Regulation and the Circular to the Hong Kong Exchange and the Hong Kong Executive for approval by the Hong Kong Exchange and the Hong Kong Executive respectfully, (e) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4 and (f) the deregistration of the Seller Parent from the Cayman Islands and its continuation in the British Virgin Islands and adoption of a new memorandum and articles of association (the matters covered under (a) through (f) above, collectively, the “Seller’s Required Approvals”), none of the Seller Parties is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by any of the Seller Parties of this Agreement or each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.6                      Non-Contravention. The execution, delivery and performance by each of the Seller Parties of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Seller Parties of the transactions contemplated hereunder and thereunder, do not and will not, with or without the giving of notice, the lapse of time or both, (i) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (x) referred to in Section 3.5 or (y) required to be received or made by any of the Transferred Entities, as contemplated by Section 4.3 and Section 4.4, conflict with or violate any provision of the Organizational Documents of any of the Seller Parties, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (x) referred to in Section 3.5 or (y) required to be received or made by any of the Transferred Entities, as contemplated by Section 4.3 and Section 4.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of any of the Seller Parties under, or result in a loss of any benefit to which any of the Seller Parties is entitled under, any Contract, Benefit and Compensation Arrangement or other agreement or instrument binding upon any of the Seller Parties or to which the property of any of the Seller Parties is subject (including, without limitation, the Transferred Equity Interests), or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 3.5 or (B) required to be received or made by any of the Transferred Entities or by the Buyer Parties or any of their Affiliates, violate or result in a breach of or constitute a default under any Law to which any of the Seller is subject or under any Permit of the Seller Parties that is related to the PCB Business, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7                      Finders’ Fees. Except for fees that may be paid to Merrill Lynch (Asia Pacific) Limited or its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Seller Parties who would be entitled to any fee or commission from any of the Seller Parties in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereunder and thereunder.

Section 3.8                      Litigation. There is no Litigation pending or, to the Knowledge of the Seller Parties, threatened against or affecting Seller Parent or Seller that challenges the validity or enforceability of this Agreement or the Ancillary Agreements or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or the Ancillary Agreements or that would, individually or in the aggregate, reasonably be expected to impair or delay materially the ability of any of the Seller Parties to perform its respective obligations hereunder and thereunder.

Section 3.9                      HSR Act. Mr. Tang is the Ultimate Parent Entity (as such term is defined in the HSR Act) of the Transferred Entities based on the requirements and standards set forth in the HSR Act.

Section 3.10                      Seller Parent Public Reports. Each of Seller Parent Public Reports, as of their respective dates, complied in all material respects with Seller Parent’s memorandum and articles of association, the applicable listing and corporate governance rules and regulations of the Hong Kong Exchange and the Hong Kong SFC and all other applicable Laws (including the Hong Kong Listing Rules, the Hong Kong Merger Regulation, and the Companies Law (2009 Revision) of the Cayman Islands). As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the information contained in Seller Parent Public Reports relating to the Transferred Entities and the PCB Business, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 3.11                      Information in Circular. The Circular and any amendment or supplement thereto shall not, as of the date of the Circular, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this representation and warranty does not apply to statements made or incorporated by reference in the Circular based on information supplied by or on behalf of any of the Buyer Parties or any of their respective Affiliates.

Section 3.12                      Information in Form S-4 and Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Seller Parties, the Principal Shareholders or their respective Affiliates for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement to be distributed to the holders Buyer Ultimate Parent Common Stock will, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Buyer Ultimate Parent Common Stock and at the time of the Buyer Ultimate Parent Special Meeting, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.13                      Filings. None of the information supplied or to be supplied by or on behalf of the Seller Parties, the Principal Shareholders or their respective Affiliates in writing for inclusion in any application, filing or other document to be filed with any Government Entity in connection with the transactions contemplated by this Agreement (including, without limitation, any communications made pursuant to Rules 165 or 425 under the Securities Act) will, at the respective times such information is so provided, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.14                      No Other Representations or Warranties. Except for representations and warranties expressly contained in this Agreement (as qualified and supplemented by the Seller’s Disclosure Schedules) and the Ancillary Agreements (including any certificates or other instruments delivered in connection with this Agreement and the Ancillary Agreements), none of the Seller Parties or any other Person makes any other express or implied representation or warranty on behalf of any of the Seller Parties relating to any of the Seller Parties or the Principal Shareholders. EACH OF THE BUYER PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, THE SELLER PARTIES AND THEIR AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES, OR ANY USE BY THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (AS QUALIFIED AND SUPPLEMENTED BY THE SELLER’S DISCLOSURE SCHEDULES) OR ANY ANCILLARY AGREEMENT (INCLUDING ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING
TO THE TRANSFERRED ENTITIES AND THE PCB BUSINESS

Except as set forth in the Seller’s Disclosure Schedules or in Seller Parent Public Reports, each of the Seller Parties, jointly and severally, represents and warrants to the Buyer Parties, solely in respect of the Transferred Entities and the PCB Business, as follows:

Section 4.1                      Organization and Qualification. Each Transferred Entity is as of the date of this Agreement, and each Transferred Entity will be as of the Closing, a legal entity duly organized or incorporated, validly existing and, to the extent such concept is applicable under any applicable local Law, in good standing under the Laws of its jurisdiction of organization. Each Transferred Entity has as of the date of this Agreement, and each Transferred Entity will have as of the Closing, all requisite corporate or other similar power and authority to own, lease and operate all of its properties and assets and to carry on its businesses in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Each Transferred Entity is as of the date of this Agreement, and each Transferred Entity will be as of the Closing, duly qualified to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its businesses requires such Transferred Entity to be so qualified, except for any failure to be so qualified that would not, individually or in the aggregate, have a Material Adverse Effect. Seller Parent has made available to Buyer Ultimate Parent, prior to the date of this Agreement, complete and correct copies of the Organizational Documents of each of the Transferred Entities, in each case, as in effect on the date of this Agreement. Each Organizational Document of each Transferred Entity is as of the date of this Agreement and will be as of the Closing in full force and effect and there has been, or will be, no material violation thereof.

Section 4.2                      Capitalization.

(a)           Section 4.2(a) of the Seller’s Disclosure Schedules sets forth, for each Transferred Entity, as of the date of this Agreement and as of the Closing, (A) the name and jurisdiction of organization of such Transferred Entity, (B) the number of shares of authorized, issued and outstanding Capital Stock of such Transferred Entity and the names of the holders thereof and (C) the number of shares of authorized, issued and outstanding Capital Stock of such Transferred Entity that are held in treasury by such Transferred Entity, as applicable. As of the date of this Agreement, all of the issued and outstanding shares of Capital Stock of the Transferred Entities have been, and as of the Closing, all of the issued and outstanding shares of Capital Stock of the Transferred Entities will be, duly authorized and validly issued, fully paid and not issued in violation of any Equity Rights.

(b)           Except for this Agreement and the Ancillary Agreements, and as set forth in Section 4.2(b) of the Seller’s Disclosure Schedules, as of the date of this Agreement and as of the Closing, there are no securities, preemptive or other outstanding rights, rights of first refusal, options, warrants, calls, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, plans, “tag along” or “drag along” rights, arrangements, undertakings or commitments of any character (collectively, “Equity Rights”) (i) under which any Transferred Entity is or may become obligated to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any Capital Stock, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any Capital Stock, of such Transferred Entity, as applicable, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) giving any Person a right to subscribe for or acquire any Transferred Equity Interests or (iii) obligating any of the Transferred Entities to issue, grant, adopt or enter into any such Equity Right in respect of any Transferred Entity.

(c)           As of the date of this Agreement and as of the Closing, except for this Agreement and the Ancillary Agreements, and except as set forth in Section 4.2(c) of the Seller’s Disclosure Schedules, none of the Transferred Entities has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for Transferred Equity Interests or Capital Stock of any Transferred Entity or (y) Equity Rights that entitle or convey to any Person the right to vote with the holder of Transferred Equity Interests or Capital Stock of any Transferred Entity on any matter with respect to the Transferred Equity Interests or such Capital Stock. As of the date of this Agreement and as of the Closing, the issued and outstanding Capital Stock of the Transferred Entities are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Capital Stock. As of the date of this Agreement and as of the Closing, except for this Agreement and the Ancillary Agreements, and except as set forth in Section 4.2(c) of the Seller’s Disclosure Schedules, there are no issued and outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Capital Stock of the Transferred Entities.

Section 4.3                      Consents and Approvals. Other than the Seller’s Required Approvals or as set forth on Section 4.3 of the Seller’s Disclosure Schedules (the “Transferred Entities’ Required Approvals”), no Transferred Entity is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by any of the Seller Parties of this Agreement or each of the Ancillary Agreements to which it or he is a party or any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit the failure of which to obtain, make or give would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4                      Non-Contravention. The execution, delivery and performance by each of the Seller Parties of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Seller Parties of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party, do not and will not, with or without the giving of notice, the lapse of time or both, (a) conflict with or violate any provision of the Organizational Documents of any Transferred Entity, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (i) referred to in Section 4.3 or (ii) required to be received or made by the Seller Parties, as contemplated by Section 3.5 and Section 3.6, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of any Transferred Entity under, or result in a loss of any benefit to which any Transferred Entity or the PCB Business is entitled under, any Contract, Benefit and Compensation Arrangement or other agreement or instrument binding upon any Transferred Entity or to which the property of any Transferred Entity is subject, or result in any penalty or other payment by any Transferred Entity, or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (i) referred to in Section 4.3 or (ii) required to be received or made by the Seller Parties or by the Buyer Parties or any of their respective Affiliates, violate or result in a breach of or constitute a default under any Law to which any Transferred Entity is subject or under any Permit of any Transferred Entity that is primarily related to the PCB Business, other than, in the case of clauses (b) and (c), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5                      Financial Information.

(a)           Set forth on Section 4.5 of the Seller’s Disclosure Schedules are complete and correct copies of the unaudited combined balance sheet of the Transferred Entities on a carve-out basis as of 30 June 2009 (the “Latest Transferred Entities Balance Sheets”), and audited combined balance sheets of the Transferred Entities on a carve-out basis as of 31 December 2008, 31 December 2007 and 31 December 2006 (the “Transferred Entities Balance Sheet”) and the unaudited combined profit and loss account for the Transferred Entities on a carve-out basis for the six-months period ended 30 June 2009 (the “Latest Transferred Entities Profit and Loss Account” together with the Latest Transferred Entities Balance Sheets, the “Latest Transferred Entities Financial Statements”) and the audited combined profit and loss account for the Transferred Entities for the years ended 31 December 2008, 31 December 2007 and 31 December 2006 (together with the Transferred Entities Balance Sheet, the “Transferred Entities Financial Statements”). The Transferred Entities Financial Statements have been derived from the accounting books and records of the Transferred Entities and present fairly, in all material respects, the combined financial position and results of operations of the Transferred Entities on a carve-out basis as of and for the dates and periods thereof, and each of such Transferred Entities Financial Statements has been prepared in accordance with Hong Kong FRS applied on a basis consistent with past practice, except as expressly provided in the Transferred Entities Financial Statements.

(b)           The books and records of the Transferred Entities have been maintained in all material respects in accordance with reasonable business practices. The Latest Transferred Entities Balance Sheet does not reflect any material asset that as of the date herereof does not constitute a part of the PCB Business, and the Latest Transferred Entities Profit and Loss Account does not reflect the results of any material operations of any Person that as of the date hereof does not constitute a part of the PCB Business.

(c)           The Transferred Entities maintain in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Hong Kong FRS.

Section 4.6                      Litigation and Claims.

(a)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 4.7), and except as set forth in Section 4.6 of the Seller’s Disclosure Schedules, there is no civil, criminal, administrative or regulatory action or Litigation by any Person pending, or to the Knowledge of the Seller Parties, threatened against or relating to any of the Transferred Entities, or any of their properties, assets or rights or the PCB Business, that would, individually or in the aggregate, have a Material Adverse Effect.

(b)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 4.7) or as set forth on Section 4.6(b) of the Seller’s Disclosure Schedules, no Transferred Entity nor the PCB Business is subject to any order, writ, judgment, award, injunction or decree of any Government Entity or any arbitrator that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7                      Taxes. As of the date of this Agreement and as of the Closing Date with respect to the Transferred Entities:

(a)           All material Tax Returns with respect to the Transferred Entities required to be filed have been duly and timely filed with the appropriate Government Entity, all such Tax Returns are true, correct and complete in all material respects, and the Transferred Entities have timely paid all Taxes shown as due on such Tax Returns.

(b)           There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes with respect to any of the Transferred Entities, no material issues that have been raised by a Government Entity in connection with any examination of the Tax Returns referred to in Section 4.7(a) are currently pending.

(c)           To the Knowledge of the Seller Parties, none of the Transferred Entities (x) is the subject of any material agreement, ruling or arrangement in respect of Taxes with any Government Entity, and no such agreement, ruling or arrangement is pending or (y) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which, to Seller Parties’ Knowledge, would be subject to forfeiture, recapture, or other recovery by the Government Entity granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in the relevant jurisdiction.

(d)           None of the Transferred Entities has any material liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the assets of any Transferred Entity.

(f)           No (A) waiver of any statute of limitations in respect of material Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to material Taxes, in each case, relating to any Transferred Entity or the assets thereof. None of the Transferred Entities is a party to, bound by, or has any obligation or liability under, any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement.

(g)           No Transferred Entity has any investment in United States property within the meaning of Section 956(c) of the Code.

(h)           None of the Transferred Entities has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(i)           There has been made available to Buyer correct and complete copies of the relevant portion of all material Tax Returns of the Transferred Entities for the taxable periods ending within the last three calendar years before the Closing Date, which have been filed with the applicable tax authority.

(j)           None of the Transferred Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           Section 4.7(k) of the Seller’s Disclosure Schedules lists all national, federal, foreign, state, provincial and local jurisdictions in which any of the Transferred Entities files material Tax Returns (excluding any Tax Returns required to be filed in any jurisdiction solely as a result of customs or similar Taxes to which a Transferred Entity may be subject as a result of exporting products to customers residing in such jurisdiction). No claim or inquiry is pending by any Government Entity in a jurisdiction in which a Transferred Entity does not file Tax Returns that it is or may be subject to taxation or any requirement to file Tax Returns in such jurisdiction.

(l)           No Transferred Entity has (i) participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(c)(3)(i)(A), or (ii) promoted, marketed, offered to sell, sold or advised in respect of any such “listed transaction.”

(m)           None of the Transferred Entities is an expatriated entity (as defined in Section 7874(a)(2)(A) of the Code) or a surrogate foreign corporation (within the meaning of Section 7874(a)(2)(B) of the Code).

Section 4.8                      Employee Benefits.

(a)           All employment (or form of employment), benefit and compensation agreements, plans, contracts, programs, policies or arrangements covering one or more

Employees or former employees of a Transferred Entity (to the extent there is a current or future obligation to such former employee under any Assumed Benefit and Compensation Arrangement), including any trust instruments and insurance contracts forming a part thereof, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based or other incentive, bonus, consulting, post-retirement insurance, workers’ compensation, disability, medical insurance, work-related injury or sickness insurance, maternity insurance, retirement, pension, housing or housing funds, union or workers’ activity funding, fringe, perquisite or other benefit, vacation, severance and change in control agreements, plans, contracts, programs, policies or arrangements (the “Benefit and Compensation Arrangements”), are listed on Section 4.8(a) of the Seller’s Disclosure Schedules. Each Benefit and Compensation Arrangement or portion thereof sponsored solely or primarily by any Transferred Entity or one of its Subsidiaries (except as otherwise set forth in Section 4.8(a) of the Seller’s Disclosure Schedules) is separately identified on Section 4.8(a) of the Seller’s Disclosure Schedules and is referred to herein as an “Assumed Benefit and Compensation Arrangement.” Each Assumed Benefit and Compensation Arrangement that provides only health, welfare, retirement, housing or other employee benefits shall be referred to herein as an “Assumed Benefit Arrangement.” Seller Parent has delivered to Buyer Ultimate Parent (A) a copy of each Assumed Benefit and Compensation Arrangement and a summary of each material Benefit and Compensation Arrangement that is not an Assumed Benefit and Compensation Arrangement, and (B) with respect to each Assumed Benefit and Compensation Arrangement (where applicable), (i) the most recent summary plan description, and (ii) the version effective as of the date of this Agreement of all related agreements (including trust agreements), insurance Contracts and other Contracts which implement such plan.

(b)           All Benefit and Compensation Arrangements are and have been operated in compliance in all material respects with all applicable Laws of the relevant jurisdiction (including any local regulatory or Tax approval requirements) and, to the extent relevant, the governing provisions of the relevant Benefit and Compensation Arrangement (such Laws and provisions hereinafter referred to as “Applicable Local Law”). No material Litigation is pending or, to the Knowledge of the Seller Parties, threatened with respect to any Benefit and Compensation Arrangement.

(c)           All material contributions, reserves or premium payments required to be made with respect to any Employee under the terms of any Assumed Benefit and Compensation Arrangement have been made or have been properly accrued or otherwise adequately reserved for in the Latest Transferred Entities Balance Sheet in accordance with Hong Kong FRS.

(d)           There has been no amendment to, or announcement by any Seller Party or any of its Affiliates in respect of the Employees relating to, or change in employee participation or coverage under, any Assumed Benefit and Compensation Arrangement which would increase materially the expense of maintaining such Assumed Benefit and Compensation Arrangement above the level of the expense incurred therefor for the year ended December 31, 2008.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Transferred Employees to severance pay, bonus or benefits or any increase in severance pay, bonus, benefits or would result in an increase in the applicable notice period upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Benefit and Compensation Arrangements to any Transferred Employees, (iii) limit or restrict the right of any Buyer Party or any of its Affiliates in respect of the Transferred Employees to merge, amend or terminate any of the Assumed Benefit and Compensation Arrangements or (iv) cause any Seller Party or any of its Affiliates in respect of the Transferred Employees to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

Section 4.9                      Permits. Except as set forth on Section 4.9 of the Seller’s Disclosure Schedules, (i) the Transferred Entities hold all Permits required in order to permit the Transferred Entities to own or lease their properties and assets and to conduct the PCB Business under and pursuant to all applicable Laws, in each case, other than any failure to hold any Permit that would not, individually or in the aggregate, have a Material Adverse Effect; (ii) all such Permits are valid and in full force and effect, except for those the failure of which to be valid or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) no violations with respect to such Permits have occurred that would, individually or in the aggregate, have a Material Adverse Effect, and no Litigation is pending or, to the Knowledge of the Seller Parties, threatened to suspend, cancel, modify, revoke or limit any such Permits, which Litigation would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10                      Environmental Matters. Except as set forth on Section 4.10 of the Seller’s Disclosure Schedules, (i) the Transferred Entities are in compliance in all material respects with all Environmental Laws applicable to the conduct and operation of their businesses or pertaining to any properties or assets of the Transferred Entities (including any real property now or previously owned by a Transferred Entity during the past five years from the date of this Agreement); (ii) the Transferred Entities have not received any written notice, demand, letter, claim or request for information alleging that they are materially in violation of or liable under any material Environmental Law applicable to the conduct and operation of their businesses, or pertaining to any properties or assets of the Transferred Entities and which remains outstanding; (iii) no Transferred Entity is subject to any order, decree or injunction with any Government Entity concerning liability under any Environmental Law that would, individually or in the aggregate, have a Material Adverse Effect; and (iv) Seller has provided or made available to Buyer Ultimate Parent all material environmental reports, assessments, investigations or other analyses in the possession or control of any of the Seller Parties and prepared at any time since January 1, 2006 relating to property now or previously owned or now leased in connection with the businesses of the Transferred Entities.

Section 4.11                      Intellectual Property.

(a)           The Transferred Entities either exclusively own free and clear of all Encumbrances, other than Permitted Encumbrances, or have the sufficient and legally enforceable right pursuant to written Contracts to use, all material Intellectual Property that is used in the conduct of the PCB Business or by a Transferred Entity.

(b)           Section 4.11(b) of the Seller’s Disclosure Schedules includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) Trademarks and Trademark applications; (iii) Internet domain names and (iv) Copyright registrations and applications that are owned by one or more of the Transferred Entities. Each application and registration set forth in Section 4.11(b) of the Seller’s Disclosure Schedules is valid, subsisting and in full force and effect.

(c)           Section 4.11(c) of the Seller’s Disclosure Schedules includes a complete and accurate list of all material licenses and other rights granted by any Person to a Transferred Entity with respect to Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to a Transferred Entity in the ordinary course of business and easily obtained without material expense) (collectively, “Seller Intellectual Property Licenses”). The Seller Intellectual Property Licenses are granted to the Transferred Entities pursuant to a valid written Contract that has not expired or in respect of which no Transferred Entity has received or issued a written notice to terminate such license as of the date of this Agreement.

(d)           The conduct of the businesses of the Transferred Entities does not materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction that would, individually or in the aggregate, have a Material Adverse Effect. None of the Seller parties or any of the Transferred Entities has received any written (or, to the Knowledge of the Seller Parties, oral) notice or claim asserting any of the foregoing. To the Knowledge of the Seller Parties, none of the Intellectual Property owned or used by any of the Transferred Entities is being infringed, misappropriated, diluted or otherwise violated by any other Person. None of the Seller Parties or any of the Transferred Entities has entered into any Contract granting any other Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property owned by any of the Transferred Entities.

(e)           The Transferred Entities have taken commercially reasonable steps to protect their rights in the material Trade Secrets (excluding any information that any Transferred Entity, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret) owned by any of them, including executing written non-disclosure agreements with employees, independent contractors and other third parties with access thereto. To the Knowledge of Seller, (i) such trade secrets have not been used or disclosed by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that obligate such Person to keep such Trade Secrets confidential and (ii) no third party to any non-disclosure agreement with any Transferred Entity is in breach, violation or default thereof.

(f)           Except as set forth in Section 4.11(f) of the Seller’s Disclosure Schedules, none of the Seller Parties nor any of the Transferred Entities has conveyed, pledged or otherwise transferred ownership of, or granted or agreed to grant any exclusive license of or right to use, or granted joint ownership of, any Intellectual Property owned by any of the Transferred Entities to any other Person. None of the Intellectual Property owned by any of the Transferred Entities is subject to any proceeding or any outstanding decree, order or judgment that restricts in any material respect the relevant Transferred Entity’s use, transfer or licensing of such Intellectual Property.

(g)           The Transferred Entities use commercially reasonable efforts to protect, in all material respects, (i) personally identifiable information provided by their employees and customers from unauthorized disclosure or use and (ii) the security of their information technology systems, and none of the Transferred Entities has received any written claim pending against them alleging any material breach, violation, misuse or unauthorized disclosure of any of the foregoing. The Transferred Entities have not experienced, within the past twenty-four months, any data loss, breach of security, or other unauthorized access, in any such case, material to the PCB Business, taken as a whole, to its information technology systems or databases by any Person.

(h)           From and after the Closing, the Transferred Entities will own or have the right to use pursuant to written Contracts, or as otherwise provided pursuant to this Agreement or any Ancillary Agreement, all Intellectual Property necessary to conduct the PCB Business as conducted on the date of this Agreement and immediately prior to the Closing.

Section 4.12                      Labor.

(a)           Transferred Entities is a party to or bound by any labor agreement, union contract or collective bargaining agreement, and there are no labor unions or other organizations representing any Employee, works councils or employee representative bodies within the Transferred Entities or affecting the Transferred Employees, other than omnibus agreements covering substantially all Employees in a foreign jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees. Each Transferred Entity which employs any Employee and each Seller Party and any other Affiliate of a Seller Party (solely in respect of the Transferred Employees) is or has been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, employee independent contractor classifications, wages and hours of work (e.g. overtime compensation and minimum wages), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, union or workers’ activity funding, housing and housing funds, medical insurance, work-related injury and sickness insurance, maternity insurance and retirement pensions, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax, except in any such case which does not have a Material Adverse Effect. Since January 1, 2008, there has not been, and there is not now pending or, to the Knowledge of the Seller Parties, threatened (a) any material strike, lockout, slowdown, picketing or work stoppage with respect to the Employees or (b) any unfair labor practice charge against the Transferred Entities, in the case of (b), that in any such case does not have a Material Adverse Effect.

(b)           Each person who primarily provides services to a Transferred Entity is an Employee. Section 4.12(b) of Seller’s Disclosure Schedules lists or describes (i) each Contract, and each outsourcing, agency or other arrangement (whether with third parties or with any Seller Party or any Affiliate of a Seller Party and whether formal or informal), pertaining to the provision of the services of employees (whether on a full time or part time basis) to any Transferred Entity, and (ii) each person who is employed by a Seller Party or an Affiliate of a Seller Party (other than a Transferred Entity) who primarily provides services to a Transferred Entity (each such person, unless otherwise noted in Section 4.12(b) of Seller’s Disclosure Schedules, a “Transferred Employee”).

Section 4.13                      Contracts.

(a)           Other than (A) Contracts entered into with customers or suppliers in the ordinary course of business, (B) Surviving PCB Affiliate Arrangements, (C) Contracts that will be terminated at or prior to the Closing, (D) Contracts relating to lending facilities from banks, in the aggregate amount of approximately $437,500,000, which Contracts will be repaid with the proceeds from the Credit Agreement upon drawdown thereunder, and (E) those Contracts set out in the list contained in Section 4.13(a) of the Seller’s Disclosure Schedules, which are in effect as of the date of this Agreement (the “Specified Contracts”), no Transferred Entity is bound or subject to:

(i)           any Contract, other than a Benefit and Compensation Arrangement, that is reasonably expected to provide for payments to, or provide for payments from, a Transferred Entity in excess of $10,000,000;

(ii)           any Contract prohibiting or materially restricting the ability of any Transferred Entity to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

(iii)           any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues, profits, or assets under management of any Affiliate of the Seller Parties that is reasonably expected to account for revenue to the PCB Business in excess of $10,000,000 on an annual (or annualized) basis or that would reasonably be expected to be material to the Transferred Entities, taken as a whole;

(iv)           any Contract relating to any Indebtedness of a Transferred Entity in an amount in excess of $10,000,000, other than: (A) any Indebtedness solely between Transferred Entities; or (B) any Indebtedness for which no Transferred Entity will be liable following the Closing;

(v)           any Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of any Transferred Entity in respect of the PCB Business that would reasonably be expected to be material to the Transferred Entities, taken as a whole, or (B) a Transferred Entity has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness or liabilities of any Person (other than any Transferred Entity) in each case in excess of $10,000,000;

(vi)           any Contract that provides for earn-outs or other similar contingent obligations that would reasonably be expected to result in annual payments of $10,000,000 or more;

(vii)           any Contract entered into since January 1, 2007 for the acquisition or disposition of a Person or a division of a Person, or the acquisition or sale of any assets comprising a business or going concern; and

(viii)           any PCB Affiliate Arrangement that will be in effect immediately after the Closing.

(b)           Seller has made available to Buyer Ultimate Parent prior to the date of this Agreement a complete and correct copy of each written Specified Contract and accurate and complete descriptions of all material terms of each oral Specified Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement. Each Specified Contract is in full force and effect, and (assuming it is valid and binding on the other parties thereto) is valid and binding on the Transferred Entity that is a party thereto, and, to the Knowledge of the Seller Parties, on each other party thereto. There exists no breach or default of any Specified Contract on the part of any Transferred Entity which (with or without notice or lapse of time or both) would, individually or in the aggregate, have a Material Adverse Effect. No Transferred Entity has received any written notice of an intention to terminate, not to renew or to challenge the validity or enforceability of any Specified Contract, the termination, failure to renew or challenge of which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.14                      Absence of Changes. During the period between the date of the last balance sheet included in the Latest Transferred Entities Financial Statements and the date of this Agreement, except as set forth on Section 4.14 of the Seller’s Disclosure Schedules and except for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement, (a) each Transferred Entity has conducted its business in the ordinary course consistent with past practices of such Transferred Entity, and (b) no Transferred Entity has and, in connection with the PCB Business, no Seller Party has taken any action that would be prohibited by the terms of Section 6.2(A) through (K), had such terms been applicable during such period. During the period between the date of the Latest Transferred Entities Balance Sheet and the date of this Agreement, there has not occurred a Material Adverse Effect.

Section 4.15                      Absence of Undisclosed Liabilities. Other than with respect to Taxes (which is covered by Section 4.7 of this Agreement) and except as set forth on Section 4.15 of the Seller’s Disclosure Schedules, neither the PCB Business, nor any Transferred Entity is subject to any liabilities (whether known, absolute, accrued, contingent or otherwise) except for (a) liabilities to the extent disclosed or reserved against in the Latest Transferred Entities Financial Statements, (b) liabilities which were incurred by any of the Transferred Entities as a result of this

Agreement or any Ancillary Agreement and (c) liabilities that are incurred since the date of the Latest Transferred Entities Balance Sheet and are consistent in nature, type and amount with any such liabilities regularly incurred in the ordinary course of business consistent with past practice of the Transferred Entities, to the Knowledge of the Seller Parties, the Transferred Entities do not have any liabilities outside the ordinary course of business which would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.16                      Real Property.

(a)           Section 4.16(a) of the Seller’s Disclosure Schedules sets forth a list of all owned real properties that are material to any Transferred Entity (“Owned Real Properties”). The applicable Transferred Entity has good and valid title to each Owned Real Property, free and clear of any mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, with such exceptions that (i) are Permitted Encumbrances, (ii) are not material and do not interfere with the use made of such real property by the applicable Transferred Entity, or (iii) would not result in a Material Adverse Effect. None of the Transferred Entities or Seller Parties has received any written notice regarding, and, to the Knowledge of the Seller Parties, there has not been threatened any pending condemnation, eminent domain, compulsory relocation or similar proceeding with respect to all or a portion of any Owned Real Property.

(b)           Section 4.16(b) of the Seller’s Disclosure Schedules sets forth a list of all leased, subleased or licensed real properties that are material to any Transferred Entity (“Material Leases”). Each parcel of real property in which any Transferred Entity has an interest (including lease, sublease, license, or occupation) is held under a valid, subsisting and enforceable lease, sublease, license, land use certificate, or other Contract, as applicable, by the applicable Transferred Entity or Seller Party with such exceptions that are (i) Permitted Encumbrances, (ii) not material and do not interfere with the use made of such real property by the applicable Transferred Entity, or (iii) would not result in a Material Adverse Effect. True and correct copies of Material Leases have been delivered or made available to Buyer Ultimate Parent, together with any amendments, modifications or supplements thereto. Except as provided in Section 4.16(b) of the Seller’s Disclosure Schedules, consummation of the transactions contemplated by this Agreement will not result in a breach of, or default under, any Material Lease, and will not result in the payment by any Transferred Entity to any lessor or other third party of any material change in control or other similar fees. None of the Seller Parties or any of its Affiliates has received any written communication from the landlord or lessor under any of the Material Leases claiming that it is in breach of its obligations under such leases, except for written communications claiming breaches that, individually or in the aggregate, would not have a Material Adverse Effect. None of the Transferred Entities or Seller Parties has received any written notice regarding, and, to the Knowledge of the Seller Parties, there has not been threatened any pending condemnation, eminent domain, compulsory relocation or similar proceeding with respect to all or a portion of any real property leased, subleased, licensed or otherwise occupied by any Transferred Entity.

(c)           The Owned Real Properties and the Material Leases constitute all material real properties owned, leased, subleased, licensed or otherwise used in the operation of the PCB Business. Such assets constitute all material real properties which are necessary for conducting the PCB Business as now conducted.

Section 4.17                      Entire and Sole Business; Sufficiency of Assets. Except as specifically disclosed in Section 4.17 of the Seller’s Disclosure Schedules, the PCB Business is conducted by or through the Transferred Entities in all material respects and neither Seller nor its Subsidiaries have any interest of any kind in any business similar to or competing with the PCB Business, other than their interest in the Transferred Entities. Except as specifically disclosed in Section 4.17 of the Seller’s Disclosure Schedules, the Transferred Entities do not own any material assets, properties and rights other than those used in connection with the conduct of the PCB Business. Immediately after the Closing, the Transferred Entities will own or have the right to use pursuant to written Contracts, or as otherwise provided pursuant to this Agreement or any Ancillary Agreement, all material assets, properties and rights necessary to conduct the PCB Business as conducted on the date of this Agreement and immediately prior to the Closing. All material tangible assets and properties owned by the Transferred Entities, or which the Transferred Entities have the right to use pursuant to written Contracts, are in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, and are usable in the ordinary course of business and are in conformity with all applicable Laws (including Environmental Laws) relating to their construction, use and operation, except in any such case which has not had or would not have a Material Adverse Effect.

Section 4.18                      Compliance With Laws. Except as set forth on Section 4.18 of the Seller’s Disclosure Schedules:

(a)           Except with respect to Taxes (which is specifically provided for in Section 4.7 and Section 6.5), since December 31, 2005, each Transferred Entity has complied in all material respects with, is in compliance in all material respects with and has operated and maintained its businesses in compliance with, in each case in all material respects, all material applicable Laws. No investigation by any Government Entity with respect to any Transferred Entity is pending or, to the Knowledge of the Seller Parties, threatened, and no Government Entity has notified any Seller Party or any Transferred Entity in writing or, to the Knowledge of the Seller Parties, orally of its intention to conduct the same.

(b)           Except as not prohibited under applicable Law, since December 31, 2005, no Transferred Entity has offered or given anything of value to any official of a Government Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Government Entity to affect or influence any act or decision of such Government Entity or to assist the obtaining or retaining of business for, or with, or the directing of business to, any Transferred Entity, or (ii) constituting a bribe, kickback or illegal or improper payment to assist any Transferred Entity in obtaining or retaining business for or with any Government Entity.

(c)           Each of Seller Parent, Seller and the Transferred Entities has filed all material registrations, reports, statements of additional information, financial statements, statements, notices and other material filings required to be filed by it with any Government Entity, including all material amendments or supplements to any of the above for the past three years, in each case to the extent related to the PCB Business, except to the extent the failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.19                      Insurance. The Transferred Entities maintain, or Seller Parent, Seller or one of their Affiliates maintains on behalf of the Transferred Entities, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Laws. The Transferred Entities have complied in all material respects with the terms and provisions of such policies and bonds. The Transferred Entities are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged in the jurisdictions in which they are so engaged.

Section 4.20                      Board and Shareholder Approval. The board of directors of Seller Parent, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has duly adopted resolutions in accordance with Seller Parent’s memorandum and articles of association, the applicable listing and corporate governance rules and regulations of the Hong Kong Exchange and all other applicable Laws (including, without limitation, the Hong Kong Merger Regulation and the Companies Law (2009 Revision) of the Cayman Islands) approving this Agreement and the transactions contemplated by this Agreement. A copy of such resolutions has been provided by Seller Parent to the Hong Kong Exchange. The Seller Parent Requisite Vote is the only approval of the shareholders of Seller Parent necessary to approve this Agreement and the transactions contemplated hereby. The board of directors of Seller, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has duly adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. Seller has received the approval by way of written resolution of Seller Parent, as the sole shareholder of Seller, approving this Agreement and the transactions contemplated hereby, which constitutes the requisite shareholder approval under applicable Law and is the only approval of the sole shareholder of Seller necessary to approve this Agreement and the transactions contemplated hereby.

Section 4.21                      Finders’ Fees. Except for fees that may be paid to Merrill Lynch (Asia Pacific) Limited or its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Transferred Entity who would be entitled to any fee or commission from any Transferred Entity in connection with this Agreement, any of the Ancillary Agreements, or the transactions contemplated hereunder and thereunder.

Section 4.22                      Affiliate Arrangements.

(a)           Except for Surviving PCB Affiliate Arrangements and as set forth in Section 4.22(a)(i) of the Seller’s Disclosure Schedules, other than ordinary course Contracts, liabilities or obligations that will not survive the Closing or Contracts that by their terms are terminable by either party thereby without penalty upon notice of 60 days or less, there is no material Contract between a Transferred Entity, on the one hand, and any Seller Party or any of its Affiliates (other than a Transferred Entity), including, without limitation, any Non-Transferred Entity, on the other hand that will remain in effect following the Closing (any such Contract, liability or obligation, a “PCB Affiliate Arrangement”). Section 4.22(a)(ii) of the Seller’s Disclosure Schedules sets forth a list and brief description of all Surviving PCB Affiliate Arrangements.

(b)           To the Knowledge of the Seller Parties, as of the date hereof, no director or officer of any Transferred Entity: (i) owns, directly or indirectly (other than through an investment in Seller Parent or any public company), any economic or ownership interest in any property or asset, real or personal, tangible or intangible, used in or held for use in connection with the PCB Business or (ii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any Transferred Entity, in each case of (i) and (ii), which could reasonably be expected to impair such Person’s independent judgment.

Section 4.23                      Customers and Suppliers. Section 4.23 of the Seller’s Disclosure Schedules sets forth a complete and accurate list of the names of (i) the twenty third-party customers of the Transferred Entities and the PCB Business from whom the Transferred Entities received the highest aggregate amounts for products and services provided during the twelve-month period ended September 30, 2009; and (ii) the twenty third-party suppliers to whom the Transferred Entities paid the highest aggregate amounts for supplies, merchandise and other goods during the twelve-month period ended September 30, 2009. Since September 30, 2009, to Seller Parties’ Knowledge, there has been no significant adverse change in the business relationship of the Transferred Entities any customer or supplier named in Section 4.23 of the Seller’s Disclosure Schedules. None of the Seller Parties has received any communication from any customer or supplier named in Section 4.23 of the Seller’s Disclosure Schedules of any intention to terminate or materially reduce purchases from, supplies to or its relationship with the Transferred Entities.

Section 4.24                      No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Agreement (as qualified and supplemented by the Seller’s Disclosure Schedules) and the Ancillary Agreements (including any certificates or other instruments delivered in connection with this Agreement and the Ancillary Agreements), none of the Seller Parties nor any other Person makes any other express or implied representation or warranty on behalf of any of the Seller Parties relating to the Transferred Entities or the PCB Business. EACH OF THE BUYER PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, THE SELLER PARTIES AND THEIR AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES, OR ANY USE BY THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (AS QUALIFIED OR SUPPLEMENTED BY THE SELLER’S DISCLOSURE SCHEDULES) OR ANY ANCILLARY AGREEMENT (INCLUDING ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS).

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER PARTIES

Except as set forth in the Buyer’s Disclosure Schedules or in the Buyer Ultimate Parent SEC Reports, each of the Buyer Parties, jointly and severally, represents and warrants to the Seller Parties, as follows:

Section 5.1                      Organization and Qualification. Each of Buyer Ultimate Parent and its Controlled Affiliates is as of the date of this Agreement, and each of them will be as of the Closing, a corporation duly organized, validly existing and, to the extent such concept is applicable under any applicable local Law in good standing under the Laws of its jurisdiction of organization. Buyer is a direct, wholly owned Subsidiary of Buyer Parent, and Buyer Parent is a direct, wholly owned Subsidiary of Buyer Ultimate Parent. Each of Buyer Ultimate Parent, and its Controlled Affiliates has all requisite corporate or other similar power and authority to own, lease and operate all of its properties and assets and to carry on its business in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Each of Buyer Ultimate Parent and its Controlled Affiliate is as of the date of this Agreement, and each of them will be as of the Closing, duly qualified to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires the Buyer Ultimate Parent or such Controlled Affiliate, as applicable, to be so qualified, except for any failure to be so qualified that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities and has no assets, liabilities or obligations of any nature other than in connection with the transactions contemplated by this Agreement. Buyer Ultimate Parent has made available to Seller Parent, prior to the date of this Agreement, complete and correct copies of the Organizational Documents of each of the Buyer Ultimate Parent and its Controlled Affiliates, in each case, as in effect on the date of this Agreement. Except as may be required by CFIUS or DSS or this Agreement, each Organizational Document of each of Buyer Ultimate Parent and its Controlled Affiliates is as of the date of this Agreement and will be as of the Closing in full force and effect and there has been, or will be, no material violation thereof.

Section 5.2                      Capitalization.

(a)           The authorized capital stock of Buyer Ultimate Parent, as of the date of this Agreement and the date of the Closing, is (a) 100,000,000 shares of Buyer Ultimate Parent Common Stock, of which as of October 30, 2009, 43,170,990 were issued and were outstanding, and none were held in treasury, and (b) 15,000,000 shares of Buyer Ultimate Parent preferred stock, of which as of October 30, 2009, none were issued and outstanding.

(b)           The authorized Capital Stock of Buyer Parent, as of the date of this Agreement and the date of the Closing, is 100 shares of Buyer Parent common stock, of which as of the date of this Agreement and the date of the Closing, 100 are issued and outstanding, all of which are held by Buyer Ultimate Parent. The authorized Capital Stock of Buyer, as of the date of this Agreement and the date of the Closing, is 10,000 shares of Buyer common stock, of which as of the date of this Agreement and the date of the Closing, 1 share is issued and outstanding and held by Buyer Parent. From October 30, 2009 through the date of this Agreement and the date of the Closing, Buyer Ultimate Parent has not issued any shares of Capital Stock except pursuant to any exercises or conversions of any Equity Rights in existence on October 30, 2009. As of the date of this Agreement and as of the date of the Closing, all of the issued and outstanding Capital Stock of the Buyer Parties has been duly authorized and are or will have been (as applicable) validly issued, fully paid and non-assessable and not issued in violation of any Equity Rights.

(c)           Section 5.2(c) of the Buyer’s Disclosure Schedules sets forth the number of Buyer Ultimate Parent Common Stock reserved for issuance under any Buyer Benefit and Compensation Arrangements, together with the total number of Equity Rights issued and outstanding under any Buyer Benefit and Compensation Arrangements, and a summary of the terms of vesting and average volume weighted exercise price, and how vesting of such Equity Rights may be accelerated or otherwise affected by the transactions contemplated by this Agreement or any of the Ancillary Agreements or by the termination of employment or engagement or change in position of any holder thereof. Except for the issuance of Equity Consideration pursuant hereto and except as set forth on Section 5.2(c) of the Buyer’s Disclosure Schedules, as of the date of this Agreement and as of the Closing, there are no Equity Rights (i) under which any of Buyer Ultimate Parent and its Controlled Affiliates is or may become obligated to issue, deliver, redeem, purchase or sell, or caused to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any Capital Stock, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any Capital Stock, or any other Equity Rights, of any of Buyer Ultimate Parent or any of its Controlled Affiliates, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) giving any Person a right to subscribe for or acquire any Capital Stock in any of Buyer Ultimate Parent or its Controlled Affiliates or (iii) obligating any of Buyer Ultimate Parent or its Controlled Affiliates to issue, grant, adopt or enter into any such Equity Right in respect of any of Buyer Ultimate Parent or its Controlled Affiliate.

(d)           As of the date of this Agreement and as of the Closing, except for this Agreement and the Ancillary Agreements, and except as set forth in Section 5.2(d) of the Buyer’s Disclosure Schedules, none of the Buyer Parties has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for Capital Stock of any of Buyer Ultimate Parent or its Controlled Affiliates or (y) Equity Rights that entitle or convey to any Person the right to vote with the holder of Capital Stock of any of Buyer Ultimate Parent or its Controlled Affiliates on any matter with respect to such Capital Stock. As of the date of this Agreement and as of the Closing, except for this Agreement and the Ancillary Agreements, the issued and outstanding Capital Stock of any of Buyer Ultimate Parent or its Controlled Affiliates are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Capital Stock. As of the date of this Agreement and as of the Closing, except for this Agreement and the Ancillary Agreements, and except as set forth in Section 5.2(d) of the Buyer’s Disclosure Schedules, there are no issued and outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Capital Stock of any of Buyer Ultimate Parent or its Controlled Affiliates.

Section 5.3                      Corporate Authorization.

(a)           Each of the Buyer Parties has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and, subject only to the prior approval by the holders of Buyer Ultimate Parent Common Stock of the Share Issuance under the applicable rules and regulations of NASDAQ and all applicable Laws, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by each of Buyer Parties of this Agreement and each of the Ancillary Agreements to which it is a party, and each of the transactions contemplated hereunder or thereunder, have been duly and validly authorized, and, except for the prior approval by the holders of Buyer Ultimate Parent Common Stock of the Share Issuance under the applicable rules and regulations of NASDAQ, no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by any of the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder.

(b)           The board of directors of Buyer Ultimate Parent, at a meeting duly called and held, has (i) determined that this Agreement, the Ancillary Agreements and the Purchase are advisable, fair to, and in the best interests of Buyer Ultimate Parent and its shareholders, (ii) duly and validly approved and taken all corporate action required to be taken by the board of directors to authorize the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) recommended that the holders of Buyer Ultimate Parent Common Stock approve the Share Issuance, and none of the aforesaid actions by such board of directors has been amended, rescinded or modified. The affirmative vote of a majority of the total votes cast on the proposal to approve the Share Issuance at the Buyer Ultimate Parent Special Meeting (the “Buyer Ultimate Parent Requisite Vote”) is the only approval of the shareholders of Buyer Ultimate Parent necessary to approve the Share Issuance contemplated by this Agreement.

Section 5.4                      Consents and Approvals. Other than in connection with (a) the HSR Act, the Anti-monopoly Law of the PRC and the regulations promulgated thereunder, the Hong Kong Merger Regulation (to the extent required) or any other Antitrust Laws, (b) CFIUS pursuant to Section 721 of the DPA, (c) DSS pursuant to the NISPOM, (d) (i) the filing with the SEC of the Proxy Statement in definitive form under the Exchange Act, (ii) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the Share Issuance, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (iii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (e) the submission and approval of the announcements as may be required to be issued under the Hong Kong Listing Rules and the Hong Kong Merger Regulation and the Circular to the Hong Kong Exchange and the Hong Kong Executive for approval by the Hong Kong Exchange and the Hong Kong Executive respectfully (the matters covered under (a) through (e) above, collectively, the “Buyer’s Required Approvals”), no Buyer Party is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by any of the Buyer Parties of this Agreement or each of the Ancillary Agreements to which it is a party or any of the transactions contemplated hereunder or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.5                      Non-Contravention. The execution, delivery and performance by each of the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer Parties of the transactions contemplated hereunder and thereunder, do not and will not, with or without the giving of notice, the lapse of time or both, (i) conflict with or violate any provision of the Organizational Documents of any of Buyer Ultimate Parent or any of its Controlled Affiliates, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings (A) referred to in Section 5.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, vesting, cancellation, modification or acceleration of any right or obligation of any of Buyer Ultimate Parent or any of its Controlled Affiliates under, or result in a loss of any benefit to which any of Buyer Ultimate Parent or any of its Controlled Affiliates is entitled under, any Contract, Buyer Benefit and Compensation Arrangement or other agreement or instrument binding upon any of Buyer Ultimate Parent or any of its Controlled Affiliates or to which any of their property is subject, or result in any penalty or other payment by any of them, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 5.4 or (B) required to be received or made by any of the Transferred Entities or the Seller Parties, violate or result in a breach of or constitute a default under any Law to which any of Buyer Ultimate Parent or any of its Controlled Affiliates is subject or under any Permit of any of Buyer Ultimate Parent or any of its Controlled Affiliates, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, vesting, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.6                      Binding Effect. Each of the Buyer Parties has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement, when duly and validly executed and delivered by the Seller Parties, and each of the Ancillary Agreements to which any of the Buyer Parties is a party, when duly and validly executed and delivered by the applicable counterparties thereto, will constitute a valid and legally binding obligation of the applicable Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.7                      Equity Consideration. The Equity Consideration has been duly and validly authorized, and, when issued to Seller pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Encumbrance (other than restrictions on transfer which arise under applicable securities Laws and other than those arising under the Shareholders Agreement) and shall not have been issued in violation of any Equity Rights. Except for the

Ancillary Agreements, there are no, and as of the Closing will not be any, Equity Rights applicable to the Equity Consideration.

Section 5.8                      SEC Matters.

(a)           Buyer Ultimate Parent has filed or furnished, as applicable, on a timely basis with the SEC, all Buyer Ultimate Parent SEC Reports. Each of the Buyer Ultimate Parent SEC Reports, at the time of its filing or being furnished or submitted complied in all material respects with Buyer Ultimate Parent’s Organizational Documents, the applicable listing and governance rules and regulations of NASDAQ and all other applicable Laws (including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Buyer Ultimate Parent SEC Reports). As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Buyer Ultimate Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           Buyer Ultimate Parent is in compliance in all material respects with its Organizational Documents, the applicable listing and corporate governance rules and regulations of NASDAQ, and all other applicable Laws (including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder).

(c)           Buyer Ultimate Parent has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Buyer Ultimate Parent, including information relating to its consolidated Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities. The Buyer Ultimate Parent maintains in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)           Each of the consolidated financial statements of Buyer Ultimate Parent and its Subsidiaries contained in the Buyer Ultimate Parent SEC Reports (the “Buyer Ultimate Parent Financial Statements”), together with related schedules and notes, have been derived from the accounting books and records of Buyer Ultimate Parent and its Subsidiaries and present fairly in all material respects the financial position of Buyer Ultimate Parent and its consolidated Subsidiaries at the dates indicated and the statement of operations and stockholders’ equity and cash flows of Buyer Ultimate Parent and its consolidated Subsidiaries for the periods specified, and said financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as disclosed therein.

(e)           The books and records of Buyer Ultimate Parent and its Subsidiaries have been maintained in all material respects in accordance with reasonable business practices.

Section 5.9                      Absence of Undisclosed Liabilities. Other than with respect to Taxes (which is covered by Section 5.23 of this Agreement), and except for (a) liabilities to the extent disclosed or reserved against on the last balance sheet included in the Buyer Ultimate Parent Financial Statements (the “Buyer Ultimate Parent Balance Sheet”), (b) liabilities which were incurred by any of the Buyer Parties as a result of this Agreement or any Ancillary Agreement and (c) liabilities that are incurred since the last balance sheet date included in the Buyer Ultimate Parent Balance Sheet and are consistent in nature, type and amount with any such liabilities regularly incurred in the ordinary course of business consistent with past practice of the Buyer Ultimate Parent, to the Knowledge of the Buyer Parties, Buyer Ultimate Parent and its Controlled Affiliates do not have any liabilities outside the ordinary course of business which would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.10                      Absence of Certain Changes. During the period between the date of the Buyer Ultimate Parent Balance Sheet and the date of this Agreement, except as set forth on Section 5.10 of the Buyer’s Disclosure Schedules and except for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement, each of Buyer Ultimate Parent and its Controlled Affiliates (a) has conducted its business in the ordinary course consistent with past practice and (b) has not taken any action that would be prohibited by the terms of Section 6.3 (A) through (K), had such terms been applicable during such period. During the period between the date of the Buyer Ultimate Parent Balance Sheet and the date of this Agreement, there has not occurred a Buyer Material Adverse Effect.

Section 5.11                      Financial Capability. Buyer Ultimate Parent has, or will have at the Closing, funds sufficient to pay the Cash Purchase Price and to pay all fees and expenses required to be paid by the Buyer Parties pursuant to this Agreement.

Section 5.12                      Investment Purpose. Buyer is acquiring all of the Transferred Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Transferred Equity Interests are not registered under the Securities Act or any other applicable Law, and that the Transferred Equity Interests may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable. Buyer Ultimate Parent is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. None of the Buyer Parties nor any of its Affiliates has been induced to purchase the Transferred Equity Interests directly or indirectly through any form of any general solicitation or published advertisement.

Section 5.13                      Legends. Buyer understands that, the certificates for Transferred Equity Interests may bear one or all of the following legends:

(a)            “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT

TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.”; and

(b)           Any legends required by any federal, state, local or foreign jurisdiction.

Section 5.14                      Information in Form S-4 and Proxy Statement. (i) The Form S-4 will not, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto shall not, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Buyer Ultimate Parent Common Stock and at the time of the Buyer Ultimate Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the representations and warranties in this Section 5.14 do not apply with respect to statements made or incorporated by reference based on information supplied by or on behalf of any of the Seller Parties or any of their respective Affiliates.

Section 5.15                      Information in Circular. None of the information supplied or to be supplied by or on behalf of the Buyer Parties or their respective Affiliates for inclusion or incorporation by reference in the Circular, any announcements or other documents to be posted to Seller Parent Shareholders will, in respect of the Circular, at the time of the date of the Circular and, in respect of any announcements or other documents, at the time of posting to Seller Parent Shareholders or public release, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.16                      Filings. None of the information supplied or to be supplied by or on behalf of the Buyer Parties or any of their respective Affiliates in writing for inclusion in any application, filing or other document to be filed with any Government Entity in connection with the transactions contemplated by this Agreement (including, without limitation, any communications made pursuant to Rules 165 or 425 under the Securities Act) will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.17                      Finders’ Fees. Except for fees that may be paid to UBS Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Buyer Parties who would be entitled to any fee or commission from any of the Buyer Parties in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereunder and thereunder.

Section 5.18                      Litigation and Claims.

(a)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 5.23) or as is otherwise disclosed in Section 5.18(a) of the

Buyer’s Disclosure Schedules, there is no civil, criminal, administrative or regulatory action or Litigation by any Person pending, or to the Knowledge of the Buyer Parties, threatened against or relating to any of Buyer Ultimate Parent or any of its Controlled Affiliates, or any of their properties, assets or rights that seeks to enjoin or prohibit consummation, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or the Ancillary Agreements or that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)           Other than with respect to Taxes (the sole representations with respect to which are set forth in Section 5.23) or as set forth on Section 5.18(b) of the Buyer’s Disclosure Schedules or in the Buyer Ultimate Parent SEC Reports, none of Buyer Ultimate Parent nor any of its Controlled Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Government Entity or any arbitrator that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.19                      Permits. Except as set forth on Section 5.19 of the Buyer’s Disclosure Schedules: (i) Buyer Ultimate Parent and its Controlled Affiliates hold all Permits required in order to permit them to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Laws, in each case, other than any failure to hold any Permit that would not, individually or in the aggregate, have a Buyer Material Adverse Effect; (ii) all such Permits are valid and in full force and effect, except for those the failure of which to be valid or to be in full force and effect would not, individually or in the aggregate, have a Buyer Material Adverse Effect; and (iii) no violations with respect to such Permits have occurred that would, individually or in the aggregate, have a Buyer Material Adverse Effect, and no Litigation is pending or, to the Knowledge of the Buyer Parties, threatened to suspend, cancel, modify, revoke or limit any such Permits, which Litigation would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.20                      Environmental Matters. Except as set forth on Section 5.20 of the Buyer’s Disclosure Schedules: (i) Buyer Ultimate Parent and its Controlled Affiliates are in compliance in all material respects with all Environmental Laws applicable to the conduct and operation of their businesses or pertaining to any of their properties or assets (including any real property now or previously owned by a Buyer Ultimate Parent or any of its Controlled Affiliates during the past five years from the date of this Agreement); (ii) Buyer Ultimate Parent and its Controlled Affiliates have not received any written notice, demand, letter, claim or request for information alleging that they are materially in violation of or liable under any material Environmental Law applicable to the conduct and operation of their businesses, or pertaining to any of their properties or assets and which remains outstanding; (iii) none of Buyer Ultimate Parent nor any of its Controlled Affiliates is subject to any order, decree or injunction with any Government Entity concerning liability under any Environmental Law that would, individually or in the aggregate, have a Buyer Material Adverse Effect; and (iv) the Buyer Parties have provided or made available to the Seller Parties all material environmental reports, assessments, investigations or other analyses in the possession or control of any of the Buyer Parties and prepared at any time since January 1, 2006 relating to property now or previously owned or now leased in connection with the businesses of Buyer Ultimate Parent and its Controlled Affiliates.

Section 5.21                      Intellectual Property.

(a)           Buyer Ultimate Parent and its Controlled Affiliates either exclusively own free and clear of all Encumbrances, other than Buyer Permitted Encumbrances, or have the sufficient and legally enforceable right pursuant to written Contracts to use, all material Intellectual Property that is used in the conduct of the business of Buyer Ultimate Parent and is Controlled Affiliates.

(b)           Section 5.21(b) of the Buyer’s Disclosure Schedules includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) Trademarks and Trademark applications; (iii) Internet domain names and (iv) Copyright registrations and applications that are owned by one or more of Buyer Ultimate Parent and its Controlled Affiliates. Each application and registration set forth in Section 5.21(b) of the Buyer’s Disclosure Schedules is valid, subsisting and in full force and effect.

(c)           Section 5.21(c) of the Buyer’s Disclosure Schedules includes a complete and accurate list of all material licenses and other rights granted by any Person to the Buyer Ultimate Parent or any of its Controlled Affiliates with respect to Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Buyer Ultimate Parent or any of its Controlled Affiliates in the ordinary course of business and easily obtained without material expense) (collectively, “Buyer Intellectual Property Licenses”). The Buyer Intellectual Property Licenses are granted to the Buyer Ultimate Parent or any of its Controlled Affiliates pursuant to a valid written Contract that has not expired or in respect of which neither Buyer Ultimate Parent nor any of its Affiliates has received or issued a written notice to terminate such license as of the date of this Agreement.

(d)           The conduct of the businesses of Buyer Ultimate Parent and its Controlled Affiliates does not materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction that would, individually or in the aggregate, have a Buyer Material Adverse Effect. None of the Buyer Ultimate Parent and its Controlled Affiliates has received any written (or to the Knowledge of the Buyer Parties, oral) notice or claim asserting any of the foregoing. To the Knowledge of the Buyer Parties, none of the Intellectual Property owned or used by any of Buyer Ultimate Parent or any of its Controlled Affiliates is being infringed, misappropriated or otherwise violated by any other Person. None of Buyer Ultimate Parent and its Controlled Affiliates has entered into any Contract granting any other Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property owned by any of Buyer Ultimate Parent and its Controlled Affiliates.

(e)           The Buyer Ultimate Parent and its Controlled Affiliates have taken commercially reasonable steps to protect their rights in the material Trade Secrets (excluding any information that the Buyer Ultimate Parent or any of its Controlled Affiliates, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret) owned by any of them, including executing written non-disclosure agreements with employees, independent contractors and other third parties with access thereto. To the Knowledge of the Buyer Parties, (i) such trade secrets have not been used or disclosed by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that obligate such Person to keep such Trade Secrets confidential and (ii) no third party to any non-disclosure agreement with the Buyer Ultimate Parent or any of its Controlled Affiliates is in breach, violation or default thereof.

(f)           Except as set forth in Section 5.21(f) of the Buyer’s Disclosure Schedules, neither the Buyer Ultimate Parent nor any of its Controlled Affiliates has conveyed, pledged or otherwise transferred ownership of, or granted or agreed to grant any exclusive license of or right to use, or granted joint ownership of, any Intellectual Property owned by any of the Transferred Entities to any other Person. None of the Intellectual Property owned by the Buyer Ultimate Parent or any of its Controlled Affiliates is subject to any proceeding or any outstanding decree, order or judgment that restricts in any material respect the Buyer Ultimate Parent’s or the relevant Controlled Affiliate’s use, transfer or licensing of such Intellectual Property.

(g)           The Buyer Ultimate Parent and its Controlled Affiliates use commercially reasonable efforts to protect, in all material respects, (i) personally identifiable information provided by their employees and customers from unauthorized disclosure or use and (ii) the security of their information technology systems, and neither the Buyer Ultimate Parent nor any of its Controlled Affiliates has received any written claim pending against them alleging any material breach, violation, misuse or unauthorized disclosure of any of the foregoing. The Buyer Ultimate Parent and its Controlled Affiliates have not experienced any data loss, breach of security, or other unauthorized access, in any such case, material to the business of the Buyer Ultimate Parent and its Controlled Affiliates, taken as a whole, to its information technology systems or databases by any Person.

(h)           From and after the Closing, the Buyer Ultimate Parent and its Controlled Affiliates will own or have the right to use pursuant to written Contracts, or as otherwise provided pursuant to this Agreement or any Ancillary Agreement, all Intellectual Property necessary to conduct their respective businesses as conducted on the date of this Agreement and immediately prior to the Closing.

Section 5.22                      Compliance With Laws. Except as set forth on Section 5.22 of the Buyer’s Disclosure Schedules:

(a)           Except with respect to Taxes (which is specifically provided for in Section 5.23), since December 31, 2005, each of Buyer Ultimate Parent and its Controlled Affiliates has complied in all material respects with, is in compliance in all material respects with and has operated and maintained its business in compliance with, in each case in all material respects, all material applicable Laws. No investigation by any Government Entity with respect to any of Buyer Ultimate Parent or any of its Controlled Affiliates is pending or, to the Knowledge of the Buyer Parties, threatened, and no Government Entity has notified any of Buyer Ultimate Parent or any of its Controlled Affiliates in writing or, to the Knowledge of the Buyer Parties, orally of its intention to conduct the same.

(b)           Except as not prohibited under applicable Law, since December 31, 2005, none of Buyer Ultimate Parent nor any of its Controlled Affiliates has offered or given anything of value to any official of a Government Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Government Entity to affect or influence any act or decision of such Government Entity or to assist the obtaining or retaining of business for, or with, or the directing of business to, any of Buyer Ultimate Parent or any of its Controlled Affiliates, or (ii) constituting a bribe, kickback or illegal or improper payment to assist any of Buyer Ultimate Parent or any of its Controlled Affiliates in obtaining or retaining business for or with any Government Entity.

(c)           Each of Buyer Ultimate Parent or any of its Controlled Affiliates has filed all material registrations, reports, statements of additional information, financial statements, statements, notices and other material filings required to be filed by it with any Government Entity, including all material amendments or supplements to any of the above for the past three years, in each case to the extent related to its businesses, except to the extent the failure to file would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.23                      Taxes. As of the date of this Agreement and as of the Closing Date, with respect to the Buyer Ultimate Parent and its Controlled Affiliates:

(a)           All material Tax Returns with respect to the Buyer Ultimate Parent and its Controlled Affiliates required to be filed have been duly and timely filed with the appropriate Government Entities, all such Tax Returns are true, correct and complete in all material respects, and Buyer Ultimate Parent and its Controlled Affiliates have timely paid all Taxes shown as due on such Tax Returns.

(b)           There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes with respect to any of the Buyer Ultimate Parent or its Controlled Affiliates, no material issues that have been raised by a Government Entity in connection with any examination of the Tax Returns referred to in Section 5.23(a) are currently pending.

(c)           To the Buyer Parties’ Knowledge, none of Buyer Ultimate Parent or its Controlled Affiliates (x) is the subject of any material agreement, ruling or arrangement in respect of Taxes with any Government Entity, and no such agreement, ruling or arrangement is pending or (y) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which, to Buyer Parties’ Knowledge, would be subject to forfeiture, recapture, or other recovery by the Government Entity granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in the relevant jurisdiction.

(d)           None of Buyer Ultimate Parent or its Controlled Affiliates has any material liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           There are no Encumbrances, except for Buyer Permitted Encumbrances, for Taxes upon any of the assets of Buyer Ultimate Parent or its Controlled Affiliates.

(f)           No (A) waiver of any statute of limitations in respect of material Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to material Taxes, in each case, relating to the Buyer Ultimate Parent or any of its Controlled Affiliates or the assets thereof. None of Buyer Ultimate Parent or its Controlled Affiliates is a party to, bound by, or has any obligation or liability under, any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement.

(g)           None of Buyer Ultimate Parent or its Controlled Affiliates will be required to include any item of income in or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) request for a ruling, advance pricing agreement, or “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or foreign Tax law); (ii) material installment sale or open transaction disposition made on or before the Closing Date; (iii) adjustment pursuant to Section 481(a) (change in accounting method) of the Code or any similar provision of U.S. state or local or foreign Tax law; (iv) material deferred intercompany item or (v) excess loss account as described in U.S. Treasury Regulations under Section 1504 or any similar provision of U.S. state or local or foreign Tax law.

(h)           Each of Buyer Ultimate Parent and its Controlled Affiliates is, and has at all times during its existence been, classified for U.S. income Tax purposes as the type of entity set forth in Section 5.23(h) of the Buyer’s Disclosure Schedules hereto.

(i)           None of Buyer Ultimate Parent or its Subsidiaries is or has been a member of any consolidated, combined, connected, unitary affiliated or similar group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns (or any Tax Returns of a similar nature or statutes under the provisions of U.S. federal, state or local or foreign Law) other than a group which includes only Buyer Ultimate Parent and its Subsidiaries.

(j)           None of Buyer Ultimate Parent and its Controlled Affiliates has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(k)           There has been made available to Seller Parties correct and complete copies of the relevant portion of all material Tax Returns of Buyer Ultimate Parent and its Controlled

Affiliates for the taxable periods ending within the last three calendar years before the Closing Date, which have been filed.

(l)           Section 5.23(l) of the Buyer’s Disclosure Schedules lists all national, federal, foreign, state, provincial and local jurisdictions in which any of the Buyer Ultimate Parent or its Controlled Affiliates file Tax Returns. No claim or inquiry has been made by any Government Entity in a jurisdiction in which the Buyer Ultimate Parent or a Controlled Affiliate of Buyer Ultimate Parent, as appropriate, does not file Tax Returns that it is or may be subject to taxation or any requirement to file Tax Returns in such jurisdiction.

(m)           None of Buyer Ultimate Parent or any of its Controlled Affiliates has (i) participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(c)(3)(i)(A) or (ii) promoted, marketed, offered to sell, sold or advised in respect of any such “listed transaction.”

(n)           None of Buyer Ultimate Parent or its Controlled Affiliates is an expatriated entity (as defined in Section 7874(a)(2)(A) of the Code) or a surrogate foreign corporation (within the meaning of Section 7874(a)(2)(B) of the Code).

Section 5.24                      Employee Benefits.

(a)           All employment (or form of employment), benefit and compensation agreements, plans, contracts, programs, policies or arrangements covering one or more Buyer Employees or former Buyer Employees, including any trust instruments and insurance contracts forming a part thereof, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based or other incentive, bonus, consulting, post-retirement insurance, workers’ compensation, disability, medical insurance, work-related injury or sickness insurance, maternity insurance, retirement, pension, housing or housing funds, union or workers’ activity funding, fringe, perquisite or other benefit, vacation, severance and change in control agreements, plans, contracts, programs, policies or arrangements, including without limitation any “employee benefit plans” within the meaning of Section 3(3) of ERISA and all amendments thereto (the “Buyer Benefit and Compensation Arrangements”), are listed on Section 5.24(a) of the Buyer’s Disclosure Schedules, are and have been operated in compliance in all material respects with all applicable Laws of the relevant jurisdiction (including any local regulatory or Tax approval requirements) and, to the extent relevant, the governing provisions of the relevant Benefit and Compensation Arrangement. No material Litigation is pending or, to the Knowledge of the Buyer Parties, threatened with respect to any Buyer Benefit and Compensation Arrangement.

(b)           None of the Buyer Parties nor any Buyer ERISA Affiliate has, within the six year period prior to the date of this Agreement, ever maintained, established, sponsored, participated in, or contributed to, any U.S. Buyer Benefit and Compensation Arrangement that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Section 412 of the Code. The term “Buyer ERISA Affiliate” means any Person that, together with Buyer Ultimate Parent or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code. No direct, contingent or secondary liability has been incurred or is expected to be incurred by any Buyer Party under Title IV of ERISA to any party with respect to any U.S. Buyer Benefit and Compensation Arrangement or “multiemployer plan” within the meaning of Section 3(37) of ERISA, or with respect to any other U.S. Buyer Benefit and Compensation Arrangement presently or heretofore maintained or contributed to by any Buyer ERISA Affiliate.

(c)           All material contributions, reserves or premium payments required to be made with respect to any Buyer Employee under the terms of any Buyer Benefit and Compensation Arrangement have been made or have been properly accrued or otherwise adequately reserved for in the Buyer Ultimate Parent Financial Statements or will otherwise be timely made prior to the Closing Date.

(d)           There has been no amendment to, or announcement by any Buyer Party or any of its Affiliates in respect of the Buyer Employees relating to, or change in employee participation or coverage under, any Buyer Benefit and Compensation Arrangement which would increase materially the expense of maintaining such Buyer Benefit and Compensation Arrangement above the level of the expense incurred therefor for the year ended December 31, 2008.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Buyer Employees to severance pay, bonus or benefits or any increase in severance pay, bonus, benefits or would result in an increase in the applicable notice period upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment, exercisability or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Buyer Benefit and Compensation Arrangements to any Buyer Employees, (iii) limit or restrict the right of any Buyer Party or any of its Affiliates in respect of the Buyer Employees to merge, amend or terminate any of the Buyer Benefit and Compensation Arrangements, (iv) cause any Buyer Party or any of its Affiliates in respect of the Buyer Employees to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (v) result in payments under any of the Buyer Benefit and Compensation Arrangements which would not be deductible under Section 280G of the Code.

(f)           None of the Buyer Ultimate Parent nor any of its Controlled Affiliates has granted or agreed to grant or accelerate or cause an acceleration of, the time of vesting, exercisability or payment of awards (including without limitation, any equity based compensation such as restricted stock units or options) held by any of the Buyer Employees under any Buyer Benefit and Compensation Plan. None of the boards of directors of Buyer Ultimate Parent nor any of its Controlled Affiliates has approved such acceleration in connection with the execution and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.25                      Labor.

(a)           None of the Buyer Ultimate Parent nor any of its Controlled Affiliates is a party to or bound by any labor agreement, union contract or collective bargaining agreement, and there are no labor unions or other organizations representing any Buyer Employee, works councils or employee representative bodies within the Buyer Parties, other than omnibus agreements covering substantially all Buyer Employees in a jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees. Each of the Buyer Ultimate Parent and each of its Controlled Affiliates that employs any Buyer Employee is or has been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, employee independent contractor classifications, wages and hours of work (e.g. overtime compensation and minimum wages), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, union or workers’ activity funding, housing and housing funds, medical insurance, work-related injury and sickness insurance, maternity insurance and retirement pensions, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax, except in any such case which does not have a Material Adverse Effect. Since January 1, 2008, there has not been, and there is not now pending or, to the Knowledge of the Buyer Parties, threatened (a) any material strike, lockout, slowdown, picketing or work stoppage with respect to the Buyer Employees or (b) any unfair labor practice charge against Buyer Ultimate Parent or any of its Controlled Affiliates, in the case of (b), that in any such case does not have a Buyer Material Adverse Effect.

(b)           Section 5.25(b) of Buyer’s Disclosure Schedules lists or describes (i) each Contract, and each outsourcing, agency or other arrangement (whether with third parties or with Buyer Ultimate Parent or any of its Controlled Affiliates and whether formal or informal), pertaining to the provision of the services of employees (whether on a full time or part time basis) to any of Buyer Ultimate Parent or any of its Controlled Affiliates, and (ii) each person who is employed by Buyer Ultimate Parent or any of its Controlled Affiliates (other than a Transferred Entity) who primarily provides services to by Buyer Ultimate Parent or any of its Controlled Affiliates.

Section 5.26                      Contracts.

(a)           Other than those Contracts entered into with customers or suppliers in the ordinary course of business and those Contracts set out in the list contained in Section 5.26(a) of the Buyer’s Disclosure Schedules, which are in effect as of the date of this Agreement, none of Buyer Ultimate Parent or any of its Controlled Affiliates is bound by or subject to:

(i)           any Contract, other than a Buyer Benefit and Compensation Arrangement, that is reasonably expected to provide for payments to, or provide for payments from, Buyer Ultimate Parent or any of its Controlled Affiliates, in excess of $10,000,000;

(ii)           any Contract prohibiting or materially restricting the ability of any of by Buyer Ultimate Parent or any of its Controlled Affiliates to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

(iii)           any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues, profits, or assets under management of Buyer Ultimate Parent or any of its Controlled Affiliates that is reasonably expected to account for revenue to Buyer Ultimate Parent or any of its Controlled Affiliates in excess of $10,000,000 on an annual (or annualized) basis or that would reasonably be expected to be material to Buyer Ultimate Parent and its Controlled Affiliates, taken as a whole;

(iv)           any Contract relating to any Indebtedness of Buyer Ultimate Parent or any of its Controlled Affiliates in an amount in excess of $10,000,000, other than: (A) any Indebtedness solely between Buyer Ultimate Parent or any of its Controlled Affiliates; or (B) any Indebtedness for which none of Buyer Ultimate Parent nor any of its Controlled Affiliates will be liable following the Closing;

(v)           any Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of any of Buyer Ultimate Parent or any of its Controlled Affiliates that would reasonably be expected to be material to Buyer Ultimate Parent and its Controlled Affiliates, taken as a whole, or (B) Buyer Ultimate Parent or any of its Controlled Affiliates has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness or liabilities of any Person (other than any of Buyer Ultimate Parent or any of its Controlled Affiliates) in each case in excess of $10,000,000;

(vi)           any Contract that provides for earn-outs or other similar contingent obligations that would reasonably be expected to result in annual payments of $10,000,000 or more; and

(vii)           any Contract entered into since January 1, 2007 for the acquisition or disposition of a Person or a division of a Person, or the acquisition or sale of any assets comprising a business or going concern.

(b)           Buyer Ultimate Parent has made available to Seller Parent prior to the date of this Agreement a complete and correct copy of each written Contract described in Section 5.26(a) above (the “Buyer Specified Contracts”) and accurate and complete descriptions of all material terms of each oral Buyer Specified Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement. Each Buyer Specified Contract is in full force and effect, and is valid and binding on Buyer Ultimate Parent or any of its Controlled Affiliates that is a party thereto, and, to the Knowledge of the Buyer Parties, on each other party thereto. There exists no breach or default of any Buyer Specified Contract on the part of any of Buyer Ultimate Parent or any of its Controlled Affiliates which (with or without notice or lapse of time or both) would, individually or in the aggregate, have a Buyer Material Adverse Effect. No Buyer Party has received any written notice of an intention to terminate, not to renew or to challenge the validity or enforceability of any Buyer Specified Contract, the termination, failure to renew or challenge of which would, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.27                      Real Property.

(a)           Section 5.27(a) of the Buyer’s Disclosure Schedules sets forth a list of all owned real properties that are material to any Buyer Party (“Buyer Owned Real Properties”). The applicable Buyer Party has good and marketable title to each Buyer Owned Real Property, free and clear of any mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, with such exceptions that (i) are not material and do not interfere with the use made of such real property by the applicable Buyer Party, or (ii) would not result in a Buyer Material Adverse Effect. None of the Buyer Parties has received any written notice regarding, and, to the Knowledge of the Buyer Parties, there has not been threatened any pending condemnation, eminent domain, compulsory relocation or similar proceeding with respect to all or a portion of any Buyer Owned Real Property.

(b)           Section 5.27(b) of the Buyer’s Disclosure Schedules sets forth a list of all leased, subleased or licensed real properties that are material to any of Buyer Ultimate Parent or any of its Controlled Affiliates (“Buyer Material Leases”). Each parcel of real property in which any of Buyer Ultimate Parent or any of its Controlled Affiliates has an interest (including lease, sublease, license, or occupation) is held under a valid, subsisting and enforceable lease, sublease, license, land use certificate, or other Contract, as applicable, by the Buyer Ultimate Parent or its applicable Controlled Affiliate with such exceptions that are (i) not material and do not interfere with the use made of such real property by Buyer Ultimate Parent or its applicable Controlled Affiliate, or (ii) would not have resulted in a Buyer Material Adverse Effect. True and correct copies of Buyer Material Leases have been delivered or made available to Seller Parent, together with any amendments, modifications or supplements thereto. Except as provided in Section 5.27(b) of the Buyer’s Disclosure Schedules, consummation of the transactions contemplated by this Agreement will not result in a breach of, or default under, any Buyer Material Lease, and will not result in the payment by any Buyer Party to any lessor or other third party of any change in control or other similar fees. None of the Buyer Parties or any of their Affiliates has received any written communication from the landlord or lessor under any of the Buyer Material Leases claiming that it is in breach of its obligations under such leases, except for written communications claiming breaches that would not have a Buyer Material Adverse Effect. None of the Buyer Parties has received any written notice regarding, and, to the Knowledge of the Buyer Parties, there has not been threatened any pending condemnation, eminent domain, compulsory relocation or similar proceeding with respect to all or a portion of any real property leased, subleased, licensed or otherwise occupied by Buyer Ultimate Parent or any of its Controlled Affiliates.

(c)           The Buyer Owned Real Properties and the Buyer Material Leases constitute all material real properties owned, leased, subleased, licensed or otherwise used in the operation of the business of Buyer Ultimate Parent and its Controlled Affiliates.

Section 5.28                      Sufficiency of Assets. Except as specifically disclosed in Section 5.28 of the Buyer’s Disclosure Schedules, Buyer Ultimate Parent and its Controlled Affiliates own or have the right to use all material assets, properties and rights necessary to the conduct of their businesses as currently conducted. Immediately after the Closing, Buyer Ultimate Parent and its Controlled Affiliates will own or have the right to use pursuant to written Contracts, or as otherwise provided pursuant to this Agreement or any Ancillary Agreement, all material assets, properties and rights necessary to conduct their businesses as conducted on the date of this Agreement and immediately prior to the Closing. All material tangible assets and properties owned by Buyer Ultimate Parent and its Controlled Affiliates, or which Buyer Ultimate Parent and its Controlled Affiliates have the right to use pursuant to written Contracts, are in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, and are usable in the ordinary course of business and are in conformity with all applicable Laws (including Environmental Laws) relating to their construction, use and operation, except in such cases which has not had or would not have a Buyer Material Adverse Effect.

Section 5.29                      Insurance. Buyer Ultimate Parent and its Controlled Affiliates maintain such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Laws. Buyer Ultimate Parent and its Controlled Affiliates have complied in all material respects with the terms and provisions of such policies and bonds. Buyer Ultimate Parent and its Controlled Affiliates are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged in the jurisdictions in which they are so engaged.

Section 5.30                      Affiliate Arrangements. To the Knowledge of the Buyer Parties, as of the date hereof, no director or officer of any of Buyer Ultimate Parent or any of its Controlled Affiliates: (i) owns, directly or indirectly (other than through an investment in Buyer Ultimate Parent or any public company), any economic or ownership interest in any property or asset, real or personal, tangible or intangible, used in or held for use in connection with the business of Buyer Ultimate Parent or any of its Controlled Affiliates or (ii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any of Buyer Ultimate Parent or any of its Controlled Affiliates, in each case of (i) and (ii), which could reasonably be expected to impair such Person’s independent judgment.

Section 5.31                      Customers and Suppliers. Section 5.31 of the Buyer’s Disclosure Schedules sets forth a complete and accurate list of the names of (i) the twenty third-party customers of Buyer Ultimate Parent and its Controlled Affiliates from whom they received the highest aggregate amounts for products and services provided during the twelve-month period ended September 30, 2009; and (ii) the twenty third-party suppliers to whom they paid the highest aggregate amounts for supplies, merchandise and other goods during the twelve-month period ended September 30, 2009. Since September 30, 2009, there has been no significant adverse change in the business relationship of Buyer Ultimate Parent or any of its Controlled Affiliates with any customer or supplier named in Section 5.31 of the Buyer’s Disclosure Schedules. None of Buyer Ultimate Parent nor any of its Controlled Affiliates has received any communication from any customer or supplier named in Section 5.31 of the Buyer’s Disclosure Schedules of any intention to terminate or materially reduce purchases from, supplies to or its relationship with Buyer Ultimate Parent or such Controlled Affiliate.

Section 5.32                      No Other Representations or Warranties. Except for representations and warranties expressly contained in this Agreement (as qualified or supplemented by the Buyer’s Disclosure Schedules) and the Ancillary Agreements (including any certificates or other instruments delivered in connection with this Agreement and the Ancillary Agreements), none of the Buyer Parties or any other Person makes any other express or implied representation or warranty on behalf of any of the Buyer Parties relating to any of Buyer Ultimate Parent or any of its Controlled Affiliates. EACH OF THE SELLER PARTIES ACKNOWLEDGES AND AGREES THAT, EXCEPT IN THE CASE OF FRAUD, THE BUYER PARTIES AND THEIR AFFILIATES WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE SELLER PARTIES OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON RESULTING FROM THE MAKING AVAILABLE OR FAILING TO MAKE AVAILABLE TO THE SELLER PARTIES OR ANY OF THEIR AFFILIATES, OR ANY USE BY THE SELLER PARTIES OR ANY OF THEIR AFFILIATES OF, ANY INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE SELLER PARTIES OR ANY OF THEIR AFFILIATES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH INFORMATION IS EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (AS QUALIFIED OR SUPPLEMENTED BY THE BUYER’S DISCLOSURE SCHEDULES) OR ANY ANCILLARY AGREEMENT (INCLUDING ANY CERTIFICATES OR OTHER INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS).

ARTICLE VI
COVENANTS

Section 6.1                      Access and Information.

(a)           From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, subject to the terms of this Section 6.1 and the confidentiality obligations set forth in the Confidentiality Agreement and this Agreement and any applicable Law (including any Antitrust Law) (as determined by Seller Parent in its reasonable discretion in the case of clause (i) below or by Buyer Ultimate Parent in its reasonable discretion in the case of clause (ii) below), (i) Seller Parent shall and shall cause its Affiliates and Representatives to (A) afford Buyer Ultimate Parent and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Employees, the Books and Records, the Contracts, the assets and properties of the Transferred Entities and the employees and Representatives of Seller Parent and Seller who have knowledge relating directly to the PCB Business, in each case, in order that Buyer Ultimate Parent and its Representatives shall have the reasonable opportunity to make such investigation as Buyer Ultimate Parent and its Representatives shall reasonably require in connection with any matters relating to the Transferred Entities and the transactions contemplated by this Agreement, (B) furnish, or cause to be furnished, to Buyer Ultimate Parent and its Representatives any financial and operating data and other information that is reasonably available to Seller Parent, Seller and their Representatives with respect to the Transferred Entities or the PCB Business as Buyer Ultimate Parent and its Representatives from time to time may reasonably request, (C) instruct the Employees and the employees and Representatives of Seller Parent, Seller and their Affiliates who have knowledge relating directly to the PCB Business to cooperate reasonably with Buyer Ultimate Parent and its Representatives in their investigation of the PCB Business and any matters relating thereto and to the transactions contemplated by this Agreement and (D) cooperate reasonably with Buyer Ultimate Parent in connection with any approvals, applications, waivers, consents or any other request for information or requirements of any Government Entity to be made, filed or obtained by the Buyer Parties, and (ii) Buyer Ultimate Parent shall and shall cause its Affiliates and Representatives to (A) afford Seller Parent and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Buyer Employees, the Buyer Books and Records, the Contracts, the assets and properties of the Buyer Ultimate Parent and its Controlled Affiliates and the employees and Representatives of the Buyer Ultimate Parent and its Controlled Affiliates who have knowledge relating directly to its business, in each case, in connection with such investigation as Seller Parent and its Representatives shall reasonably require in connection with any matters relating to the transactions contemplated by this Agreement, (B) furnish, or cause to be furnished, to Seller Parent and its Representatives any financial and operating data and other information that is reasonably available to Buyer Ultimate Parent and its Controlled Affiliates and their Representatives with respect to Buyer Ultimate Parent and its Controlled Affiliates as Seller Parent and its Representatives from time to time may reasonably request, (C) instruct the employees and Representatives of Buyer Ultimate Parent and its Controlled Affiliates who have knowledge relating to Buyer Ultimate Parent and its Controlled Affiliates to cooperate reasonably with Seller Parent and its Representatives in their investigation of Buyer Ultimate Parent and its Controlled Affiliates and any matters relating thereto and to the transactions contemplated by this Agreement and (D) cooperate reasonably with Seller Parent in connection with any approvals, applications, waivers, consents or any other request for information or requirements of any Government Entity to be made, filed or obtained by the Seller Parties; provided, however, that any such access to information shall be conducted at the expense of the requesting Party (such cost not to include manager time incurred by the Providing Party of its Affiliates), at a reasonable time, under the supervision of the Providing Party or its Representatives and not to interfere with the normal operations of the business of the Providing Party or its Affiliates; provided, further, that in no event shall any party have access to any information if allowing that access (x) based on advice of counsel to the party that is providing access, information or cooperation pursuant to this Section 6.1(a) (the “Providing Party”), would reasonably be expected to result in the loss of attorney-client privilege, (y) would in the reasonable judgment of the Providing Party (A) result in the disclosure of any material trade secrets, unless the applicable information is reasonably necessary for integration purposes and then only if it does not involve the furnishing of information about sensitive fiduciary matters, (B) violate any obligation of the Providing Party with respect to confidentiality so long as, with respect to confidentiality, the Providing Party has made commercially reasonable efforts to safeguard the confidentiality of any such information and minimize any reasonable concerns in connection therewith including using commercially reasonable efforts to seek to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality or (C) cause competitive harm to the Providing Party or its

Affiliates if the transactions contemplated by this Agreement are not consummated, or (z) based on the advice of counsel to the party that is providing access, is prohibited by applicable Law; provided, further, that with respect to clauses (x) and (y) of this Section 6.1(a), in the event that any such clauses prevents the providing of information pursuant to this Section 6.1(a), the Providing Party shall use commercially reasonable efforts to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the receiving party. All requests for information made pursuant to this Section 6.1(a) shall be directed in writing to an executive officer of Seller Parent or Buyer Ultimate Parent, as the case may be, or such Person or Persons as may be designated by Seller Parent or Buyer Ultimate Parent, as the case may be.

(b)           Following the Closing Date, to the extent permitted by applicable Law, Buyer Ultimate Parent agrees to provide (or cause its Subsidiaries and Representatives to provide) Seller Parent and its Representatives with reasonable access, during regular business hours and upon reasonable advance notice, to the Books and Records and any other documents that any Buyer Party acquires pursuant to this Agreement and to the Buyer Parties’ employees and Representatives, in each case, to the extent that any such Books and Records are related to any Transferred Entity or the PCB Business during the period prior to the Closing Date and otherwise necessary or expedient for Seller Parent or its Representatives to comply with the terms of this Agreement, any applicable Law or any request of a Government Entity; provided, however, that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of the Buyer Parties or any of their Affiliates; provided, further, that in no event shall Seller Parent or its Representatives have access to any information if allowing that access (x) based on advice of counsel of Buyer Ultimate Parent, information or cooperation pursuant to this Section 6.1(b), would reasonably be expected to result in the loss of attorney-client privilege, (y) would in the reasonable judgment of Buyer Ultimate Parent violate any obligation of any of the Buyer Parties with respect to confidentiality so long as such Buyer Party has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality (and Buyer Ultimate Parent shall not after the date hereof enter into any such obligation or permit any of its Controlled Affiliates (including any Transferred Entities) to do so), or (z) based on the advice of counsel, is prohibited by applicable Law. Seller Parent shall bear any out-of-pocket costs incurred in connection with the provision of such access by Buyer Ultimate Parent following the Closing Date. In addition to the other obligations set forth herein, Buyer Ultimate Parent shall, and shall cause its Controlled Affiliates (including the Transferred Entities) and its Representatives to, retain and preserve all of the Books and Records and all other documents that any Buyer Party acquires pursuant to this Agreement in accordance with its customary retention policy and in any event for five years following Closing.

(c)           Buyer Ultimate Parent undertakes, for a period of five years from the Closing Date, to:

(i)           keep in a safe place and with the same security measures that apply to Buyer Ultimate Parent’s own secure documentation (which Buyer Ultimate Parent confirms are appropriate for a comparable business as carried on by Buyer Ultimate Parent) the Books and

Records within its possession to ensure that they are maintained for a period of five years after the Closing Date;

(ii)           upon written request from Seller Parent, Buyer Ultimate Parent will use commercially reasonable efforts, subject to the capabilities of the Transferred Entities acquired on the Closing Date, to provide the document or copy of the document within a reasonable period of time following receipt of such written request; and

(iii)           give to Seller Parent a copy of any document included in the Books and Records within five Business Days from the receipt of a written request from Seller Parent.

Seller Parent agrees, solely with respect to Buyer Ultimate Parent’s obligations under this Section 6.1(c) and without affecting any other obligation of Buyer Ultimate Parent in this Agreement, that it shall only request copies of Books and Records in connection with a (i) bona fide obligation to respond to a request from a competent, Government Entity to disclose Books and Records or (ii) necessary or expedient to comply with applicable Law, or information included in such Books and Records, and undertakes, provided it is in Seller Parent’s reasonable opinion practicable and permitted by Law, to provide evidence of such request in a form reasonably satisfactory to Buyer Ultimate Parent at the time the request for the Books and Records is made (and, if it is not practicable or permitted, shall instead provide a certificate signed on behalf of Seller Parent confirming that such request is in response to a bona fide regulatory, governmental, legal or judicial requirement). Without prejudice to Buyer Ultimate Parent’s obligation to maintain appropriate security measures pursuant to clause (i), nothing herein shall require Buyer Ultimate Parent to create, alter or modify any of its information technology systems in order to comply with this Section 6.1(c); it being understood that the foregoing shall not affect Buyer Ultimate Parent’s obligation to maintain Books and Records for five years.

Section 6.2                      Conduct of Business of the Transferred Entities. Except as set forth in Section 6.2 of the Seller’s Disclosure Schedules, during the period from the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, as required by any applicable Law, or as Buyer Ultimate Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parties shall cause each Transferred Entity to (a) conduct its business in the ordinary course of business in all material respects consistent with past practice and (b) use commercially reasonable efforts to preserve intact its business and operations and retain present officers. Except as set forth in Section 6.2 of the Seller’s Disclosure Schedules, during the period from the date of this Agreement to and through the Closing Date, except as otherwise expressly contemplated by this Agreement and the Ancillary Agreements, as required by any applicable Law, or as Buyer Ultimate Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parties shall not, and shall cause the Transferred Entities not to, without limiting the generality of the foregoing, do any of the following with respect to any of the Transferred Entities, provided, however, that none of the following shall prohibit the Transferred Entities from maintaining or entering into Surviving PCB Affiliate Arrangements in the ordinary course of business consistent with past practices:

(A) (i) acquire any business that would be included in the Transferred Entities by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a transaction or series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing or (ii) with respect to any Transferred Entity, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(B) take any action or enter into any agreement or transaction, or cause any Person to, directly or indirectly, take any action or enter into any agreement or transaction, that would prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(C) sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, charge, convey, assign, mortgage or otherwise dispose of any material properties or assets, tangible or intangible, of any Transferred Entity, other than inventory in the ordinary course of business and obsolete or non-used assets or rights or as otherwise permitted by this Section 6.2 or with a fair market value not in excess of $10,000,000 in the aggregate;

(D) other than transactions between or among Transferred Entities or between or among any Seller Party and any Transferred Entity or any of their respective Subsidiaries, issue, sell, deliver, pledge, charge, transfer, dispose of or encumber (i) any Capital Stock of any Transferred Entity, or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the Capital Stock of any Transferred Entity (it being understood that Buyer Ultimate Parent may withhold its consent for any reason with respect to any such issuance, sale, delivery, pledge, transfer or disposition to a third party or with respect to any such Encumbrance);

(E) amend, cancel, waive, modify or otherwise dispose of or permit to lapse any rights in any material Intellectual Property used in connection with the PCB Business, other than such Intellectual Property that is no longer used in connection with the PCB Business;

(F) except as required by the terms of any Benefit and Compensation Arrangement in effect as of the date of this Agreement and listed on Section 4.8(a) of the Seller’s Disclosure Schedules, (i) hire any person to become an Employee or individual independent contractor of the Transferred Entities with annual compensation in excess of $250,000, (ii) terminate, adopt or amend any Benefit and Compensation Arrangement, (other than any amendment, termination or adoption that does not materially impact any of the Employees), (iii) terminate any Employee with annual compensation in excess of $250,000 (except for cause) or (iv) grant or agree to grant or accelerate the time of vesting or payment of awards held by any of the Employees under any Benefit and Compensation Arrangement, and, with respect to clauses (i) through (ii) of the foregoing, except in the ordinary course of business consistent with past practices;

(G) pay, discharge, settle or satisfy any claims, actions, arbitrations, disputes or other proceedings (absolute, accrued, asserted or unasserted, contingent or otherwise) that would result in any Transferred Entity being enjoined except as would not, individually or in the aggregate, have a Material Adverse Effect;

(H) except as contemplated by this Agreement or the Ancillary Agreements, amend in any material respect any provision of Organizational Document of any Transferred Entity or of any term of any outstanding security issued by any Transferred Entity;

(I) with respect to Indebtedness that will remain outstanding following the Closing, incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrences, assumptions or guarantee of Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not exceeding $10,000,000;

(J) make any distribution (whether in cash, stock, Equity Rights or property) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any Capital Stock of any of the Transferred Entities or make any other changes in the capital structure of any of the Transferred Entities; or

(K) authorize or enter into any Contract or commitment with respect to any of the foregoing.

Section 6.3                      Conduct of Business of Buyer Ultimate Parent. Except as set forth in Section 6.3 of the Buyer’s Disclosure Schedules, during the period from the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement, as required by any applicable Law or as Seller Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer Ultimate Parent shall (a) conduct its businesses in the ordinary course of business in all material respects consistent with past practice and (b) use commercially reasonable efforts to preserve intact its business and operations and retain present officers. Except as set forth in Section 6.3 of the Buyer’s Disclosure Schedules, during the period from the date of this Agreement to and through the Closing Date, except as otherwise contemplated by this Agreement, as required by any applicable Law or as Seller Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer Ultimate Parent shall not, and shall cause its Controlled Affiliates not to do, without limiting the generality of the foregoing, any of the following:

(A) (i) acquire any business by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a transaction or series of related transactions, or enter into any Contract, letter of intent or similar arrangement

(whether or not enforceable) with respect to the foregoing or (ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(B) take any action or enter into any agreement or transaction, or cause any Person to, directly or indirectly, take any action or enter into any agreement or transaction, that would prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(C) sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, charge, convey, assign, mortgage or otherwise dispose of any material properties or assets, tangible or intangible, of the Buyer Ultimate Parent or any of its Subsidiaries, other than obsolete or non-used assets or rights or as otherwise permitted by this Section 6.2 or with a fair market value not in excess of $10,000,000 in the aggregate, provided, however, that the Buyer Ultimate Parent and its Subsidiaries shall be permitted to sell its Redmond, Washington; Dallas, Oregon; Hayward, California; and Los Angeles, California production facilities;

(D) other than (i) transactions between or among the Buyer Ultimate Parent or any of its Subsidiaries (ii) issuance of Equity Rights relating to 1,000,000 shares of Buyer Ultimate Parent Common Stock to Buyer Employees under a Buyer Benefit and Compensation Arrangement in the ordinary course of business consistent with past practice (iii) issuance of Buyer Ultimate Parent Common Stock in the ordinary course of business consistent with past practice, upon the exercise of Equity Rights issued to Buyer Employees under a Buyer Benefit and Compensation Arrangement on their normal vesting date and in accordance with the terms of ordinary issuance (and not as a result of any acceleration or vesting thereof), (iv) issuance of Capital Stock of Buyer Ultimate Parent upon the conversion of Buyer Ultimate Parent’s convertible indebtedness outstanding as of the date hereof and pursuant to and in accordance with their existing terms as set forth in the Buyer Ultimate Parent SEC Reports as of the date hereof, and (v) issuance of Capital Stock with the prior approval of Seller Parent (such approval not to be unreasonably withheld or delayed; provided, however, that in no circumstances shall Seller Parent be obligated to approve any issuance of Capital Stock at below market value), issue, sell, deliver, pledge, charge, transfer, dispose of or encumber (x) any Capital Stock of Buyer Ultimate Parent or any of its Controlled Affiliates, or (y) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the Capital Stock of the Buyer Ultimate Parent or any of its Controlled Affiliates (it being understood that Seller Parent may withhold its consent for any reason with respect to any such issuance, sale, delivery, pledge, transfer or disposition to a third party or with respect to any such Encumbrance);

(E) amend, cancel, waive, modify or otherwise dispose of or permit to lapse any rights in any material Intellectual Property held by the Buyer Ultimate Parent or any of its Controlled Affiliates;

(F) except as required by the terms of any Buyer Benefit and Compensation Arrangement in effect as of the date of this Agreement and listed on Section 5.24(a) of the Buyer’s Disclosure Schedules, (i) hire any person to become an Buyer Employee or individual independent contractor of the Buyer Ultimate Parent or any of its Subsidiaries with annual compensation in excess of $250,000, (ii) terminate, adopt or amend any Buyer Benefit and Compensation Arrangement, (iii) terminate any Buyer Employee with annual compensation in excess of $250,000 (except for cause) or (iv) grant or agree to grant or accelerate, or cause an acceleration of, through the time of vesting or payment of awards held by any of the Buyer Employees under any Buyer Benefit and Compensation Arrangement, and, with respect to clauses (i) through (ii) of the foregoing, except in the ordinary course of business consistent with past practices;

(G) pay, discharge, settle or satisfy any claims, actions, arbitrations, disputes or other proceedings (absolute, accrued, asserted or unasserted, contingent or otherwise) resulting in any of Buyer Ultimate Parent of any of its Controlled Affiliates being enjoined, except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(H) except as contemplated by this Agreement or the Ancillary Agreements, or as required by a Special Security Agreement or any other FOCI mitigation agreement or measure, amend in any material respect any provision of Organizational Document of any of Buyer Ultimate Parent or its Controlled Affiliates or of any term of any outstanding security issued by any of Buyer Ultimate Parent or its Controlled Affiliates;

(I) with respect to Indebtedness, incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrences, assumptions or guarantee of Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices involving an aggregate amount not exceeding $10,000,000;

(J) make any distribution (whether in cash, stock, Equity Rights or property) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any Capital Stock of Buyer Ultimate Parent or make any other changes in the capital structure of Buyer Ultimate Parent; or

(K) authorize or enter into any Contract or commitment with respect to any of the foregoing.

Section 6.4                      Reasonable Best Efforts.

(a)           (i) Except where a different threshold of efforts is expressly provided in this Agreement (in which case, such different threshold of efforts shall apply), each of the Seller Parties and the Buyer Parties shall cooperate and shall, and the Seller Parties shall cause each of the Transferred Entities to, and Buyer Ultimate Parent shall cause each of its Controlled

Affiliates to, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including, (x) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations necessary or advisable to be obtained from any third party and/or any Government Entity in order to consummate the transactions contemplated by this Agreement, and (y) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable Law or other requirements of any Government Entity that would prevent the consummation of the transactions contemplated by this Agreement by the Termination Date; provided, however, that the Seller Parties and the Buyer Parties shall not, and the Seller Parties shall cause each of the Transferred Entities not to, and Buyer Ultimate Parent shall cause each of its Controlled Affiliates not to, make any filing for any such notice, report or filing in respect of consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations with respect to any antitrust or merger or NISPOM or CFIUS filings, or initiate any communications with any Government Entity with respect to any antitrust or merger or NISPOM or CFIUS filings, without first consulting with the other Parties in order to give the Parties a reasonable opportunity to comment on the content of antitrust or merger or NISPOM or CFIUS filings relevant to the transaction contemplated under this Agreements in order to present the best case for unconditional clearance of the transaction before a merger filing is submitted to a Government Entity. Without limiting the generality of the foregoing, each of the Seller Parties and the Buyer Parties shall, and the Seller Parties shall cause each of the Transferred Entities to, and Buyer Ultimate Parent shall cause each of its Controlled Affiliates to, make as promptly as reasonably practicable all filings and submissions required under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, and file promptly any additional information requested under any applicable Law in connection with this Agreement and the transactions contemplated by this Agreement, after receipt of the request therefor.

(ii)           Notwithstanding the obligations in this Section 6.4 to the contrary, in connection with obtaining the approval of any Government Entity to the Closing, none of the Buyer Parties or any of their Affiliates and none of the Seller Parties or any of their Affiliates shall be required to (A) sell, divest, hold separate, or otherwise dispose of any of its or their respective businesses, properties or assets, (B) conduct its or their businesses in a specified manner or (C) agree to take any of the actions set forth in clause (A) or (B) above that would, in the case of the Buyer Parties, result in any Buyer Regulatory Impediments or, in the case of the Seller Parties, result in any Seller Regulatory Impediments.

(iii)           If the Parties become aware of the existence of an approval of a Government Entity or any Law that is reasonably expected to prevent the Closing they shall consult and reasonably cooperate with one another in connection with determining a mutually acceptable manner of dealing with any related Property and assets, and, subject to the standards set forth in (ii) above, take all reasonable action in connection therewith, including by agreeing on appropriate risk sharing.

(b)           In furtherance of, but without limitation of, Section 6.4(a), as promptly as practicable after the date hereof: (i) each of Buyer Ultimate Parent and Seller Parent shall, to the extent required, prepare and file Notification and Report Forms under the HSR Act with the Unites States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as promptly as practicable after the date hereof each form and report required by the antitrust and competition authorities in the jurisdictions listed in Section 6.4(b)(i) of the Seller’s Disclosure Schedules) and provide all supplemental information in connection therewith pursuant to the HSR Act; (ii) Buyer Ultimate Parent and Seller Parent shall submit a joint filing to CFIUS, and promptly respond to any requests for supplemental information that CFIUS may make, pursuant to Section 721 of the DPA and the applicable regulations thereto with regard to the Purchase and the other transactions contemplated by this Agreement; and (iii) Buyer Ultimate Parent and Seller Parent shall enter into negotiations with DSS and other Government Entities that may have equities in the transaction regarding mitigation of FOCI through a Special Security Agreement or similar FOCI-mitigation measure or other appropriate measure to address any U.S. national security concerns.

(c)           The Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any registration statement, proxy or information statement or any other statement or circular (including, without limitation, the Form S-4, the Proxy Statement, the Circular and any announcement or documents to be posted to Seller Parent Shareholders), filing, notice or application made to any third party and/or any Government Entity in connection with the transactions contemplated by this Agreement (including, without limitation, all filing, notice or application that may be required by the Hong Kong Exchange, the Hong Kong SFC, the Hong Kong Listing Rules and the Hong Kong Merger Regulation and all other applicable Laws).

(d)           Except as prohibited by applicable Law or any Government Entity, the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the others with copies of notices or other communications received by such Party, or any of its Affiliates, from any third party and/or any Government Entity with respect to the transactions contemplated by this Agreement, except, in the case of the Seller Parties, the Seller Parties may redact any portion of such notices or other communications related to any business of the Seller Parties and their Affiliates other than those conducted by the Transferred Entities. None of the Seller Parties, on the one hand, or the Buyer Parties, on the other hand, shall permit any of their respective officers or any other Representatives or agents to participate in any meeting with any Government Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it gives prior notice and consults with the other Parties in advance and, to the extent permitted by such Government Entity and not unduly prejudicial to the party requested by such Government Entity to meet, gives the other Parties the opportunity to attend and participate thereat. The Parties shall reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any Laws in connection with the transactions contemplated by this Agreement (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their Representatives prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, except in each case that the Seller Parties shall not be so required to the extent that any of the foregoing related to any business of the Seller Parties and their Affiliates other than those conducted by the Transferred Entities. The Seller Parties, on the one hand, and the Buyer Parties, on the other hand, will also consult with the others of them on a reasonably frequent basis with respect to material matters arising in connection with the foregoing filings and their interactions and discussions with the relevant Government Entities.

Section 6.5                      Tax Matters.

(a)           Tax Returns.

(i)           Seller Parent shall prepare or cause to be prepared all Tax Returns that are required to be filed after the Closing Date by or with respect to all Transferred Entities for taxable years or periods ending on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with Seller Parent’s past practice in respect of the Transferred Entities. Seller Parent shall remit any Tax Returns described in the preceding sentence together with all documentation upon which such Tax Returns are based to Buyer Ultimate Parent not later than 45 Business Days before the applicable due date (including extensions) of such Tax Returns for its review and comment, which Buyer Ultimate Parent shall complete not later than 30 Business Days before the applicable due date of such Tax Returns, provided however, in each case that it is not impractical to do so. If, upon expiration of Buyer Ultimate Parent’s period of review set forth in the preceding sentence, the parties disagree as to any item reflected on such Tax Return, Seller Parent’s original proposal shall become final, provided that if Buyer Ultimate Parent reasonably believes that, (x) in the case of an item in a Tax Return being made for U.S. Tax purposes such item is not supported by “substantial authority” (as defined in Treasury Regulation Section 1.6662-4(d)(2)); or (y) in all other cases such item is not supported by sufficient authority for a filing to be made in the appropriate jurisdiction without risk of penalty under the relevant Tax Law, the item shall be submitted for resolution pursuant to the procedures set forth in Section 6.5(a)(ii). Buyer Ultimate Parent shall file or cause the Transferred Entities to or cause to be filed when due all such Tax Returns and pay or cause to be paid the Taxes shown to be due thereon to the appropriate Tax authorities. With respect to Tax Returns described in this Section 6.5(a)(i), and subject to the limitations set forth in this Section 6.5(a) Buyer Ultimate Parent shall cooperate with Seller Parent in filing such Tax Returns, including causing the Transferred Entities to sign and file such Tax Returns, provided that such cooperation shall not include the taking, or causing to be taken, any action inconsistent with, or in violation of, Law.

(ii)           Buyer Ultimate Parent shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to all Transferred Entities for taxable years or periods beginning and ending after the Closing Date and shall cause the Transferred Entities to remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns in respect of taxable years or periods beginning before the Closing Date and ending after the Closing Date, Buyer Ultimate Parent shall prepare and file or cause to be prepared and filed such Tax Returns in a manner consistent with Seller Parent’s past practice in respect of the Transferred Entities, to the extent such past practice is not clearly inconsistent with Law, and Buyer Ultimate Parent shall remit any Tax Returns described in the preceding sentence to Seller Parent not later than 45 Business Days before the applicable due date (including extensions) of such Tax Returns for its review and approval (not to be unreasonably withheld or delayed) not later than 30 Business Days before the applicable due date of such Tax Returns. If, upon expiration of Seller Parent’s period of review set forth in the preceding sentence, the parties disagree as to any item for which Seller Parent’s approval is required, the parties shall promptly submit the item to a mutually acceptable internationally recognized accounting or law firm for final resolution, such resolution to be completed (where possible) five days prior to the applicable due date (including extensions) for filing such Tax Return. The determination of such accounting or law firm shall be binding upon the parties.

(b)           Transfer Taxes.

(i)           All U.S. federal, state, provincial, local or foreign or other excise, sales, use, transfer (including real property transfer or gains Taxes, but excluding nonresident capital gains and similar Taxes), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Buyer Ultimate Parent, to the extent they relate to the Transferred Equity Interests, on the one hand, by the Seller Parties, to the extent they relate to the issuance of the Equity Consideration, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under Applicable Local Law for filing such Tax Returns, and such Party shall use its reasonable best efforts to provide such Tax Returns to the other Party at least 10 Business Days prior to the date such Tax Returns are due to be filed. The Parties shall cooperate in the timely completion and filing of all such Tax Returns. Any Transfer Taxes resulting from any subsequent increase in the Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be borne in accordance with the provisions of this Section 6.5(b).

(c)           Tax Sharing Agreements. Prior to the Closing, Seller Parent and its Affiliates shall terminate all Contracts (if any) with respect to any of the Transferred Entities relating to sharing, allocation or indemnification of Taxes (other than this Agreement or any other such Contract to which only Transferred Entities are parties), and after the Closing Date, no Transferred Entity shall have any rights or obligations under any such agreement or arrangement or other similar Contract.

(d)           Purchase Price Allocation.

(i)           The Parties agree to allocate the Purchase Price among the Transferred Entities, and with respect to each Transferred Entity among its assets, for all Tax purposes in accordance with this Section 6.5(d). None of the Seller Parties or the Buyer Parties (nor any of their respective Affiliates (including in the case of the Buyer Parties following the Closing, the Transferred Entities)) shall file any Tax Return or take a position with a Government Entity that is inconsistent with the allocation as determined below (the “Allocation”), including any amendments, except as provided in a “determination” (within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax provision).

(ii)           Buyer Ultimate Parent shall present a draft of the allocation (the “Proposed Allocation”) to Seller Parent for review within 90 days after the date hereof. Except as provided in subparagraphs (A) and (B) below, at the close of business on the date of Closing, the Proposed Allocation shall become binding upon the Parties and shall be the Allocation.

(A) Seller Parent shall consent to the Proposed Allocation, or raise any objection to the Proposed Allocation, in writing within 30 days of the delivery of the Proposed Allocation. If Seller Parent presents an objection to any part of the Proposed Allocation within such time period, Buyer Ultimate Parent and Seller Parent shall negotiate in good faith to resolve any such objection within 30 days after delivery of any such objection by Seller Parent. If, after consideration of such objections of Seller Parent, Buyer Ultimate Parent and Seller Parent reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon the Parties and their Affiliates (including, in the case of the Buyer Parties following the Closing, the Transferred Entities) and shall be the Allocation.

(B) If Buyer Ultimate Parent and Seller Parent cannot resolve any objection raised by Seller Parent with respect to the Proposed Allocation within the 30-day time limit set forth in paragraph (A), the parties shall promptly submit the item to a mutually acceptable internationally recognized appraisal accounting or law firm for final resolution, such resolution to be reflected in the Allocation.

(C) Subject to the foregoing paragraphs (A) and (B), the Cash Purchase Price and the Equity Consideration shall be allocated to each of the Transferred Entities in a manner consistent with (A) foregoing paragraphs or (B) hereof, a Schedule which shall be prepared by Buyer Ultimate Parent and furnished to Seller Parent for Seller Parent’s consent within 15 days following final resolution of the allocation hereunder, such consent by Seller Parent not to be unreasonably withheld.

(e)           Buyer Ultimate Parent’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing Date, Buyer Ultimate Parent or any of its Affiliates receives any refund or utilizes the benefit of any overpayment or prepayment of Taxes which, in each case, relate to a Tax paid by Seller Parent or any of its Affiliates, Buyer Ultimate Parent shall promptly transfer, or cause to be transferred, to Seller Parent the entire amount of such refund or benefit net of any Tax cost or detriment suffered by Buyer Ultimate Parent or any of its Affiliates (by way of increased Taxes, decreased deductions, or otherwise) in respect of such receipt; provided, however, that Buyer Ultimate Parent’s obligation under this Section 6.5(e) shall be limited to the amount of the (x) Tax paid by Seller Parent or any of its Affiliates or (y) Indirect Tax so taken into account, in each case net of any such Tax cost or detriment.

(f)           Assistance and Cooperation.

(i)           After the Closing Date, Seller Parent, on the one hand, and Buyer Ultimate Parent, on the other hand, shall reasonably cooperate with the other Party in preparing for any audits of, or disputes with Government Entities regarding any Tax Returns and payments in respect thereof arising from or relating to the transaction contemplated under this Agreement. Seller Parent, on the one hand, and Buyer Ultimate Parent, on the other hand, shall (A) provide timely notice to the other Party in writing of any pending or proposed audits or assessments with respect to Taxes arising from or relating to the transactions contemplated under this Agreement and (B) furnish the other party with copies of all relevant correspondence received from any Government Entities in connection with any audit or information request with respect to any Taxes referred to in (A). Additionally, after the Closing Date, Buyer Ultimate Parent shall reasonably cooperate with Seller Parent’s reasonable request for information with respect to Seller Parent’s right to receive the Tax benefits that are set forth in Section 6.5(e).

(ii)           Seller Parent and Seller shall, and shall procure that each of their Affiliates shall, provide Buyer Ultimate Parent or its Representatives with access to and (at the reasonable cost of Buyer Ultimate Parent, such cost not to include manager time incurred by Seller Parent or any of its Affiliates) copies of such Books and Records under the control of Seller Parent, Seller or their Affiliates as Buyer Ultimate Parent reasonably requires in connection with the Tax affairs (including, without limitation, the preparation of Tax Returns) of Buyer or any of its Affiliates.

(g)           Maintenance of Buyer’s Books and Records. Any other provision of this Agreement notwithstanding, (i) until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer Ultimate Parent shall, and shall cause the Transferred Entities to, retain all of the Books and Records and any other documents relating to Taxes with respect to the Transferred Entities for periods on or before the Closing Date, which Books and Records and other documents were in existence on the Closing Date, (ii) after the Closing Date, Buyer Ultimate Parent shall provide Seller Parent with access to such Books and Records and such other documents for inspection by Seller Parent or any of its Representatives upon reasonable request and upon reasonable notice, and (iii) prior to the expiration of the period specified in clause (i) above, Seller Parent may request that Buyer Ultimate Parent transfer such Books and Records, or copies thereof, to Seller Parent promptly after the later to occur of (x) the expiration of the period specified in clause (i) above and (y) the date upon which the internal recordkeeping requirements of the Buyer Ultimate Parent or the relevant Transferred Entity would otherwise provide for the destruction of such Books and Records, any costs of transferring or copying such Books and Records and such other documents to be paid by Seller Parent; provided, however, that, in each case, Seller Parent shall not be entitled to access any Tax Returns of Buyer Ultimate Parent, and Seller Parent shall not be allowed to access any information that Buyer Ultimate Parent, in its sole discretion, deems to be confidential.

(h)           Section 338 Election. The parties acknowledge and agree that Buyer Ultimate Parent may, at its discretion, make the election provided under Code Section 338(g) with respect to any of the Transferred Entities.

Section 6.6                      Ancillary Agreements. Each of the Parties agrees to execute and deliver, or cause their appropriate Affiliates that are parties thereto to execute and deliver, prior to the Closing, each Ancillary Agreement to which it or he is a party, in each case in all material respects in the form attached hereto, with such changes as to which the parties thereto shall mutually agree.

Section 6.7                      Insurance. Following the Closing Date, the Transferred Entities shall no longer be insured under any insurance policy of Seller Parent or any of its Affiliates.

Section 6.8                      Seller Parent Shareholder Approval.

(a)           Seller Parent shall prepare and submit to the Hong Kong Exchange and Hong Kong Executive, as promptly as reasonably practicable after the date of this Agreement, subject to prompt provision of information by Buyer Ultimate Parent and its Controlled Affiliates as set forth below), a draft of a circular together with a notice of general meeting relating to and for the purposes of convening the Seller Parent Shareholders Meeting and any documents, supplements, or announcements in connection with the circular (collectively, the “Circular”) for approval by the Hong Kong Exchange and the Hong Kong Executive respectively, together with all other documents required to be lodged with the Hong Kong Exchange and the Hong Kong Executive and shall seek Hong Kong Exchange and Hong Kong Executive approval of such Circular. Buyer Ultimate Parent agrees to promptly provide such information to Seller Parent concerning the Buyer Parties and their Affiliates (including successive drafts of, filings and amendments to the Form S-4 and Proxy Statement) as may be reasonably required by Seller Parent for the purposes of the preparation of the Circular and any required supplement or amendment thereto. Seller Parent shall notify Buyer Ultimate Parent promptly of the receipt by it of any comments from the Hong Kong Exchange and/or the Hong Kong Executive and of requests by the Hong Kong Exchange and/or the Hong Kong Executive for amendments or supplements to the Circular or for additional information and will supply Buyer Ultimate Parent with copies of all correspondence between Seller Parent and its advisers on the one hand and the Hong Kong Exchange and the Hong Kong Executive on the other hand with respect to the Circular, provided that Seller Parent may redact any portion of such communications related to any business of the Seller Parties and their Affiliates other than those conducted by the Transferred Entities. The Buyer Parties shall cooperate in the preparation of the Circular and shall promptly provide to Seller Parties all information regarding the Buyer Ultimate Parent and its Subsidiaries (including, but not limited to, all financial statements and other information relating to the Buyer Ultimate Parent and its Subsidiaries which may be required by the Hong Kong Exchange, the Hong Kong SFC and all other applicable Laws (including, without limitation, the Hong Kong Listing Rules and the Hong Kong Merger Regulation and the Companies Law (2009 Revision) of the Cayman Islands) and in the form so required) that is reasonably required in connection with the preparation and issue of the Circular and any amendment or supplement thereto. Prior to such submission of the Circular (and any supplement or amendment thereto) and all responses to the Hong Kong Exchange and Hong

Kong Executive, Seller Parent shall cooperate and provide Buyer Ultimate Parent and its legal counsel with a reasonable opportunity to review and comment on any summary of or reference to this Agreement and the transactions contemplated hereby, any Buyer Party or any Affiliates of a Buyer Party in the form and context in which any such reference appears and shall give reasonable consideration to any comments Buyer Ultimate Parent may provide. Subject to the foregoing, Seller Parent shall use its reasonable best efforts to have the Circular (and any supplement or amendment thereto) approved by the Hong Kong Exchange and Hong Kong Executive (as required) as promptly as reasonably practicable.

(b)           Seller Parent agrees that the Circular and any amendments or supplements thereto (i) shall comply in all material respects with Seller Parent’s memorandum and articles of association, the applicable listing and corporate governance rules and regulations of the Hong Kong Exchange and the Hong Kong SFC and all other applicable Laws (including, without limitation, the Hong Kong Listing Rules and the Hong Kong Merger Regulation and the Companies Law (2009 Revision) of the Cayman Islands) and (ii) shall not, at the time of posting to holders of Seller Parent Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this covenant does not apply with respect to statements made or incorporated by reference in the Circular based on information supplied by or on behalf of any of the Buyer Parties or any of their respective Affiliates.

(c)           The Buyer Parties agree that none of the information supplied or to be supplied by or on behalf of the Buyer Parties or their respective Affiliates for inclusion or incorporation by reference in the Circular shall, at the time of posting to the holders of Seller Parent Shares, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any event occurs with respect to any of the Buyer Ultimate Parent or any of its Controlled Affiliates, or any change occurs with respect to other information supplied by the Buyer Parties for inclusion in Circular, which is required to be described in an amendment of, or a supplement to, the Circular, the Buyer Parties shall promptly notify Seller Parent of such event, and the Seller Parties and the Buyer Parties shall cooperate in the prompt filing with the Hong Kong Exchange and Hong Kong SFC of any necessary amendment or supplement to the Circular and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Seller Parent Shares.

(d)           Seller Parent shall, subject to its final approval by the Hong Kong Exchange and as soon as reasonably practicable after such Hong Kong Exchange approval, post the Circular to the holders of Seller Parent Shares to convene a general meeting of the holders of Seller Parent Shares at which the resolutions referred to in Section 3.3 (Corporate Authority) (the “Resolutions”) will be proposed or any adjournment or postponement thereof (the “Seller Parent Shareholders Meeting”). Seller Parent shall use commercially reasonable efforts to convene the Seller Parent Shareholders Meeting on the date set forth in the Circular. In relation to Seller Parent Shareholders Meeting and the conduct of business thereat, Seller Parent shall comply with its memorandum and articles of association and applicable Law and provide that the vote on each of the Resolutions is taken by way of a poll.

(e)           Seller Parent shall include in the Circular (and any supplement or amendment thereto) the recommendation of the board of directors (other than the Independent Non-Executive Directors, and subject to the fiduciary duties of such directors) of Seller Parent that the holders of Seller Parent Shares vote to approve the Resolutions.

Section 6.9                      Buyer Ultimate Parent Special Meeting; Form S-4; Proxy Statement.

(a)           Buyer Ultimate Parent shall, in accordance with applicable Law and Buyer Ultimate Parents Organizational Documents, take the following actions:

(i)           Buyer Ultimate Parent shall cause a special meeting of the holders of Buyer Ultimate Parent Common Stock (the “Buyer Ultimate Parent Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of voting on the approval of the Share Issuance. Buyer Ultimate Parent shall use commercially reasonable efforts to convene the Buyer Ultimate Parent Special Meeting on the date set forth in the Proxy Statement (as defined below). In relation to the Buyer Ultimate Parent Special Meeting and the conduct of business thereat, Buyer Ultimate Parent shall comply with its certificate of incorporation, bylaws and applicable Law.

(ii)           Buyer Ultimate Parent shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (taking into account the timing of the delivery by Seller Parent to Buyer Ultimate Parent of all necessary historical and pro forma financial statements of and other information concerning the Seller Parties, the Transferred Entities, and the PCB Business, as set forth below), the Form S-4, in which a proxy statement relating to the solicitation of proxies from the holders of Buyer Ultimate Parent Common Stock for approval of the Share Issuance (the “Proxy Statement”) will be included as a prospectus, and shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Buyer Ultimate Parent shall include in the Proxy Statement (and any supplement or amendment thereto) the recommendation of the board of directors of Buyer Ultimate Parent (subject to the fiduciary duties of such directors) that the holders of Buyer Ultimate Parent Common Stock vote to approve the Share Issuance and shall use its reasonable best efforts to solicit proxies from its shareholders to obtain the Buyer Ultimate Parent Requisite Vote. The Buyer Ultimate Parent will provide to Seller Parent, at its own cost, such number of the prospectus contained in the Form S-4 as the Seller Parties may reasonably requires in connection with distribution of materials to the holders of Seller Parent Shares for the Seller Parent Shareholders Meeting.

(b)           The Seller Parties shall cooperate in the preparation of the Form S-4 and the Proxy Statement and shall promptly provide to Buyer Ultimate Parent all information regarding the Seller Parties or any of their respective Affiliates (including, but not limited to, all historical and pro forma financial statements of and other information relating to the Seller Parties, the Transferred Entities and the PCB Business which may be required pursuant to Form S-4, the Securities Act, the Exchange Act, Regulation S-K or Regulation S-X) that is reasonably required in connection with the preparation and filing of the Form S-4 and the distribution of the Proxy Statement and any amendment or supplement thereto.

(c)           Buyer Ultimate Parent shall promptly notify Seller Parent of the receipt of any comments of the SEC with respect to the Form S-4 and the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Seller Parent with copies of all correspondence between Buyer Ultimate Parent or any of its Representatives and the SEC with respect to the Form S-4 and the Proxy Statement. Seller Parent and Buyer Ultimate Parent shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Form S-4 and the Proxy Statement, and Buyer Ultimate Parent shall cause the definitive Proxy Statement to be filed with the SEC and mailed, or made available pursuant to Rule 14a-16 under the Exchange Act, to holders of Buyer Ultimate Parent Common Stock as promptly as possible after the date on which the Form S-4 is declared effective by the SEC under the Securities Act. Buyer Ultimate Parent shall advise Seller Parent, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Equity Consideration for offering or sale in any jurisdiction, and each of Buyer Ultimate Parent and Seller Parent shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Prior to the submission of the Form S-4 and the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, Buyer Ultimate Parent shall cooperate and provide the Seller Parties and their legal counsel with a reasonable opportunity to review and comments on any summary of or reference to this Agreement and the transactions contemplated hereby any of Seller Party or any of its Affiliates in the form and context in which any such reference appears and shall give reasonable consideration to any comments the Seller Parties may provide. None of the Form S-4 and the Proxy Statement (or any supplement or amendment thereto) will be filed or disseminated without the approval of the Seller Parties, such approval not to be unreasonably withheld or delayed. Subject to the foregoing, Buyer Ultimate Parent shall use its reasonable best efforts to have the comments of the SEC on the Form S-4 and Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed and Form S-4 declared effective, in each case as promptly as reasonably practicable.

(d)           Buyer Ultimate Parent agrees that the Form S-4 and any amendment or supplement thereto (i) shall comply in all material respects with the Buyer Ultimate Parent’s certificate of incorporation and by-laws, (ii) shall comply in all material respects with the applicable provisions of the Securities Act and the listing rules of NASDAQ and (iii) shall not, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act or its time of first use, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, provided that this covenant does not apply with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Seller Parties or any of their respective Affiliates. Buyer Ultimate Parent agrees, as to itself and its Subsidiaries, that the Proxy Statement and any amendment or supplement thereto (i) shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) shall not, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Buyer Ultimate Parent Common Stock and at the time of the Buyer Ultimate Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this covenant does not apply with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Seller Parties or any of their respective Affiliates. If any event occurs with respect to any of the Buyer Parties, or any change occurs with respect to other information supplied by the Buyer Parties for inclusion in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, Buyer Ultimate Parent shall promptly notify Seller Parent of such event, and the Seller Parties and the Buyer Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Buyer Ultimate Parent Common Stock.

(e)           The Seller Parties agree that none of the information supplied or to be supplied by or on behalf of the Seller Parties or their respective Affiliates for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Seller Parties agree that none of the information supplied or to be supplied by or on behalf of the Seller Parties or their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement shall, at the time of mailing (or availability pursuant to Rule 14a-16 under the Exchange Act) of the Proxy Statement or any amendments or supplements thereto to the holders of Buyer Ultimate Parent Common Stock and at the time of the Buyer Ultimate Parent Special Meeting, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any event occurs with respect to any of the Seller Parties, or any change occurs with respect to other information supplied by the Seller Parties for inclusion in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, Seller Parent shall promptly notify Buyer Ultimate Parent of such event, and the Seller Parties and the Buyer Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Buyer Ultimate Parent Common Stock.

Section 6.10                      Confidentiality.

(a)           The Seller Parties shall, and shall use their reasonable best efforts to cause their Subsidiaries and their respective officers, directors, employees and Representatives to,

treat as confidential and safeguard any and all information, knowledge and data in its possession (i) relating to the Buyer Parties and their respective Affiliates that becomes known to any of the Seller Parties as a result of the transactions contemplated by this Agreement except as otherwise agreed to by Buyer Ultimate Parent in writing or (ii) from and after the Closing Date, relating to the Transferred Entities. Notwithstanding the foregoing sentence, nothing in this Section 6.10(a) shall prevent the disclosure of any such information, knowledge or data in accordance with any requirement under applicable Laws or administrative or regulatory process; provided, however, that, unless legally restricted from doing so, the applicable Seller Party shall first inform Buyer Ultimate Parent of its intention to disclose such information so that Buyer Ultimate Parent may seek an appropriate protective order.

(b)           The Buyer Parties shall, and shall use their reasonable best efforts to cause their Subsidiaries and their respective officers, directors, employees and Representatives to, treat as confidential and safeguard any and all information, knowledge or data included in any information relating to the business of Seller Parent and its Affiliates other than, from and after the Closing Date, information of the Transferred Entities that becomes known to any Buyer Party as a result of the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, nothing in this Section 6.10(b) shall prevent the disclosure of any such information, knowledge or data in accordance with any requirement under applicable Laws or administrative or regulatory process; provided, however, that, unless legally restricted from doing so, the applicable Buyer Party shall first inform Seller Parent of its intention to disclose such information so that Seller Parent may seek an appropriate protective order.

(c)           Notwithstanding Section 6.10(a) and (b), the Seller Parties, on one hand, and the Buyer Parties, on the other hand, acknowledge that the confidentiality obligations set forth in this Section 6.10 shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

(d)           Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the remedy at Law for any breach, or threatened breach, of any of the provisions of this Section 6.10 will be inadequate and, accordingly, the Parties covenant and agree that the Parties shall, in addition to any other rights and remedies which they may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenants, as may be available from any court of competent jurisdiction.

Section 6.11                      Intercompany Items. At or prior to the Closing, all Intercompany Receivables and Intercompany Payables shall be settled or paid, except for Intercompany Receivables and Intercompany Payables relating to Surviving PCB Affiliate Arrangements and other than those set forth on Section 6.11 of the Seller’s Disclosure Schedules.

Section 6.12                      Notification of Certain Matters.

(a)           Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms:

(i)           The Seller Parties shall use reasonable best efforts to give reasonably prompt notice to Buyer Ultimate Parent of any notice or other written communication from any third party alleging that the consent, approval or waiver of such third party is or may be required in connection with the transactions contemplated by this Agreement other than any such required consent, approval or waiver that has been disclosed in Seller’s Disclosure Schedules; and

(ii)           The Buyer Parties shall use reasonable best efforts to give reasonably prompt notice to Seller Parent of any notice or other written communication from any third party alleging that the consent, approval or waiver of such third party is or may be required in connection with the transactions contemplated by this Agreement other than any such required consent, approval or waiver that has been disclosed in Buyer’s Disclosure Schedules.

(b)           For purposes of this Agreement, the failure to comply in all material respects with the provisions of this Section 6.12 shall not, (i) in the case of any Seller Party’s failure to comply with Section 6.12(a)(i) in all material respects, result in the failure of the condition set forth in Section 7.2(b), or (ii) in the case of any Buyer Party’s failure to comply with Section 6.12(a)(ii) in all material respects, result in the failure of the condition set forth in Section 7.3(b).

Section 6.13                      Financial Statements.

(a)           As soon as practicable after the date hereof, but in no event later than twenty-five Business Days after the date of this Agreement, Seller Parent shall deliver to Buyer Ultimate Parent an audited combined balance sheet of the Transferred Entities on a carve-out basis as of December 31, 2008, December 31, 2007 and December 31, 2006, and the audited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities on a carve-out basis for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 (collectively, the “Audited Financial Statements”), together with an unqualified (except for qualifications resulting from application of new accounting pronouncements or solely as a result of reclassification of elements of the financial statements with no net impact to operating and non-operating revenues and expenses) audit report of Seller Parent’s independent accountants, with respect to the Audited Financial Statements. The Audited Financial Statements shall be prepared as follows: (i) the Audited Financial Statements as of and for the years ended December 31, 2008 and December 31, 2007 shall be prepared in accordance with Hong Kong FRS and reconciled to GAAP meeting the requirements of Item 17 of Form 20-F and audited in accordance with generally accepted auditing standards in the United States, and (ii) the Audited Financial Statements as of and for the year ended December 31, 2006 shall be prepared in accordance with Hong Kong FRS and audited in accordance with generally accepted auditing standards in the United States.

(b)           As soon as practicable after the date hereof, but in no event later than twenty-five Business Days after the date of this Agreement, Seller Parent shall deliver to Buyer Ultimate Parent an audited combined balance sheet of the Transferred Entities on a carve-out basis as of September 30, 2009 and the audited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities on a carve-out basis for such year-to-date period then ended (including for the comparable year-to-date periods for the prior year) in each case, in accordance with Hong Kong FRS and reconciled to GAAP meeting the requirements of Item 17 of Form 20-F. Such financial statements shall be audited in accordance with generally accepted auditing standards in the United States.

(c)           As soon as practicable after the date hereof, but in no event later than twenty-five Business Days after the date of this Agreement, Seller Parent shall deliver to Buyer Ultimate Parent an unaudited combined balance sheet of the Transferred Entities on a carve-out basis as of September 30, 2009 , and the unaudited combined statement of income for the Transferred Entities on a carve-out basis for the nine months ended September 30, 2009, respectively (collectively, the “Unaudited September 2009 Financial Information”), prepared under GAAP without footnotes.

(d)           To the extent Closing has not occurred by March 15, 2010, Seller Parent shall deliver to Buyer Ultimate Parent by March 15, 2010 an audited combined balance sheet of the Transferred Entities on a carve-out basis as of December 31, 2009, and the audited combined statement of income, combined statement of changes in equity and combined statement of cash flows for the Transferred Entities on a carve-out basis for the year ended December 31, 2009 (collectively, the “2009 Year End Financial Statements”), together with an unqualified (except to the extent such qualification relates to the basis of presentation) audit report of Seller Parent’s independent accountants, with respect to the 2009 Year End Financial Statements. The 2009 Year End Financial Statements shall be prepared in accordance Hong Kong FRS and reconciled to GAAP meeting the requirements of Item 17 of Form 20-F.

(e)           If the Closing Date shall occur prior to March 15, 2010, then, in connection with preparing the 2009 Year End Financial Statements, Buyer Ultimate Parent will make fully available to Seller Parent (i) employees of any of the Buyer Parties who were Employees and were responsible for preparation of financial statements prior to Closing (ii) all information required and (iii) access to all necessary systems to assist Seller Parent in the preparation of such financial statements. Buyer Parent shall procure the Transferred Entities to bear all costs incurred in preparing the 2009 Year End Financial Statements, except that in each case Buyer Parent shall have no obligation to pay any costs associated with employees of Seller Parent and its Affiliates. In addition, as a condition to delivery of any such financial statements, Buyer Ultimate Parent shall make available the appropriate employees of the Transferred Entities to execute any required representation letters necessary in connection with such financial statements. Buyer Ultimate Parent will also take any reasonable actions that Seller Parent requests in connection with the preparation of such financial statements, including all actions reasonably requested by Seller Parent’s independent accountants

(f)           From and after the date hereof and prior to the Closing, Seller Parent and Seller will provide the Buyer Parties (at Buyer Parties’ sole cost) reasonable access to Employees and such other of Seller Parent’s or Seller’s employees to whom access is reasonably necessary for the purposes of integrating accounting functions and information reasonably requested in connection with assisting Buyer Ultimate Parent in preparing its financial statements for the year ended December 31, 2009.

(g)           For the avoidance of doubt, the Parties agree and acknowledge that none of the Unaudited September 2009 Financial Information shall be included in the Form S-4 without the prior written consent of Seller Parent.

(h)           As soon as practicable after the date hereof, but in no event later than twenty-five Business Days after the date of this Agreement, the Buyer Ultimate Parent shall deliver to Seller Parent (A) an unaudited balance sheet of the Buyer Ultimate Parent as of September 28, 2009 and September 29, 2008, and the unaudited statements of income, statement of changes in equity and statement of cash flows for the Buyer Ultimate Parent for the nine months ended September 28, 2009 and September 29, 2008 or (B) to the extent required by the Hong Kong Exchange, an audited balance sheet of the Buyer Ultimate Parent as of September 28, 2009 and September 29, 2008, and the audited statements of income, statement of changes in equity and statement of cash flows for the Buyer Ultimate Parent for the nine months ended September 28, 2009 and September 29, 2008, together with an unqualified audit report of Buyer Ultimate Parent’s independent accountants with respect thereto. As soon as practicable after the date hereof, but in no event later than twenty-five Business Days after the date of this Agreement, the Buyer Ultimate Parent shall deliver to Seller Parent an audited balance sheet of the Buyer Ultimate Parent as of December 31, 2008, December 31, 2007 and December 31, 2006, and the audited statement of income, statement of changes in equity and statement of cash flows for the Ultimate Buyer Parent for the year ended December 31, 2008, December 31, 2007 and December 31, 2006 (collectively, “Buyer’s Audited Financial Statements”), together with an unqualified audit report of Buyer Ultimate Parent’s independent accountants with respect to the Buyer’s Audited Financial Statements. The Buyer’s Audited Financial Statements shall be prepared as follows: (i) the Buyer’s Audited Financial Statement as of and for the years ended December 31, 2008 and December 31, 2007 shall be prepared in accordance with (x) GAAP and reconciled to Hong Kong FRS or (y) if the foregoing is not acceptable to the Hong Kong Exchange, such accounting standards as may be required by the Hong Kong Exchange, and (ii) the Buyer’s Audited Financial Statements as of and for the year ended December 31, 2006 shall be prepared in accordance with (x) GAAP or (y) if the foregoing is not acceptable to the Hong Kong Exchange, such accounting standards as may be required by the Hong Kong Exchange, and the requirements of the Hong Kong Listing Rules applicable to the Buyer Ultimate Parent. The unaudited balance sheet of the Buyer Ultimate Parent as of September 28, 2009 and September 28, 2008, and the unaudited statements of income, statement of changes in equity and statement of cash flows for the Buyer Ultimate Parent for the nine months ended September 28, 2009 and September 29, 2008 shall be prepared in accordance with (x) GAAP and reconciled to Hong Kong FRS or (y) if the foregoing is not acceptable to the Hong Kong Exchange, such accounting standards as may be required by the Hong Kong Exchange, shall have been reviewed by the independent accountant of Buyer Ultimate Parent, and such independent accountant shall have issued an unqualified review opinion with respect to such unaudited financial statements. If required by the Hong Kong Exchange, the audited balance sheet of the Buyer Ultimate Parent as of September 28, 2009 and September 28, 2008 and the audited statements of income, statement of changes in equity and statement of cash flows for the Buyer Ultimate Parent for the nine months ended September 28, 2009 and September 29, 2008 shall be prepared in accordance with (x) GAAP and reconciled to Hong Kong FRS or (y) if the foregoing is not acceptable to the Hong Kong Exchange, such accounting standards as may be required by the Hong Kong Exchange.

(i)           To the extent the Circular is not dispatched on or prior to March 31, 2010, the Buyer Ultimate Parent shall deliver to Seller Parent an audited balance sheet of the Buyer Ultimate Parent as of December 31, 2009, and the audited statement of income, statement of changes in equity and statement of cash flows for the Buyer Ultimate Parent for the year ended December 31, 2009 (collectively, the “2009 Buyer Year End Financial Statements”), together with an unqualified audit report of the Buyer Ultimate Parent’s independent accountants, with respect to the 2009 Buyer Year End Financial Statements. The 2009 Buyer Year End Financial Statements shall be prepared in accordance with (x) GAAP and reconciled to Hong Kong FRS or (y) if the foregoing is not acceptable to the Hong Kong Exchange, such accounting standards as may be required by the Hong Kong Exchange, and the requirements of the Hong Kong Listing Rules applicable to the Buyer Ultimate Parent.

Section 6.14                      Listing. Buyer Ultimate Parent shall use its reasonable best efforts to cause the Equity Consideration to be approved for quotation on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 6.15                      Further Assurances. a) Each of the Seller Parties and the Buyer Parties shall use reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to ensure that (a) such Party’s representations and warranties remain true and correct in all material respects through the Closing and (b) the conditions to the obligations of the other Party to this Agreement to consummate the transactions contemplated by this Agreement are satisfied.

(b)           Following the Closing, upon the reasonable request of any Party or Parties hereto, the other Parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 6.16                      Accelerated Vesting of Equity Awards. None of the Buyer Ultimate Parent nor any of its Controlled Affiliates will accelerate or agree to accelerate or cause an acceleration of, the time of vesting, exerciseability or payment of awards (including without limitation, any equity based compensation such as restricted stock units or options) held by any of the Buyer Employees, under any Buyer Benefit and Compensation Plan, whether before or after Closing, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. None of the boards of directors of the Buyer Ultimate Parent nor any of its Controlled Affiliates will approve any such acceleration of the vesting, exercisability or payment of any such awards in connection with the execution and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.17                      Non-Solicitation. Each of the Buyer Parties agree that:

(a)           for the period commencing on the date of this Agreement and expiring on the thirty-sixth month anniversary of the Closing Date, without the prior written consent of Seller Parent, neither it nor any of its Affiliates (including the Transferred Entities following the Closing) shall, directly or indirectly, (A) induce or encourage or solicit any Person who is an employee of any of the Seller Parties (other than a Transferred Employee) or any of their respective Affiliates to leave such employee’s employment or to accept any other position or employment with a Buyer Party or any of its Affiliates (including the Transferred Entities following the Closing) or (B) hire or assist any other Person in hiring such employee;

(b)           for the period commencing on the date of this Agreement and expiring at the Closing, neither it nor any of its Affiliates shall, directly or indirectly, (A) induce or encourage or solicit any Employee to leave such Employee’s employment with any Seller Party or any of its Affiliates (including the Transferred Entities) prior to the Closing or (B) hire or assist any other Person in hiring such Employee; and

(c)           if this Agreement is terminated prior to the Closing, for a period commencing on the date on which this Agreement is terminated and expiring on the second anniversary of such termination, without the prior written consent of Seller Parent, neither it nor any of its Affiliates shall, directly or indirectly, (A) induce or encourage or solicit any Employee to leave such Employee’s employment or to accept any other position or employment with a Buyer Party or any of its Affiliates or (B) hire or assist any other Person in hiring such Employee;

provided, however, that this Section 6.17 shall not apply to employees (including Employees) who have not been employed by any Seller Party or any of their respective Affiliates at any time during the six months prior to the applicable inducing, encouraging, soliciting or hiring, (y) shall not apply to Persons whose employment was terminated by any Seller Party or any of their respective Affiliates and (z) shall not prohibit general solicitations for employment through advertisements or other means (including the hiring of any Person resulting therefrom that is not known to be an employee of the Seller Parties, to the extent the solicitation is non-targeted).

Section 6.18                      Equity Consideration. Buyer Ultimate Parent agrees:

(a)           to direct the transfer agent of the Buyer Ultimate Parent (the “Transfer Agent”) to waive the requirement for a medallion guarantee in respect of any stock powers given by each of Seller and Seller Parent which elect to receive the portion of the Equity Consideration it is entitled to pursuant to the Distribution in book entry form;

(b)           to enroll in a directed share sale program and to maintain such program for a period of three years following the Closing Date; and

(c)           to assist Seller, Seller Parent and each Seller Parent Shareholder which elects to receive the portion of the Equity Consideration it is entitled to pursuant to the Distribution in book entry form as Seller, Seller Parent and such Seller Parent Shareholder may require in the exercise of the rights with respect to its portion of the Equity Consideration, including receipt of dividends and any subsequent transfers thereof.

Section 6.19                      Post-Closing Restructuring. The Seller Parties shall use their reasonable best efforts to cause to occur the declaration of a dividend by Seller Parent to Seller Parent Shareholders consisting of the Cash Purchase Price and the Equity Consideration (or the proceeds of sale thereof as contemplated in the Sell-Down Registration Rights Agreement), in each case as required by the terms described in the Circular and pursuant to Applicable Law.

Section 6.20                      Amendment of Organizational Documents. After the Closing, the Buyer Ultimate Parent shall use its reasonable best efforts to amend the Organizational Documents of each of the Buyer Ultimate Parent, the Buyer and the Transferred Entities (other than entities organized under the laws of the PRC) as may be required to conform such Organizational Documents with the provisions of the Shareholders Agreement, and to obtain all requisite approvals from applicable Government Entities that may be required for such amendments.

Section 6.21                      Credit Agreement Deliverables. Promptly after the Closing, the Buyer Ultimate Parent and Buyer shall execute and deliver all documents required to be delivered by them set forth in Parts 1 and 2 of Schedule 2 to the Credit Agreement, including the guarantee to be issued by Buyer Ultimate Parent and Buyer, share pledges over the shares of Buyer and certain Transferred Entities.

Section 6.22                      Registration Rights Agreement and Sell-Down Registration Rights Agreement. Buyer Ultimate Parent shall, promptly following the execution of this Agreement, negotiate in good faith and use its best efforts to agree with the Seller Parties, on a reasonable basis, (i) the form of the Sell-Down Registration Rights Agreement and to execute the Sell-Down Registration Rights Agreement within four weeks from the date hereof and (ii) the form of the Registration Rights Agreement on or prior to ten Business Days before the Closing Date and to execute the Registration Rights Agreement on or prior to the Closing Date. Each of the Parties acknowledges and agrees that the Sell-Down Registration Rights Agreement and the Registration Rights Agreement are a vital part of the consideration for the transactions contemplated hereunder and essential to the Seller Parties.

ARTICLE VII
CONDITIONS TO THE CLOSING

Section 7.1                      Conditions to the Obligations of the Parties with respect to the Closing. The obligations of the Parties to this Agreement to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by Buyer Ultimate Parent and Seller Parent, provided, however, that items (c), (e) and (f) below may not be waived) prior to the Closing of each of the following conditions:

(a)           HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b)           Other Antitrust Approvals. All other approvals, clearances, filings or waiting periods or consents of Government Entities required under all Antitrust Laws applicable to the transactions contemplated by this Agreement shall have expired or been made or received, as the case may be.

(c)           CFIUS. Either (i) CFIUS shall have provided notice to the effect that review or investigation of the Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements has concluded, and that a determination has been made that there are no issues of national security of the United States sufficient to warrant further investigation under the DPA, or (ii) the President of the United States shall not have taken action to block or prevent the consummation of the Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements under the DPA and the applicable period of time for the President to take such action shall have expired.

(d)           Form S-4. The Form S-4 shall have become and remain effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)           Seller Parent Shareholder Approval. Seller Parent shall have obtained Seller Parent Requisite Vote.

(f)           Buyer Ultimate Parent Shareholder Approval. Buyer Ultimate Parent shall have obtained the Buyer Ultimate Parent Requisite Vote.

(g)           Absence of Certain Actions. There shall not have been overtly threatened or pending any suit, action or proceeding by any Government Entity seeking to restrain or prohibit the consummation of the Closing or materially impair the performance of any of the other transactions contemplated by this Agreement or Ancillary Agreements.

(h)           Laminate Sale. There shall have been satisfied or properly waived, as applicable, all of the conditions precedent for the completion of the sale of the Non-Transferred Entities to TMIL (the “Laminate Sale”) pursuant to the Concurrent SPA, other than (i) any condition in the sale and purchase agreement that the transaction contemplated in this Agreement shall have become unconditional and (ii) any condition which can only be satisfied on the closing thereunder;

(i)           Credit Agreement. The Credit Agreement shall have been duly executed and delivered and shall remain in full force and effect, and the conditions precedent for drawdown thereunder contained in part 1 of Schedule 2 thereto that are capable of being performed prior to the Closing have been duly performed or waived, and all conditions precedent for drawdown thereunder contained in part 1 of Schedule 2 thereto to be fulfilled after the Closing, remain capable of being fulfilled.

(j)           Sell-Down Registration Rights Agreement. The Buyer Ultimate Parent shall have entered into the Sell-Down Registration Rights Agreement with Seller Parent and Seller, in a form reasonably satisfactory to Seller Parent, within four weeks following the date hereof.

(k)           Registration Rights Agreement. The Buyer Ultimate Parent and the Seller Parties shall have agreed on the form of the Registration Rights Agreement to be entered into on or prior to the Closing Date, in a form reasonably satisfactory to the Seller Parties.

Section 7.2                      Conditions to the Obligation of Buyer Parties with respect to the Closing. The obligation of the Buyer Parties to effect the Closing is subject to the satisfaction (or waiver in writing by Buyer Ultimate Parent) prior to the Closing of each of the following conditions:

(a)           Representations and Warranties. Each of the representations and warranties of the Seller Parties set forth in Article III and Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except to the extent the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (provided, that any materiality or “Material Adverse Effect” qualifiers contained in individual representations and warranties shall be disregarded for this purpose, except with respect to the representation and warranty made by the Seller Parties in the second sentence of Section 4.14).

(b)           Covenants. Each of the covenants and agreements of the Seller Parties to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect.

(d)           Certificate. Buyer Ultimate Parent shall have received a certificate, signed by a duly authorized officer of Seller Parent and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied (if not waived).

(e)           No Prohibition. No Law shall be in effect (i) enjoining the Closing or enjoining the acquisition by any Buyer Party or any of its Controlled Affiliates of any of the Transferred Entities, restraining or prohibiting the consummation of the transactions contemplated hereby, placing limitations on the ownership of shares of Capital Stock of any of the Transferred Entities by any Buyer Party or any of its Controlled Affiliates or the PCB Business; or (ii) prohibiting or limiting the ownership of the Transferred Entities by any Buyer Party or any of its Controlled Affiliates or the operation by the Transferred Entities or any Buyer Party or any of its Controlled Affiliates of any portion of any business or of any assets of the Transferred Entities or the PCB Business, other than in any such case any Law of any such jurisdiction, the violation of which would not result in a Buyer Regulatory Impediment.

(f)           Ancillary Agreements. The Seller Parties and the Principal Shareholders shall have executed and delivered all of the Ancillary Agreements to which they are parties in all material respects in the forms attached to this Agreement, and all such Ancillary Agreements shall be and remain in full force and effect.

(g)           Change of Control. Since the date of this Agreement, neither the board of directors of Seller Parent nor Seller shall have approved or recommended any offer or proposal contemplating, and neither Seller Parent nor Seller shall have entered into any agreement providing for, a Seller Change of Control Event.

Section 7.3                      Conditions to the Obligation of Seller Parties with respect to the Closing. The obligation of the Seller Parties to effect the Closing is subject to the satisfaction (or waiver in writing by Seller Parent) prior to the Closing of each of the following conditions:

(a)           Representations and Warranties. Each of the representations and warranties of the Buyer Parties set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except to the extent the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect (provided, that any materiality or “Material Adverse Effect” qualifiers contained in individual representations and warranties shall be disregarded for this purpose, except with respect to the representation and warranty made by the Buyer Parties in the second sentence of Section 5.10).

(b)           Covenants. Each of the covenants and agreements of the Buyer Parties to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           No Buyer Material Adverse Effect. Since the date of this Agreement, there has not occurred a Buyer Material Adverse Effect.

(d)           Certificate. Seller Parent shall have received a certificate, signed by a duly authorized officer of Buyer Ultimate Parent and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied or waived.

(e)           No Prohibition. No Law shall be in effect (i) enjoining the Closing or enjoining the acquisition by Seller Parent of any of the Equity Consideration, restraining or prohibiting the consummation of the transactions contemplated hereby, other than in any such case any Law of any such jurisdiction, the violation of which would not result in a Seller Regulatory Impediment, or (ii) placing limitations on the ownership of Equity Consideration or prohibiting or limiting the ownership of the Equity Consideration.

(f)           Ancillary Agreements. The Buyer Parties shall have executed and delivered all of the Ancillary Agreements to which they are parties in all material respects in the forms attached to this Agreement, and all such Ancillary Agreements shall be and remain in full force and effect.

(g)           Change of Control. Since the date of this Agreement, the board of directors of Buyer Ultimate Parent shall not have approved or recommended any offer or proposal contemplating, and the Buyer Ultimate Parent shall not have entered into any agreement providing for, a Buyer Change of Control Event.

Section 7.4                      Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts, as the case may be, to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.4, or otherwise by such Party’s breach of its obligations under this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1                      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Buyer Ultimate Parent and Seller Parent;

(b)           by either Buyer Ultimate Parent or Seller Parent, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to May 31, 2010 for the reason that the conditions set out in Sections 7.1, 7.2 and 7.3 have not been satisfied or waived; provided, that if the conditions set forth in any of Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.2(e) and Section 7.3(e) shall not have been satisfied or waived on the Business Day prior to such date, either Party may by written notice extend the Termination Date until June 30, 2010 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party if the failure of the Closing to occur by the close of business on the Termination Date is attributable to a failure on the part of such Party to perform any covenant in this Agreement required to be performed by such Party at or prior to the Closing or is attributable to any Willful Breach;

(c)           by either Buyer Ultimate Parent or Seller Parent, by giving written notice of such termination to the other Party, if any Law of any jurisdiction set forth under Annex 8.1(c) shall have been enacted or enforced in a manner restraining, enjoining or otherwise prohibiting the Closing and such Law shall have become permanent, final and non-appealable; provided that the Party seeking to terminate pursuant to this Section 8.1(c) shall have used its commercially reasonable efforts to remove, eliminate or otherwise have vacated the prohibition imposed by such Law;

(d)           by Seller Parent, if the Buyer Parties shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply prevents any of the conditions set forth in Section 7.1 (Conditions to the Obligations of the Parties with respect to the Closing) or Section 7.3(a) or Section 7.3(b) (Conditions to the Obligations of Seller Parties with respect to the Closing) from being satisfied, and such breach or failure to comply is either not curable or, if curable, is not cured by the earlier of (x) the date which is 30 calendar days following the date of delivery by Seller Parent of written notice of such breach or failure to comply to Buyer Ultimate Parent or (y) the Termination Date;

(e)           by Buyer Ultimate Parent, if the Seller Parties shall have (i) failed to perform, or comply with, any obligation, agreement or covenant set forth in this Agreement or (ii) breached any representation or warranty set forth in this Agreement, which breach or failure to perform or comply prevents any of the conditions set forth in Section 7.1 (Conditions to the Obligations of the Parties with respect to the Closing) or Section 7.2(a) or Section 7.2(b) (Conditions to the Obligations of Buyer Parties with respect to the Closing), from being satisfied, and such breach or failure to comply is either not curable or, if curable, is not cured by the earlier of (x) the date which is 30 calendar days following the date of delivery by Buyer Ultimate Parent of written notice of such breach or failure to comply to Seller Parent or (y) the Termination Date;

(f)           by Seller Parent, if a Buyer Material Adverse Effect has occurred and is either not curable or, if curable, is not cured by the earlier of (x) the date which is 30 calendar days following the date of delivery by Seller Parent of written notice thereof to Buyer Ultimate Parent or (y) the Termination Date;

(g)           by Buyer Ultimate Parent, if a Material Adverse Effect has occurred and is either not curable or, if curable, is not cured by the earlier of (x) the date which is 30 calendar days following the date of delivery by Buyer Ultimate Parent of written notice thereof to Seller Parent or (y) the Termination Date;

(h)           by Seller Parent or Buyer Ultimate Parent, if the approval of the transactions contemplated by this Agreement by the shareholders of Seller Parent shall not have been obtained by reason of the failure to obtain Seller Parent Requisite Vote at Seller Parent Shareholders Meeting; or

(i)           by Seller Parent or Buyer Ultimate Parent, if the approval of the Share Issuance by the shareholders of Buyer Ultimate Parent shall not have been obtained by reason of the failure to obtain the Buyer Ultimate Parent Requisite Vote at the Buyer Ultimate Parent Special Meeting.

Section 8.2                      Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1 (Termination), this Agreement shall thereafter become void and have no effect, and no Party to this Agreement shall have any liability to any other Party to this Agreement or its Affiliates, or their respective directors, officers or employees, except for the following (“Surviving Obligations”):

(a)           the obligations of the Parties to this Agreement contained in Section 6.10 (Confidentiality), Section 6.17(c) (Non-Solicitation), this Section 8.2 (Effect of Termination) and in Section 9.2 (Notices), Section 9.3 (Amendment; Waiver), Section 9.4 (No Assignment or Benefit to Third Parties), Section 9.5 (Entire Agreement), Section 9.7 (Public Disclosure), Section 9.8 (Expenses), Section 9.10 (Governing Law; Consent to Jurisdiction), Section 9.11

(Counterparts), Section 9.12 (Headings), Section 9.13 (Severability) and Section 9.14 (Joint Negotiation) and any related definitional provisions set forth in Article I.

(b)           if Seller Parties properly terminate this Agreement pursuant to Section 8.1(d) or the Buyer Parties properly terminate this Agreement pursuant to Section 8.1(e), each party shall remain liable to the other parties for fraud or any Willful Breach occurring before the time of termination.

ARTICLE IX
MISCELLANEOUS

Section 9.1                      Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations or warranties contained in this Agreement or in any instrument or certificate delivered pursuant to this Agreement (other than the Shareholders Agreement and the Registration Rights Agreement and the Sell-Down Registration Rights Agreement) or the covenants contained in Sections 6.2 and 6.3 shall, in any such case, survive the Closing and no party shall have any right or cause of action based on breach or non-compliance of any representations or warranties contained herein or therein or the covenants in Sections 6.2 and 6.3 hereof (other than those contained in the Shareholders Agreement and the Registration Rights Agreement and the Sell-Down Registration Rights Agreement) following the Closing.

Section 9.2                      Notices.

(a)           All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, or if delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email in each case, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Buyer Parties:

TTM Technologies, Inc.
2630 South Harbor Blvd.
Santa Ana, California 92704
Telephone: (714) 327-3048
Telecopy: (714) 432-7234
Email: kalder@ttmtech.com
Attention: Kent Alder

With copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016
Telephone: (602) 445-8000
Telecopy: (602) 445-8100
E-mail: kaplanm@gtlaw.com
Attention: Michael L. Kaplan, Esq.

and

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Telephone: (212) 801-9200
Telecopy: (212) 801-6400
E-mail: neimethc@gtlaw.com
             marsicoa@gtlaw.com
Attention: Clifford E. Neimeth, Esq.
                 Anthony J. Marsico, Esq.

To Seller Parties:

Meadville Holdings Limited
No. 4 Dai Shun Street,
Tai Po Industrial Estate,
Tai Po, New Territories,
Hong Kong
Telephone: +852-2660-3120
Telecopy: +852-2660-1908
E-mail: canice.chung@meadvillegroup.com
Attention: Canice Chung

With a copies (which shall not constitute notice) to:

Telephone: +852-2660-1978
Telecopy: +852-2660-1908
E-mail: tom.tang@meadvillegroup.com
             mai.tang@meadvillegroup.com
Attention: Mr. Tang Chung Yen, Tom
                 Ms. Tang Ying Ming, Mai

and

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: +852-3740-4700
Telecopy: +852-3740-4727
E-mail:          Jonathan.stone@skadden.com
Attention:     Jonathan Stone

(b)           The failure to provide notice in accordance with the required timing, if any, set forth herein shall affect the rights of the party providing such notice only to the extent that such delay actually prejudices the rights of the party receiving such notice.

Section 9.3                      Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.4                      No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties hereto, except as provided in Section 9.5 and except that any Buyer Party may assign any or all of its rights under this Agreement to one or more of its Affiliates (but no such assignment shall relieve such Buyer Party of any of its obligations hereunder and such Affiliate shall become bound by all of the terms of this Agreement) and any Seller Party may assign any and all of its rights under this Agreement to one or more of its Affiliates (but no such assignment shall relieve such Seller Party of any of its obligations hereunder and such Affiliate shall become bound by all of the terms of this Agreement). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.5                      Entire Agreement. This Agreement (including the Exhibits, the Annexes and the disclosure schedules to this Agreement) and the Ancillary Agreements contain the entire agreements between the Parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except in the case of fraud and except for the Confidentiality Agreement, which shall remain in full force and effect.

Section 9.6                      Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation (i) is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such

Party and (ii) is to be performed, satisfied or fulfilled by an Affiliate of a Party hereunder but is not so fulfilled shall be deemed to have not been performed, satisfied or fulfilled by such Party.

Section 9.7                      Public Disclosure. Notwithstanding anything to the contrary contained in this Agreement, no press release or similar public announcement or communication relating to this Agreement (except for press releases or public announcements or communications made in relation to the Form S-4, the Proxy Statement, the Circular and the Hong Kong announcements, which shall be governed by Sections 6.8 and 6.9) shall be made or caused to be made without the prior written consent of all Parties to this Agreement, other than any such press release or similar public announcement or communication that must be made or caused to be made by a Party to this Agreement to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which its securities are listed (it being understood and agreed that in the event that any such press release or similar public announcement or communication must be made or caused to be made by a Party to this Agreement, such Party shall, to the extent permitted by applicable Law, provide the other Parties to this Agreement with advance written notice of the details of, and an opportunity to comment on, such press release or similar public announcement or communication).

Section 9.8                      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder (including the costs and expenses related to obtaining the Buyer’s Required Approvals, the Transferred Entities’ Required Approvals and the Seller’s Required Approvals) shall be borne by the Party incurring such costs and expenses, provided, however, that all costs and expenses of the Seller Parties and its Affiliates (including all of the costs and expenses relating to the Credit Agreement, the Laminate Sale and the Transfer Taxes to be borne by the Seller Parties pursuant to Section 6.5(b)) shall be borne by Seller Parent for an amount of up to HK$40,000,000, with the remaining amount of such costs and expenses borne by the Transferred Entities.

Section 9.9                      Schedules. The disclosure of any matter in one section or subsection of the Seller’s Disclosure Schedules or the Buyer’s Disclosure Schedules shall be deemed to be a disclosure for all sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other sections and subsections, but shall not be deemed to constitute an admission by the Seller Parties or the Buyer Parties, as the case may be, or to otherwise imply that any such matter is material or, in the case of the Seller Parties, would have a Material Adverse Effect for the purposes of this Agreement or, in the case of the Buyer Parties, would have a Buyer Material Adverse Effect for the purposes of this Agreement.

Section 9.10                      Governing Law; Consent to Jurisdiction.

(a)           THIS AGREEMENT, THE LEGAL RELATIONSHIP BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT HEREOF AND THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, WITHOUT

GIVING EFFECT TO THE CONFLICTS OF LAW RULES AND PRINCIPLES THEREOF. Each party acknowledges that it could be impossible to determine the amount of damages that would result from any breach of many of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such provisional or temporary injunctive relief as may be available from any Delaware Court (as defined below) to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any request for temporary or permanent injunctive relief permitted under this Agreement, each party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of temporary or permanent equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

(b)           Each of the Parties hereto, by its execution hereof, hereby:

(i)           irrevocably and unconditionally submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any federal court of the United States located in the State of Delaware (the “Delaware Courts”), for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;

(ii)           waives to the extent not prohibited by Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than the Delaware Courts, or that this Agreement or the subject matter hereof may not be enforced in or by Delaware Courts, and

(iii)           agrees not to commence any such action other than before one of the Delaware Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than the Delaware Courts whether on the grounds of forum non conveniens or otherwise.

(c)           Each of the Seller Parties hereby irrevocably and unconditionally designate, appoint, and empower The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as their respective designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against such Seller Party in any such United States federal or state court with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Seller Parties agree to designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes of this Section 9.10(c) reasonably satisfactory to the Buyer Ultimate Parent. Each Seller Party further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Seller Party by serving a copy thereof upon the relevant agent for service of process referred to in this Section 9.10(c) (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to such Seller Party at its address specified in or designated pursuant to this Agreement. The Seller Parties agree that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(d)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS SECTION 9.10. THE PARTIES HERETO AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY COURT ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM THAT IS PERMITTED UNDER THIS SECTION 9.10 SHALL INSTEAD BE TRIED IN A DELAWARE COURT BY A JUDGE SITTING WITHOUT A JURY.

Section 9.11                      Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12                      Headings. The heading references in this Agreement and the table of contents of this Agreement are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions of this Agreement.

Section 9.13                      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14                      Joint Negotiation. The parties to this Agreement have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.15                      No Set-Off. No Party shall be permitted to set-off or deduct any amount from any payment or other amount due to any other Party hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

MEADVILLE HOLDINGS LIMITED

By:	/s/ Tang Chung Yen, Tom
	Name:	Tang Chung Yen, Tom
	Title:	Executive Chairman and Group Managing Director

MTG INVESTMENT (BVI) LIMITED

By:	/s/ Tang Ying Ming, Mai
	Name:	Tang Ying Ming, Mai
	Title:	Director

TTM TECHNOLOGIES, INC.

By:	/s/ Kenton K. Alder
	Name:	Kenton K. Alder
	Title:	Chief Executive Officer and President

TTM TECHNOLOGIES INTERNATIONAL, INC.

By:	/s/ Kenton K. Alder
	Name:	Kenton K. Alder
	Title:	Chief Executive Officer and President

TTM HONG KONG LIMITED

By:	/s/ Kenton K. Alder
	Name:	Kenton K. Alder
	Title:	Director

Exhibit A

Form of Shareholders Agreement

(Attached)

Exhibit A to Stock Purchase Agreement

SHAREHOLDERS AGREEMENT

between

TTM TECHNOLOGIES, INC.,

MEADVILLE HOLDINGS LIMITED,

SU SIH (BVI) LIMITED,

TANG HSIANG CHIEN,

TANG CHUNG YEN, TOM (solely for the purposes of Sections 2.1(g),

2.2(a), 2.2(e), 5.1, 5.2, 5.3, 5.7, 5.10, 5.18 and 5.21)

and

TANG YING MING, MAI (solely for the purposes of Sections 2.1(g),

2.2(a), 2.2(e), 5.1, 5.2, 5.3, 5.7, 5.10, 5.18 and 5.21)

_____________________________________________

Dated as of [          *          ], 2010

_____________________________________________

TABLE OF CONTENTS

i

ii

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT dated [          *          ], 2010, among (i) TTM Technologies, Inc., a Delaware corporation (the “Company”), (ii) Meadville Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Seller Parent”), (iii) Tang Hsiang Chien, an individual residing at Flat 6B, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong (“Mr. Tang”), (iv) Su Sih (BVI) Limited, a corporation organized under the laws of the British Virgin Islands (“SSL”) and wholly owned by Mr. Tang, (v) Tang Chung Yen, Tom, an individual residing at House 58, Sunderland, 1 Hereford Road, Kowloon Tong, Kowloon, Hong Kong, and the son of Mr. Tang (“Tom Tang”), and (vi) Tang Ying Ming, Mai, an individual residing at Flat B, 6th Floor, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong, and the daughter of Mr. Tang (“Mai Tang” and, together with Tom Tang, the “Tang Siblings”) (such Tang Siblings, solely for the purposes of Sections 2.1(g), 2.2(a), 2.2(e), 5.1, 5.2, 5.3, 5.7, 5.10, 5.18 and 5.21).

W I T N E S S E T H:

WHEREAS, the Company and certain of its wholly owned Subsidiaries, Seller Parent, MTG Investment (BVI) Limited, a corporation organized under the laws of the British Virgin Islands (“Seller”) and a wholly owned Subsidiary of Seller Parent, and certain other parties have entered into a Stock Purchase Agreement dated November 16, 2009 (the “Stock Purchase Agreement”), pursuant to which, (i) on the date hereof (the “Closing Date”), Seller has sold and transferred to TTM Hong Kong Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Buyer” or “Asian Holdco”) and an indirect wholly owned Subsidiary of the Company, all of the issued and outstanding Capital Stock of each of: (i) MTG Management (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, (ii) MTG PCB (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, (iii) MTG PCB No. 2 (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller, and (iv) MTG Flex (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of Seller (each, a “Transferred Entity” and collectively, the “Transferred Entities”);

WHEREAS, as partial consideration for the purchase of the Transferred Entities, the Company has issued to Seller 36,334,000 shares of Company Common Stock, subject to adjustment pursuant to Section 2.6 of the Stock Purchase Agreement (the “Equity Consideration”), representing 45.7% of the outstanding Company Common Stock, assuming no additional new issuances, buy backs or cancellation of shares of the Company Common Stock outstanding from the date of the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement, Seller Parent shall (A) in accordance with the terms described in the Circular and Applicable Law, distribute all or a portion of the Equity Consideration by way of dividend or other distribution from Seller Parent to its shareholders, with Mr. Tang (in his personal capacity and his capacity as the trustee of the Tang

Family Trust) and TMIL directing the Company Common Stock entitled to be received by them from such distribution be transferred to and registered in the name of and distributed to SSL (the date of such distribution, the “Effective Date”) and (B) sell the remaining portion of the Equity Consideration (the “Sell-Down”) in accordance with the plan of distribution included as an exhibit to the Sell-Down Registration Rights Agreement (as defined in the Stock Purchase Agreement) and distribute the net cash proceeds therefrom to the shareholders of Seller Parent;

WHEREAS, pursuant to the distribution set forth in the immediately preceding recital, SSL is expected to hold of record, and Mr. Tang is expected to Beneficially Own, on the Effective Date, approximately 26,225,000 shares of the Company Common Stock, representing 33.0% of the Company’s outstanding Common Stock, assuming no new issuances (other than the Equity Consideration), buy backs or cancellation of shares of the Company Common Stock outstanding from the date of the Stock Purchase Agreement, together with such additional shares of outstanding Company Common Stock (the “Buy-In Shares”) (not to exceed 5,000,000 shares of Company Common Stock, representing 6.3% of the Company’s outstanding Common Stock, assuming no new issuances (other than the Equity Consideration), buy backs or cancellation of shares of the Company Common Stock outstanding from the date of the Stock Purchase Agreement (the “Maximum Buy-In Shares”)) the Principal Shareholders or their Affiliates may purchase in the Sell-Down, it being acknowledged that the number of shares set forth herein shall be adjusted in the same manner as the Equity Consideration is adjusted pursuant to Section 2.6 of the Stock Purchase Agreement; and

WHEREAS, the parties hereto desire to establish certain restrictions and limitations with respect to the shares of Company Common Stock to be Beneficially Owned by the Principal Shareholders and their respective Affiliates from and after the Closing Date, as well as certain restrictions and limitations on the Beneficial Ownership by the Principal Shareholders and their respective Affiliates of Capital Stock of the Company, and to further establish certain further arrangements with respect to voting and corporate governance matters involving the Company and certain of its Subsidiaries, all as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and of the covenants and undertakings hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and, with respect to a natural Person, shall also include the spouse and minor children of such natural Person who share a household with such natural Person, together with any other Person controlled by them and any revocable trust settled by them or any trust of which such Person is a trustee.

2

“Agreement” means this Shareholders Agreement, as it hereafter may be amended, supplemented, restated or modified from time to time in accordance with Section 5.10 hereto.

“Applicable Law” means all domestic and foreign federal, state and local statutes, laws, ordinances, rules, administrative codes, administrative interpretations, regulations, orders, writs, injunctions, directives, judgments, decrees, policies, ordinances, decisions, guidelines and other requirements or stock exchange listing rules (including those of the Commission and any national securities exchange on which the Company Common Stock is listed for trading or included for quotation) applicable to any of the parties to this Agreement or any of their respective Affiliates (or their respective properties or assets).

“Asian PCB Entities” means any Transferred Entity, any Subsidiary of a Transferred Entity, and any other Subsidiary of the Company that conducts or is otherwise engaged (whether alone or together with other Subsidiaries) in Asia in the business of printed circuit boards.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who directly, or indirectly through any contract, agreement, arrangement, understanding, plan, commitment, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct, influence or cause the voting, of such security, and/or (ii) dispositive power, which includes the power to dispose, or to direct, influence or cause the disposition, of such security; and the use in this Agreement of such term (and all correlative terms as referred to in the last sentence of this definition) shall be interpreted in accordance with Rule 13d-3 under the Exchange Act (irrespective of whether the right to acquire any securities, or any right thereto or interest therein, is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event, or any combination of the foregoing). The terms “Beneficial Owner,” “Beneficially Own” and “Beneficially Owned” shall have meanings correlative to “Beneficial Ownership.”

“Board” means the Board of Directors of the Company, as the same on the Closing Date, or at any time thereafter, is constituted in accordance with Applicable Law, the Certificate of Incorporation and the Bylaws.

“Business Combination” means (A) any form of business combination or similar transaction involving the Company or any Affiliate thereof, including, without limitation, a merger, amalgamation, sale, acquisition, joint venture, consolidation, direct share exchange or tender or exchange offer, (B) any form of restructuring, reorganization, recapitalization or similar transaction with respect to the Company or any Affiliate thereof, and (C) any acquisition, sale, disposition, lease, distribution, encumbrance, mortgage, pledge, liquidation or exchange of the assets of the Company or any Affiliate thereof comprising a line of business, business segment or division or going concern; in the case of clauses (A) and (B) above, irrespective of whether the Company or any Affiliate of the Company is the surviving or resulting entity of any such transaction and irrespective of whether any Capital Stock of the Company or any Affiliate of the Company is converted into or exchanged for cash, securities or any other property in any such transaction.

3

“Business Day” means any day that is either not (i) a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City or (ii) a Saturday, a Sunday or other day on which banks in Hong Kong are not open for general banking business, or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.

“Buyer Benefit and Compensation Arrangement” shall have the meaning given to such term in the Stock Purchase Agreement.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as in effect immediately following the Closing Date and as the same thereafter may be amended, supplemented, restated or otherwise modified from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, equity interests, rights to share in capital surplus or profits or receive a distribution of assets upon liquidation or dissolution, or other equivalents (however designated or classified, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or units, member interests or equivalent ownership interests in or issued by such Person, and any and all warrants, options or other securities exercisable or exchangeable for, or convertible into, any of the foregoing.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Closing Date and as the same thereafter may be amended, supplemented, restated or otherwise modified from time to time.

“Change of Control Event” means the occurrence of the following event:

(i) any Person (other than the Principal Shareholders or their respective Affiliates) or a Group (whose members do not include any Principal Shareholders or any of their respective Affiliates) is or becomes the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Securities of the Company; and

(ii) such Person or Group uses the votes attached to its Voting Securities to cause the individuals who on the date hereof constituted the Board, together with any Directors whose nomination by the Board was approved by a vote of either a majority of the Directors on the date hereof or by a majority of the then Directors whose nomination was previously so approved, to cease to constitute a majority of the board of directors of the Company; and

(iii) the Principal Shareholders shall have voted the Voting Securities Beneficially Owned by them (to the extent permitted under this Agreement) against any transaction or approval brought before the holders of Company Common Stock pursuant to which such Person or Group acquired Beneficial Ownership of 35% or more of the Voting Securities of the Company or (to the extent permitted under this Agreement) against the election of any Director proposed or nominated by such Person or Group.

“Closing Period” means the period commencing on the Closing Date and expiring upon the distribution of Company Common Stock on the Effective Date.

4

“Commission” means the United States Securities and Exchange Commission.

“Company Common Stock” means the shares of common stock, $0.001 par value per share, of the Company, and any securities (or rights thereto or interests therein) issued in respect thereof, or in substitution therefor, pursuant to any stock split, dividend, subdivision or combination, or pursuant to any reclassification, recapitalization, reorganization, merger, consolidation, share exchange or other similar transaction involving the Company and authorized and approved by the Board.

“control” (including the correlative terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession directly, or indirectly through the ownership of voting securities, as trustee or executor, by contract, or by any other means whatsoever, of the power to direct or cause the direction of the policies or management of a Person; provided, that with respect to any Person who is a natural Person, the following Persons (to the extent there is no agreement, plan, understanding or arrangement in effect that evidences or contemplates a control relationship) shall be deemed not to be controlled by such Person: (i) a parent of such natural Person, (ii) a sibling of such natural Person, (iii) an adult child not sharing a residence with such natural Person and (iv) an entity (x) for which such natural Person serves solely as a director and not as an officer or employee and (y) in which such natural Person Beneficially Owns less than 10% of any class of voting equity securities.

“Credit Agreement” means the credit agreement dated November 16, 2009 between (i) Meadville Enterprises (HK) Limited, Mica-Ava China Limited, Oriental Circuits Limited, MTG (PCB) No.2 (BVI) Limited and OPC Manufacturing Limited as borrowers; (ii) the parties named therein as the original guarantors; (iii) The Hongkong and Shanghai Banking Corporation Limited as coordinator; (iv) the financial institutions named therein as the original lenders; (v) Citic Ka Wah Bank Limited named therein as the issuing bank; (vi) The Hongkong and Shanghai Banking Corporation Limited Company named therein as the facility agent; (vii) Hang Seng Bank Limited named therein as the security trustee; (viii) Standard Chartered Bank (Hong Kong) Limited named therein as security agent; and (ix) The Hongkong and Shanghai Banking Corporation Limited named therein as the factoring agent in relation to a US$582,500,000 credit facility.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of, or Person with observer rights in respect of, the Board), and any reference in this Agreement to “a majority of the Directors” means a majority of the Directors assuming that there are no vacancies or unfilled directorships on the Board.

“Effective Period” means all times from and after the Closing Date until the termination of this Agreement as provided in Section 5.4.

“Equity Rights” shall have the meaning given to such term in the Stock Purchase Agreement.

5

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder from time to time (or under any successor statute).

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Lock-Up Period” means the period beginning on the Effective Date and ending on the 18-month anniversary thereof.

“Maximum Unrestricted Voting Percentage” means, on any date, with respect to the Principal Shareholders and their respective Affiliates, shares of Company Common Stock having 23% of the Total Voting Power.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws or bye-laws, as the case may be; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational and constituent documents, in each case, as the same may be amended or restated.

“Percentage Ownership Cap” means, on any date, with respect to the Principal Shareholders and their respective Affiliates, a percentage represented by the fraction, (i) the numerator of which is the sum of (x) the number of shares of the Company Common Stock Beneficially Owned by the Principal Shareholders on the Closing Date; and (y) the number of Buy-In Shares acquired by the Principal Shareholders in the Sell-Down; and (ii) the denominator of which shall be the total number of shares of the Company Common Stock outstanding on the Closing Date.

“Person” means any individual, corporation, limited liability company, limited or general partnership, association, joint-stock company, trust, unincorporated organization, other entity, or government or any agency or political subdivision thereof.

“Principal Shareholders” means, on any date, Mr. Tang, and (i) any other Affiliate of Mr. Tang or (i) any of the Tang Siblings or their respective Affiliates, in each case which is a holder of record of Company Common Stock from time to time and becomes a party to this Agreement pursuant to Section 3.2(g) including, on the Effective Date, SSL.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder from time to time (or any successor statute).

“Sell-Down Registration Rights Agreement” has the meaning given to such term in the Stock Purchase Agreement.

6

“Seller Parent Shares” means the shares of par value of HK$0.01 each in the share capital of Seller Parent.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person, do not represent a majority of the voting or equivalent interests in such partnership), or (ii) (x) a majority of the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (y) the Capital Stock of which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries and have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Tang Family Trust” means The Mein et Moi Trust, a discretionary trust established under the laws of the Island of Jersey, which Mr. Tang is the sole trustee thereof.

“Third Party Tender Offer” means a bona fide offer commenced and conducted in accordance with Regulation 14D or 14E under the Exchange Act, by a Person (other than a Principal Shareholder or any of its Affiliates, or the Company or any of its Affiliates, or any Group that includes as a member thereof a Principal Shareholder or any of its Affiliates) to purchase or exchange for cash, securities and/or any other property all of the then outstanding Company Common Stock.

“TMIL” means Top Mix Investments Limited, a corporation organized under the laws of the British Virgin Islands.

“Total Voting Power” means, on any date, the total number of votes represented by, and entitled to be cast by holders of, outstanding Voting Securities determined in accordance with Section 5.20.

“Transfer” (including the correlative terms “Transferring,” “Transferee” and “Transferred”) means the direct or indirect sale, transfer, assignment, pledge, conveyance, encumbrance, hypothecation or other disposition (whether by operation of law, by means of foreclosure or otherwise, whether or not for consideration, and whether voluntarily or involuntarily), or the entry into any contract, agreement, arrangement, understanding, plan, commitment or relationship with respect to the sale, transfer, assignment, pledge, conveyance, encumbrance, hypothecation or other disposition (whether by operation of law or otherwise, whether or not for consideration and whether voluntarily or involuntarily), of any Capital Stock of the Company or any interest in or right to any Capital Stock of the Company; provided, that for purposes of this Agreement, the term Transfer also shall include the transfer (including, without limitation, by way of sale, disposition or any other means) to a third party of an Affiliate of any Principal Shareholder, or of such Principal Shareholder’s interest in an Affiliate, which Beneficially Owns Company Common Stock, resulting in such Affiliate ceasing to be an Affiliate of any of the Principal Shareholders.

7

“Voting Securities” means, on any date, the total number of shares of all classes and series of Capital Stock of the Company which are entitled to vote on any Company matter (other than solely on matters of class rights), whether pursuant to Applicable Law, the Certificate of Incorporation, the Bylaws or any other instrument or agreement, including all securities convertible into, or exercisable or exchangeable for, such shares of such Capital Stock.

Section 1.2                      Other Defined Terms. The following terms shall have the meanings defined for such terms in this Agreement in the Sections set forth below:

TERM	SECTION

Acquire	Section 2.1(a)
Asian Holdco	Preamble
Asian PCB Nominee	Section 4.3(b)
Asian PCB Nominees	Section 4.3(b)
Board Asian Holdco Nominee	Section 4.3(a)
Board Asian Holdco Nominees	Section 4.3(a)
Buyer	Preamble
Closing Date	Preamble
Company	Preamble
Competing Activity	Section 5.2
Effective Date	Preamble
Equity Awards	Section 2.1(e)
Equity Consideration	Preamble
Key Employees	Section 4.3(g)(i)
Mai Tang	Preamble
Manager	Section 5.3
Mr. Tang	Preamble
Post-Closing Dividends	Section 2.1(f)
Prohibited Actions	Section 2.2(a)
Sell-Down	Preamble
Seller	Preamble
Seller Parent	Preamble
Seller Party Group	Section 5.2(a)
Shareholder Asian Holdco Nominee	Section 4.3(a)
Shareholder Asian Holdco Nominees	Section 4.3(a)
Shareholder Nominee	Section 4.1(a)
SSL	Preamble
Stock Purchase Agreement	Preamble
Tang Siblings	Preamble
Tom Tang	Preamble
Transferred Entities	Preamble
Transferred Entity	Preamble

8

Section 1.3                      Other Definitional Provisions. Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references in this Agreement to a specific Section, Clause or Schedule shall refer, respectively, to Sections, Clauses or Schedules of this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(f)           references in this Agreement to either gender includes the other gender.

ARTICLE II
SHARE OWNERSHIP

Section 2.1                      Acquisition of Additional Securities.

(a)           Subject to the other provisions of this Section 2.1, each Principal Shareholder undertakes, covenants and agrees with the Company that, without the prior written approval of the Board, during the Effective Period, the Principal Shareholders shall not, directly or indirectly, and they shall not permit any of their respective Affiliates, directly or indirectly, to acquire, or offer, propose or agree to acquire, whether by means of open market purchase, privately negotiated purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation, share exchange or otherwise), by becoming a member of or joining a Group, or otherwise, Beneficial Ownership (hereinafter, “Acquire”) of:

(i)           any shares of Company Common Stock, if any such shares so Acquired, when aggregated with all other shares of Company Common Stock then Beneficially Owned by the Principal Shareholders and their respective Affiliates, would cause the Beneficial Ownership of Company Common Stock by the Principal Shareholders and their respective Affiliates to exceed the Percentage Ownership Cap; and

(ii)           any Capital Stock of the Company not constituting Company Common Stock (excluding Equity Rights permitted to be Acquired by any employee or director of the Company pursuant to Section 2.1(e) or (g)(ii) below).

(b)           If at any time during the Effective Period, the Company engages in any open market share repurchase program (including any such program conducted in accordance with Rule 10b5-1, Rule 10b-18 and Regulation M under the Exchange Act) or commences and

9

conducts an issuer self-tender offer or otherwise engages in any other transaction pursuant to which any Capital Stock of the Company ceases to be outstanding, and as a result of which the Beneficial Ownership of Company Common Stock by the Principal Shareholders and their respective Affiliates exceeds the Percentage Ownership Cap, no such Principal Shareholder shall be, or be deemed, in violation of Section 2.1(a), or required to Transfer any Company Common Stock as a result thereof.

(c)           The parties hereto acknowledge and agree that no Principal Shareholder shall be, or be deemed, in violation of Section 2.1(a) or required to Transfer any Company Common Stock as a result thereof, to the extent any shares of Capital Stock of the Company are Acquired by any of the Principal Shareholders or their respective Affiliates pursuant to a dividend or other distribution of such securities (including any issuance in connection with a shareholder rights plan or any rights offering of securities made to the Company’s then existing shareholders) approved by the Board and made by the Company on a pro rata basis to (i) all holders of Company Common Stock or (ii) all holders of Company Common Stock not prohibited by Applicable Law from participation therein.

(d)           Without limiting the generality of Section 2.1(a) of this Agreement, all Capital Stock of the Company Beneficially Owned by the Principal Shareholders (to the extent Acquired as described in Section 2.1(c)) and their respective Affiliates during the Effective Period shall be subject to all of the prohibitions and restrictions contained in this Agreement.

(e)           Notwithstanding the foregoing, this Section 2.1 shall not prohibit any individual Affiliate of the Principal Shareholders who is an employee of the Company or any of its Subsidiaries from receiving any grants of any Equity Rights (including restricted stock units, restricted stock or stock options) from the Company, or from Acquiring any Company Common Stock upon the vesting or exercise of such Equity Rights, provided that such Equity Rights or Company Common Stock were issued under a Buyer Benefit and Compensation Arrangement in the ordinary course of business as part of the compensation of such individual employee. Any Equity Rights or Company Common Stock Acquired by any individual Affiliate of the Principal Shareholders in accordance with this Section 2.1(e) shall not be counted towards the calculation of the Percentage Ownership Cap of the Principal Shareholders for purposes of Section 2.1(a).

(f)           Notwithstanding the foregoing, the prohibitions set forth in this Section 2.1 shall not be deemed to be violated by (i) Seller Parent holding shares of the Company Common Stock comprising the Equity Consideration (including, if applicable, any dividends or other distributions made by the Company in respect of the Equity Consideration after the Closing Date which are received by Seller Parent (collectively, “Post-Closing Dividends”)) from the Closing Date until the Effective Date, or by the Seller Parent holding shares of Company Common Stock which (together with the Principal Shareholders and their respective Affiliates) aggregate greater than the Percentage Ownership Cap after the Effective Date, provided that all such shares of Company Common Stock held by the Seller Parent are to be sold in the Sell-Down; or (ii) the Acquisition by the Principal Shareholders or any of their respective Affiliates of up to the Maximum Buy-In Shares from Seller Parent (or underwriters or placement agents acquiring such Company Common Stock from Seller Parent for purposes of distribution ) in any transactions contemplated in the Sell-Down Registration Rights Agreement, provided that any

10

such Affiliate which prior to such time is not a Principal Shareholder, becomes a Principal Shareholder in accordance with Section 3.2(g) at or prior to the time of such Acquisition.

(g)           Each Tang Sibling undertakes, covenants and agrees with the Company that, without the prior written approval of the Board, during the Effective Period, the Tang Siblings shall not, directly or indirectly, and they shall not permit any of their respective Affiliates, directly or indirectly, to Acquire any shares of Capital Stock of the Company, except (i) in connection with any Transfer effected in accordance with Section 3.2(g); (ii) in connection with the receipt of any grants of any Equity Rights (including restricted stock units, restricted stock or stock options) from the Company, or from Acquiring any Company Common Stock upon the vesting or exercise of such Equity Rights, provided that such Equity Rights or Company Common Stock were issued under a Buyer Benefit and Compensation Arrangement in the ordinary course of business as part of the compensation of such Tang Sibling as an employee or as a director of the Company or any of its Subsidiaries; or (iii) any other Acquisition of shares of Capital Stock of the Company provided that at or prior to the time of such Acquisition, such Tang Sibling becomes a Principal Shareholder in accordance with Section 3.2(g), so long as such acquisition does not cause any Principal Shareholder or their Affiliates to breach Section 2.1(a) through (f) of this Agreement.

(h)           Any Company Common Stock Acquired by a Tang Sibling in accordance with Section 2.1(g)(i) or (iii) shall be counted towards the calculation of the Percentage Ownership Cap of the Principal Shareholders for purposes of Section 2.1(a). Any Equity Rights or Company Common Stock Acquired by a Tang Sibling in accordance with Section 2.1(g)(ii) shall not be counted towards the calculation of the Percentage Ownership Cap of the Principal Shareholders for purposes of Section 2.1(a).

Section 2.2                      Prohibition of Certain Actions.

(a)           Except as otherwise expressly permitted or required by this Agreement (including Article IV), during the Effective Period, the Principal Shareholders and the Tang Siblings shall not directly, or indirectly through one or more intermediaries or otherwise, and shall cause each of their respective Affiliates not to directly, or indirectly through one or more intermediaries or otherwise (each of the actions referred to in or contemplated by the following provisions of this Section 2.2(a) being hereafter referred to as “Prohibited Actions”):

(i)           initiate, make, propose or in any way participate in, or induce, facilitate or encourage any other Person to initiate, make, propose or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or consents or authorizations with respect to any Voting Securities, whether subject to or exempt from Regulation 14A under the Exchange Act, or advise, encourage or influence any Person (other than any other Principal Shareholder or its Affiliates) with respect to the voting of any Voting Securities;

(ii)           vote with respect to any proposal made or submitted by any Person (including any proposal of the type contemplated by Rule 14a-8 under the Exchange Act, as the same hereafter may be amended, and whether precatory or binding) that relates to the adoption,

11

modification or repeal of any anti-takeover or “shark repellent” provision set forth on Schedule 2.2(a)(ii) hereto;

(iii)           submit to the Company or the Board any proposal or offer with respect to, or otherwise initiate, make or propose, any Business Combination, to the extent that such proposal or offer is made public by or on behalf of the Principal Shareholders or its Affiliates, or is required to be publicly disclosed under Applicable Law (including through filings under Section 13(d) or (g), or Section 16 of the Exchange Act (or successor provisions)), or induce, facilitate or encourage any Person (other than any other Principal Shareholder or its Affiliates) to initiate, make or propose any Business Combination;

(iv)           vote with respect to any Business Combination;

(v)           vote in the election of any Director or seek to vote to remove any Director (except with respect to the Shareholder Nominee);

(vi)           form, join or in any way participate in, or induce, facilitate or encourage the formation of, any Group (other than a Group consisting solely of Principal Shareholders and their respective Affiliates that is formed for purposes not in violation of Section 2.1(a) or any other provision of this Agreement), including, without limitation, for the purposes of matters set forth in this Section 2.2(a), or otherwise enter into any contract, agreement, arrangement, understanding, or plan, commitment or relationship with any Person (including acting as a joint or co-bidder with another party) to take any of the actions or matters referred to in this Section 2.2(a), or vote (or cause to be voted) any Voting Securities Beneficially Owned by them “for” (or execute and deliver or cause to be executed and delivered consents in respect of any Voting Securities Beneficially Owned by them with respect to) any of the actions or matters referred to in this Section 2.2(a); or

(vii)           publicly announce, make any filing under the Exchange Act (except filings relating solely to the disclosure of Beneficial Ownership of the Principal Shareholders and their respective Affiliates, or the pecuniary interest of the Principal Shareholders and their respective Affiliates in, Capital Stock of the Company, including filings under Sections 13(d) or (g) and Section 16 under the Exchange Act (or successor provisions)) or disclose any expression of interest, term sheet, offer, proposal or other written communication regarding any of the matters referred to in this Section 2.2(a).

(b)           Nothing in this Section 2.2 shall limit the ability of (i) any Shareholder Nominee to initiate, make or propose any matter to the Board, or to vote or abstain from voting on any such matter, in each case solely in his or her capacity as a Director, or to participate in deliberations of the Board (or in any such case, any committee thereof to the extent appointed thereto) in such a manner as is consistent with such Director’s fiduciary duties under Applicable Law, (ii) any Shareholder Asian Holdco Nominee to initiate, make or propose any matter to the board of Asian Holdco, or to vote or abstain from voting on any such matter, in each case solely in his or her capacity as a director of Asian Holdco, or to participate in deliberations of the board of Asian Holdco (or in any such case, any committee thereof to the extent appointed thereto) in such a manner as is consistent with such director’s fiduciary duties under Applicable Law or (iii) any Asian PCB Nominee to initiate, make or propose any matter to the board of the applicable

12

Asian PCB Entity, or to vote or abstain from voting on any such matter, in each case solely in his or her capacity as a director of the applicable Asian PCB Entity, or to participate in deliberations of the board of such applicable Asian PCB Entity (or in any such case, any committee thereof to the extent appointed thereto) in such a manner as is consistent with such director’s fiduciary duties under Applicable Law.

(c)           Nothing in this Section 2.2 shall limit the ability of the Principal Shareholders and their respective Affiliates to Transfer Capital Stock of the Company Beneficially Owned by such Principal Shareholders or their respective Affiliates in accordance with and pursuant to a Third Party Tender Offer or participate in any Business Combination; provided that (i) such Third Party Tender Offer or such Business Combination (as the case may be) has been approved or recommended by a majority of the Directors and (ii) such Transfer of Capital Stock of the Company is made in accordance with and pursuant to such Third Party Tender Offer or such Business Combination (as the case may be).

(d)           Each Principal Shareholder agrees that he or it shall be jointly and severally liable for any breach of this Agreement by any of his or its controlled Affiliates.

(e)           Each Principal Shareholder and Tang Sibling undertakes that, without limiting the express language of any provision of this Agreement, he, she or it will not at any time enter into any plan, scheme, contract, agreement or other arrangement for the purpose of evading the restrictions and prohibitions to which he, she or it and their Affiliates are subject in this Agreement.

ARTICLE III
TRANSFER RESTRICTIONS

Section 3.1                      General Transfer Restrictions. The right of the Principal Shareholders and their respective Affiliates to Transfer any Capital Stock of the Company Beneficially Owned by them is subject to the restrictions set forth in this Article III. No Transfer by the Principal Shareholders or any of their respective Affiliates of any Capital Stock of the Company Beneficially Owned by them shall be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and shall be null and void, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and such purported Transfer shall not be recorded on the stock transfer books of the Company.

Section 3.2                      Specific Restrictions on Transfer.

(a)           During the Lock-Up Period, the Principal Shareholders shall not, and shall not permit any of their respective Affiliates to, Transfer any Capital Stock of the Company Beneficially Owned by them; provided, that the foregoing restriction shall not be applicable to Transfers:

(i)           to one or more Principal Shareholders or their respective Affiliates;

13

(ii)           pursuant to transactions expressly permitted by Section 2.2(c) hereof;

(iii)           to the Company or any of its Subsidiaries, including pursuant to any open market share repurchase program or an issuer self-tender offer or any other transaction pursuant to which any Capital Stock of the Company is Acquired by the Company or any of its Subsidiaries or any plan or trust or similar Buyer Benefit and Compensation Arrangement in respect of which voting is controlled by the Company or any of its Subsidiaries; or

(iv)           pursuant to transactions approved in advance by the Board.

(b)           From and after the expiration of the Lock-Up Period, the Principal Shareholders and their respective Affiliates shall be permitted to Transfer any Capital Stock of the Company Beneficially Owned by them (i) to any Person, or Persons acting in a Group (whose members do not include any Principal Shareholders or any of their respective Affiliates), who after consummation of such Transfer, to the actual knowledge of the Principal Shareholders, would not have Beneficial Ownership in the aggregate of more than 9.9% of the outstanding shares of Company Common Stock, provided that such Transfer(s) shall be made in compliance with Applicable Law, or (ii) pursuant to transactions set forth in Section 3.2(a)(i) through (iv).

(c)           The Principal Shareholders shall not, and shall not permit any of their respective Affiliates to, Transfer any Capital Stock of the Company Beneficially Owned by them if, as a result of such Transfer, the Company would no longer be in compliance with clause 23.16(c) of the Credit Agreement (it being hereby acknowledged and agreed that the reference to clause 23.16(c) is intended to refer to the covenant contained therein relating to minimum Beneficial Ownership by the Principal Shareholders and their respective Affiliates as existing on the Effective Date); provided, that the restriction in this Section 3.2(c) shall no longer apply on the earliest to occur of (i) the date on which the outstanding loan under the Credit Agreement is repaid in full, discharged, satisfied or refinanced, (ii) upon the expiration of the Credit Agreement or (iii) the Final Maturity Date (as defined in the Credit Agreement).

(d)           During the Lock-Up Period, the Principal Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, loan or permit to be loaned any Capital Stock of the Company Beneficially Owned by them or any voting rights therein (other than proxies, powers of attorney and appointment of corporate representatives enabling any of them to vote on matters on which they are permitted to vote hereunder).

(e)           The Principal Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, effect any Transfer of economic rights in any Voting Securities Beneficially Owned by them without also Transferring in the same transaction to the same Person the voting rights associated with such Voting Securities or effect any Transfer of voting rights in any Voting Securities Beneficially Owned by them without also Transferring in the same transaction to the same Person the economic rights associated with Voting Securities.

(f)           Notwithstanding anything to the contrary in Section 3.2, the Principal Shareholders shall be permitted to Transfer any Voting Securities Beneficially Owned by them into a trust where the beneficiaries consist solely of the Principal Shareholders, any of their

14

respective Affiliates, and/or any family members and/or lineal descendants of the Principal Shareholders and/or any of their respective Affiliates and/or for charitable purposes, and to the estate of a Principal Shareholder upon the death of such Principal Shareholder, provided that the executor of the estate of such Principal Shareholder as a Transferee executes a counterpart signature page to this Agreement stating that with respect to such estate, it agrees to be bound by all of the obligations of a Principal Shareholder under this Agreement.

(g)           (A) Prior to the Transfer of any Voting Securities to any Principal Shareholder or Affiliate of a Principal Shareholder to the extent permitted by this Agreement, or to any trust or estate to the extent permitted by Section 3.2(f), such Transferee (which, in the case of a trust, shall mean the trustee of such trust in such capacity and in the case of an estate of a Principal Shareholder, shall mean the executor of such estate) shall, and the Principal Shareholder effecting such Transfer shall cause such Transferee to; and (B) each Principal Shareholder shall cause each Affiliate of such Principal Shareholder that Acquires shares of Company Common Stock pursuant to Section 2.1(f)(ii), prior to such Acquisition, to; and (C) each Tang Sibling that Acquires shares of Company Common Stock pursuant to 2.1(g)(iii), shall, prior to such Acquisition, (i) execute a counterpart signature page to this Agreement stating that with respect to such Transferee, Affiliate or Tang Sibling (as applicable), it agrees to be bound by all of the obligations of a Principal Shareholder under this Agreement, and (ii) such Transferee, Affiliate or Tang Sibling (as applicable) shall, and (in the case of clause (A) above, the Principal Shareholder effecting such Transfer shall cause such Transferee to), represent and warrant to the Company that (i) such Transferee, Affiliate or Tang Sibling (as applicable) has the requisite capacity and authority to execute the aforesaid counterpart signature page and thereby become legally bound by the terms of this Agreement, (ii) the restrictions and limitations in this Agreement thereby are enforceable against such Transferee, Affiliate or Tang Sibling (as applicable) (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles), (iii) such Transferee, Affiliate or Tang Sibling (as applicable) is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement and (iv) if such Transferee or Affiliate is not a natural Person, that the execution, delivery and performance by such Transferee or Affiliate of its respective obligations under this Agreement do not conflict with or violate any provision of the Organizational Documents of such Transferee or Affiliate.

(h)           The Company shall make a notation on its records or give instructions to any transfer agents or registrars for the Capital Stock of the Company in order to implement the restrictions on Transfer set forth in this Agreement and shall ensure such notation is amended or removed to reflect, at any time, the restrictions as applicable at such time.

Section 3.3                      Other Capital Stock. In the event the Company declares a dividend or other distribution payable in Capital Stock of the Company, any Transfer of such Capital Stock Beneficially Owned by any Principal Shareholder or any of its Affiliates shall be governed by this Article III.

15

Section 3.4                      Distribution of Company Common Stock. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall:

(a)           restrict or prevent Seller Parent, during the Closing Period or at any time thereafter, from distributing or otherwise Transferring by way of dividend or other distribution (i) any Equity Consideration (including, if applicable, any Post-Closing Dividends) to any holder of Seller Parent Shares; and (ii) pursuant to a transaction contemplated by the Sell-Down Registration Rights Agreement;

(b)           require any Principal Shareholder to comply with Section 3.2 with respect to the Transfer by Seller Parent of the Equity Consideration (including, if applicable, any Post-Closing Dividends), by way of (i) dividend or other distribution of any Company Common Stock to its shareholders, including the Transfer of Company Common Stock to SSL, with Mr. Tang (in his personal capacity and his capacity as the trustee of the Tang Family Trust) and TMIL directing the Company Common Stock entitled to be received by them from such distribution to be issued and registered in the name of SSL and (ii) subject to the election of each shareholder of Seller Parent, the sale of the remaining portion of the Equity Consideration (including, if applicable, any Post-Closing Dividends) in accordance with the plan of distribution set forth as an exhibit to the Sell-Down Registration Rights Agreement and the distribution of the net cash proceeds thereof to the shareholders of Seller Parent on the record date for such dividend or other distribution; and

(c)           cause any Principal Shareholder or its Affiliates to be in breach of this Agreement merely by effecting the transactions described and contemplated under the Circular of Seller Parent to be distributed to the shareholders of Seller Parent in accordance with the listing rules of The Stock Exchange of Hong Kong Limited, including the transactions described therein.

Notwithstanding anything to the contrary set forth herein, no voting restrictions contained in this Agreement (including Section 2.2 and Section 4.5) shall apply to shares of the Company Common Stock that are distributed to shareholders of Seller Parent who are not Principal Shareholders or their respective Affiliates, unless and until such shares of Company Common Stock are acquired by the Principal Shareholders or any of their respective Affiliates.

ARTICLE IV
CORPORATE GOVERNANCE

Section 4.1                      Company Board Representation.

(a)           On the Closing Date, the Board shall increase the total number of Directors constituting the Board and enlarge by one Director the class of Directors whose terms expire in 2010, and shall promptly elect Mr. Tang Chung Yen, Tom (such individual and any replacement or substitute individual that may be nominated by the Principal Shareholders pursuant to this Section 4.1, the “Shareholder Nominee”) as a Director to fill the vacancy created by such increase. To the extent nominations are to be made or instructions are to be provided by the Principal Shareholders under this Agreement, the Principal Shareholders agree to provide such nominations or instructions jointly.

16

(b)           During the Effective Period, the Principal Shareholders shall have the right to nominate one Shareholder Nominee, unless one Shareholder Nominee is then serving in a class of Directors whose term is not expiring at the upcoming annual meeting of shareholders, and the Board shall elect such Shareholder Nominee as a Director (to the extent that no Shareholder Nominee is then serving as a Director) until the next annual meeting of shareholders, and shall nominate and recommend to the Company’s shareholders such Shareholder Nominee for election as a Director of the Company at such next annual meeting of shareholders.

(c)           Each Shareholder Nominee nominated pursuant to this Section 4.1 must at all times be reasonably acceptable to the Nominating and Governance Committee of the Board in accordance with the Company’s director-nominee criteria and qualifications specified in its Nominating Committee Charter, the Certificate of Incorporation, the Bylaws, and the Company’s corporate governance policies and procedures (to the same extent such requirements are applicable to all Directors). The approval of the Nominating and Governance Committee of the Board shall not be unreasonably withheld or delayed, and the Nominating and Governance Committee of the Board shall at all times exercise its approval rights equitably among all Board nominees and in the best interests of the Company and in accordance with its members’ fiduciary duties as Directors. It is acknowledged and agreed that Mr. Tang Chung Yen, Tom, has been determined to be acceptable to the Nominating and Governance Committee of the Board.

(d)           (d) During the Effective Period, with respect to each Shareholder Nominee nominated for election at any meeting of the Company’s shareholders at which Directors are to be elected who satisfies the requirements set forth in Section 4.1(c), the Company will use its commercially reasonable efforts to cause the election of such Shareholder Nominee as a Director of the Company by including his or her name in any proxy materials prepared by or on behalf of the Company and recommending that the shareholders of the Company vote to elect such Shareholder Nominee as a Director of the Company. The Company acknowledges and agrees that it will use, at a minimum, such efforts to the same extent and degree as the efforts the Company uses to nominate and recommend for election other Board nominees as Directors; provided, however, nothing in this Section 4.1(d) shall require the Company to adjourn or postpone any meeting of shareholders at which Directors are to be elected or take extraordinary solicitation or recommendation efforts if such actions are not similarly taken with regard to the other Board nominees for election to the Board, including that the Company will not be obligated to pay any costs associated with such extraordinary efforts (other than any costs the Company pays with respect to other Board nominees) with regard to the election of such Shareholder Nominee as a Director.

(e)           (e) During the Effective Period the Principal Shareholders shall have the right, upon written notice delivered to the Company, to request that the Nominating and Governance Committee of the Board refrain from nominating the Shareholder Nominee for election as a Director at the next meeting of the shareholders of the Company at which the Directors in the class of Directors in which the Shareholder Nominee currently sits are to be elected. Upon the receipt of such notice, the Nominating and Governance Committee of the Board shall refrain from nominating such Shareholder Nominee for election as a Director at such meeting, and Principal Shareholders shall have the right to nominate a replacement Shareholder

17

Nominee for election at such meeting, in accordance with and subject to the provisions of Section 4.1(h).

(f)           Any Shareholder Nominee elected by the shareholders of the Company or the Board shall execute and deliver, and Mr. Tang and/or the Principal Shareholders (as the case may be) shall obtain from such Shareholder Nominee, an irrevocable written resignation from the Board binding in accordance with Section 141(b) of the DGCL and the Bylaws, conditioned and effective immediately upon the Principal Shareholders and their respective Affiliates ceasing to Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power.

(g)           From and after the Closing Date, if at any time the Principal Shareholders and their respective Affiliates do not Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power, and the Shareholder Nominee shall not have otherwise resigned in accordance with Section 4.1(f), then Mr. Tang and the Principal Shareholders shall use commercially reasonable efforts to cause the Shareholder Nominee to resign from or vacate the Board. In the event of a Shareholder Nominee resignation pursuant to Section 4.1(f) or this Section 4.1(g), the resulting vacancy shall be filled by a Director recommended by the Nominating and Governance Committee of the Board in accordance with the Company’s director-nominee criteria and qualifications specified in its Nominating Committee Charter, the Certificate of Incorporation, the Bylaws, and the Company’s corporate governance policies and procedures.

(h)           During the Effective Period, upon the death, resignation, retirement or removal from office of any Shareholder Nominee, or the failure of the Nominating and Governance Committee of the Board to nominate any Shareholder Nominee for election as a Director at any meeting of shareholders of the Company at which Directors are to be elected (including pursuant to a request by the Principal Shareholders pursuant to Section 4.1(e)), then (i) the Board shall not reduce the number of Company directorships to eliminate the vacancy created thereby, (ii) the Principal Shareholders shall have the right to nominate a replacement Shareholder Nominee (who must satisfy the requirements set forth in Section 4.1(c)), and (iii) (A) if such vacancy was caused by the death, resignation, retirement or removal from office of such Shareholder Nominee prior to the expiration of his or her term as a Director, the Board shall take such actions necessary to promptly elect such replacement Shareholder Nominee as a Director to fill such vacancy or (B) if such vacancy was caused by the failure of the Nominating and Governance Committee of the Board to nominate such Shareholder Nominee for election as a Director at any meeting of shareholders at which such Shareholder Nominee’s term as a Director is set to expire (including pursuant to a request by the Principal Shareholders pursuant to Section 4.1(e)), the Company will use its commercially reasonable efforts to cause the election of such replacement Shareholder Nominee as a Director of the Company in accordance with Section 4.1(d).

(i)           Without limiting any of the other provisions of Section 4.1, during the Effective Period, the Principal Shareholders shall have the right to nominate a replacement Shareholder Nominee, for a Shareholder Nominee nominated and elected in accordance with this Section 4.1 at the expiration or termination of such Shareholder Nominee’s term. Each such replacement Shareholder Nominee being nominated must satisfy the requirements set forth in

18

Section 4.1(c), and the Company will use its commercially reasonable efforts to cause the election of such replacement Shareholder Nominee as a Director of the Company in accordance with Section 4.1(d).

(j)           Without limiting any of the other provisions of Section 4.1, during the Effective Period, in the event any Shareholder Nominee is required to submit his or her resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee of the Board, or any notice of resignation previously submitted to the Board by such Shareholder Nominee becomes effective, in either case as a result of failing to obtain the requisite Company shareholder votes for election as Director pursuant to any provision of the Certificate of Incorporation or Bylaws or pursuant to any Applicable Law, in each case concerning non-plurality voting in the election of Directors, and, if required pursuant to such Certificate of Incorporation or Bylaw provision or Applicable Law, the Nominating and Governance Committee of the Board makes a recommendation to the Board concerning the acceptance or rejection of such resignation and the Board decides to accept such Shareholder Nominee’s resignation, then (i) the Board shall not reduce the number of Company directorships to eliminate the vacancy created thereby, (ii) the Principal Shareholders shall have the right to nominate a replacement Shareholder Nominee (who must satisfy the requirements set forth in Section 4.1(c)), and (iii) the Board shall take such actions necessary to elect such replacement Shareholder Nominee as a Director to fill such vacancy.

(k)           The Company shall enter into indemnification agreements and maintain Directors and Officers liability insurance for the benefit of each Shareholder Nominee elected to the Board with respect to all periods during which such Shareholder Nominee is a Director, on terms, conditions and amounts as is reasonably prudent and customary for directors and officers of Delaware corporations listed on the Nasdaq Global Market and the business in which the Company and its Subsidiaries are engaged, and on the same terms and conditions as such indemnification and insurance is provided to the other members of the Board, and shall use commercially reasonable efforts to cause such indemnification and insurance to be maintained in full force and effect. The Company shall provide such Shareholder Nominee with all benefits (including all fees and entitlements) on substantially the same terms and conditions as are provided to other members of the Board performing similar roles.

Section 4.2                      Company Board Committee Representation. From and after the Closing Date, membership on any committee of the Board (including, without limitation, the Nominating and Governance Committee of the Board, Audit Committee and Compensation Committee) shall be as determined by the Board (or as otherwise specified in the charter for such committee).

Section 4.3                      Board Representation of Asian Holdco and Asian PCB Entities; Governance.

(a)           The parties hereby agree that during the Effective Period, a majority of the directors constituting the board of directors of Asian Holdco shall be nominees of the Principal Shareholders, and all of the other directors constituting such boards shall be nominated by the Nominating and Governance Committee of the Board. In furtherance thereof, on the Closing Date, the parties hereto shall take all action necessary to (i) either increase the total number of

19

directors constituting the board of directors of Asian Holdco or cause the removal or resignation of directors thereon so that upon such increase and such removals and resignations, as applicable, each of such boards shall consist of a total of five directors, (ii) elect three nominees of the Principal Shareholders to serve as directors on such board (each a “Shareholder Asian Holdco Nominee” and, collectively, the “Shareholder Asian Holdco Nominees”) and (iii) elect two nominees of the Nominating and Governance Committee of the Board to serve as directors on such board (each a “Board Asian Holdco Nominee” and, collectively, the “Board Asian Holdco Nominees”). The Principal Shareholders shall have the right, upon written notice to delivered to the Company, to request that any Shareholder Asian Holdco Nominee be removed as a director of Asian Holdco. Upon the receipt of such notice, the Company shall cause such Shareholder Asian Holdco Nominee to be removed as a director of the Asian Holdco.

(b)           The parties hereby agree that during the Effective Period, at least a majority of the directors constituting the board of directors of the Asian PCB Entities shall be nominees of the Principal Shareholders. In furtherance thereof, on the Closing Date, the parties hereto shall use commercially reasonable efforts to, to the extent permitted by Applicable Law and the organizational documents of the applicable Asian PCB Entity, (i) increase the total number of directors constituting the board of directors of the Asian PCB Entities or cause the removal or resignation of directors thereon and (ii) elect (or cause to be elected) the nominees of the Principal Shareholders to serve as directors on such board, which nominees shall constitute at least a majority of the directors on such board (each a “Asian PCB Nominee” and, collectively, the “Asian PCB Nominees”). The Principal Shareholders shall have the right, upon written notice delivered to the Company, to request that any Asian PCB Nominee be removed as a director of the applicable Asian PCB Entity. Upon the receipt of such notice, the Company shall cause such Asian PCB Nominee to be removed as a director of the applicable Asian PCB Entity.

(c)           During the Effective Period, upon the death, resignation, retirement or removal from office of any Shareholder Asian Holdco Nominee or Asian PCB Nominee, the Principal Shareholders shall be entitled promptly to nominate a replacement Shareholder Asian Holdco Nominee or Asian PCB Nominee, as applicable, who meets the qualifications of a director of Asian Holdco or the applicable Asian PCB Entity, and the parties shall to the fullest extent permitted by Applicable Law, take all action necessary to cause the election of such replacement Shareholder Asian Holdco Nominee or Asian PCB Nominee as a director of Asian Holdco or the applicable Asian PCB Entity.

(d)           From and after the Closing Date, upon the death, resignation, retirement or other removal from office of any Board Asian Holdco Nominee, the Nominating and Governance Committee of the Board shall be entitled promptly to nominate a replacement Board Asian Holdco Nominee who meets the qualifications of a director of Asian Holdco, and the parties shall use their respective commercially reasonable efforts to elect or cause the election of such replacement Board Asian Holdco Nominee as a director of Asian Holdco, to the extent permitted by and subject to the requirements under Applicable Law.

(e)           All Shareholder Asian Holdco Nominees and Asian PCB Nominees elected pursuant to this Section 4.3 shall execute and deliver, and a Principal Shareholder shall obtain from all such Shareholder Asian Holdco Nominees and Asian PCB Nominees, an irrevocable written resignation from the board of directors of Asian Holdco and the Asian PCB

20

Entities, as applicable, conditioned and effective immediately upon the Principal Shareholders and their respective Affiliates ceasing to Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power.

(f)           From and after the Closing Date, if at any time the Principal Shareholders and their respective Affiliates do not Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power, and any Shareholder Asian Holdco Nominee or Asian PCB Nominee shall not have otherwise resigned in accordance with Section 4.3(e), then the Principal Shareholders shall use commercially reasonable efforts to cause all of such Shareholder Asian Holdco Nominees and Asian PCB Nominees to resign and vacate the board of each of Asian Holdco and the applicable Asian PCB Entities. In the event of a resignation of a Shareholder Asian Holdco Nominee or Asian PCB Nominee pursuant to this Section 4.3(f), the resulting vacancies shall be filled by a director recommended by the Nominating and Governance Committee of the Board.

(g)           The parties hereto acknowledge and agree that from and after the Closing Date, none of the Subsidiaries of Asian Holdco or Asian PCB Entities shall enter into or effectuate any of the following actions without the prior approval of the Board at a meeting with respect to which such transaction was specifically described in a written notice of meeting duly provided to the Directors in accordance with the Certificate of Incorporation and the Bylaws, as applicable, and Applicable Law:

(i)           the annual budget and business plans, including annual capital expenditures and compensation programs, including, without limitation, base salary and incentive compensation levels for any key employee of any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco, in each case who is required to report directly to the chief executive officer of Asian Holdco or the chief executive officer of the Company (collectively, the “Key Employees”);

(ii)           the hiring, promotion and termination of employment of any Key Employees;

(iii)           any merger, consolidation, reorganization, recapitalization or restructuring or similar business combination involving any Asian PCB Entity or Subsidiary of Asian Holdco;

(iv)           any sale of assets by any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco, in one or a series of related transactions in any twelve-month period, in any such case of an aggregate value of over $30,000,000, excluding sales (including sales of inventory) in the ordinary course of business of such Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco;

(v)           any strategic alliance, joint venture or other similar transaction involving any Asian PCB Entity or Subsidiary of Buyer, other than transactions in the ordinary course of business of such entity, as applicable;

21

(vi)           the pursuit by any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco of a line of business that is materially different from the lines of business of such entity is engaged in immediately prior to the Closing Date;

(vii)           any material restatement, modification or amendment of the Organizational Documents of Asian Holdco;

(viii)           any financing transactions (whether debt or equity) of a value over $30,000,000 involving any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco, any incurrence, assumption or guarantee, or any cancellation of any indebtedness of a value over $30,000,000 of any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco, or the declaration of any dividends or other distributions in respect of the Capital Stock of any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco (other than to the Company or any of its Subsidiaries);

(ix)           prior to taking any action, or omitting to take any action, to the extent that such action or omission would not comply with legal or financial reporting requirements applicable to any Asian PCB Entity, Asian Holdco, or any Subsidiary of Asian Holdco, in each case under material Applicable Law, provided that without limiting the generality of the foregoing, the following shall be deemed to be material Applicable Law: reporting requirements under the Securities Act and the Exchange Act, and reporting requirements under applicable rules and regulations of the United States Department of Defense, the Sarbanes-Oxley Act of 2002 and any national securities exchange on which the Company Common Stock is then listed for trading or quoted;

(x)           any filing by any Asian PCB Entity, Asian Holdco or Subsidiary of Buyer of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under any insolvency law, or the filing an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of such entity’s assets;

(xi)           any (i) payment, discharge, settlement or satisfaction of any claims, actions, litigations, arbitrations, disputes or other proceedings (absolute, accrued, asserted, contingent or otherwise) involving any Asian PCB Entity, Asian Holdco or Subsidiary of Asian Holdco, in each case in an amount over $5,000,000, or (ii) the commencement of any claims, actions, litigations, arbitrations, disputes or other proceedings by any Asian PCB Entity or Subsidiary of Asian Holdco where the amount in dispute is over $5,000,000, in each case excluding actions taken in the ordinary course of business; and

(xii)           any material changes relating to any taxes, tax returns or method of accounting or accounting practices or tax accounting of any Asian PCB Entity or Subsidiary of Buyer.

(h)           The parties shall use their respective commercially reasonable efforts to obtain, within 10 days hereof, from financially sound and reputable insurers, Directors and Officers liability insurance on, and shall cause Asian Holdco or the applicable Asian PCB Entity to enter into indemnification agreements with, each of the Shareholder Asian Holdco Nominees,

22

the Board Asian Holdco Nominees and the Asian PCB Nominees, in each case with respect to all periods during which such person is a director of Asian Holdco or the applicable Asian PCB Entity, on terms, conditions and amounts as is reasonably prudent and customary for directors and officers of Subsidiaries of Delaware corporations listed on the Nasdaq Global Market and the businesses in which Asian Holdco, the Asian PCB Entities and other Subsidiaries of Asian Holdco are engaged, and on the same terms and conditions as such indemnification and insurance is provided to the other members of the respective boards, and shall use their commercially reasonable efforts to cause such indemnification and insurance policies to be maintained. Asian Holdco and the Asian PCB Entities shall provide the Shareholder Asian Holdco Nominees, the Board Asian Holdco Nominees and the Asian PCB Nominees with all benefits (including all fees and entitlement) as are provided to other members of the respective board performing similar roles.

Section 4.4                      Vote Required for Board Action; Board Quorum. Any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of Directors present at such meeting. A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.5                      Voting Arrangements.

(a)           Notwithstanding anything to the contrary in this Agreement (including Section 2.2), during the Effective Period, the Principal Shareholders shall vote or act by written consent with respect to all Voting Securities Beneficially Owned by them against the approval or adoption of all proposals and matters (including, without limitation, all Prohibited Actions) that would, if approved or adopted, have the effect of circumventing or rendering ineffective any provision of this Agreement, except as otherwise expressly provided in this Section 4.5.

(b)           Notwithstanding anything to the contrary in this Agreement (including Section 2.2), during the Effective Period, at all times when any provision of the Certificate of Incorporation or Bylaws or any provision of Applicable Law, in each case concerning non-plurality voting in the election of Directors, and any related director resignation policies or procedures are applicable to the Company, with respect to each election of Directors (except for the election of the Shareholder Nominee as a Director), the Principal Shareholders shall, and shall cause each of their respective Affiliates to, vote or, to the extent applicable, act, by written consent with respect to all of the Voting Securities Beneficially Owned by them in direct proportion to the votes cast or written consents delivered by all other holders of Voting Securities who are not Affiliates of the Company with respect to each of the Director nominees recommended by the Nominating and Governance Committee of the Board and nominated by the Board.

(c)           Notwithstanding anything to the contrary in this Agreement (including Section 2.2), during the Effective Period, with respect to each of the matters set forth below that is submitted to the shareholders of the Company for approval or adoption under Applicable Law and/or the Company’s Certificate of Incorporation and Bylaws, (x) the Principal Shareholders and their respective Affiliates may vote or act by written consent with respect to all of the Voting Securities Beneficially Owned by them up to the Maximum Unrestricted Voting Percentage in

23

their sole discretion “for” or “against” or “abstaining” from the resolution on such matters and (y) the Principal Shareholders shall, and shall cause each of their respective Affiliates to vote or, to the extent applicable, act, by written consent with respect to all of the Voting Securities Beneficially Owned by them in excess of the Maximum Unrestricted Voting Percentage only in direct proportion to the votes cast or written consents delivered by all other holders of Voting Securities who are not Affiliates of the Company on such matter:

(i)           any Business Combination that has been approved or recommended by a majority of the Board;

(ii)           any transaction or approval brought before the holders of Company Common Stock which would involve the Company changing the nature of its business as conducted on the date hereof;

(iii)           any increase in the number of shares of Capital Stock of the Company authorized in the Certificate of Incorporation, or the creation of any new class or series of Capital Stock of the Company which increase or creation requires the approval or adoption of the shareholders of the Company under Applicable Law or the Certificate of Incorporation or Bylaws, in any such case to the extent such increase or creation is in connection with any Business Combination or anti-takeover matter approved by a majority of the Board;

(iv)           any issuance of equity securities of the Company in one transaction or a series of related transactions that requires the approval of the shareholders of the Company under Applicable Law and/or the Certificate of Incorporation or Bylaws, to the extent such issuance is in connection with any Business Combination, or anti-takeover matter approved by a majority of the Board; and

(v)           any amendment of the Company’s Certificate of Incorporation or Bylaws relating to any of the matters referred to on Schedule 2.2(a)(ii) hereto that is either proposed or recommended and approved by the Board.

(d)           Notwithstanding anything to the contrary in this Agreement (including Section 2.2), the Principal Shareholders and their Affiliates may vote, act by written consent, initiate, make, propose or participate in any manner any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or consents or authorizations with respect to any Voting Securities, whether subject to or exempt from Regulation 14A under the Exchange Act, or advise, encourage or influence any Person with respect to the voting of any Voting Securities, in each case with respect to the matters relating to the rights of the Principal Shareholders set forth in this Article IV, including (i) the election of the Shareholder Nominee as a Director or the removal of the Shareholder Nominee from the Board and (ii) any amendment of the Company’s Certificate of Incorporation or Bylaws that would, if approved or adopted, have the effect of circumventing or rendering ineffective any rights of the Principal Shareholders under this Agreement (it being acknowledged and agreed that the mere proposed adoption or repeal by the Directors of any of the Certificate of Incorporation or Bylaw provisions set forth on Schedule 2.2(a)(ii) hereto or the incurrence of any debt or the creation or authorization of any class or series of Capital Stock of the Company, in

24

and of itself, shall not be deemed to have the effect of circumventing or rendering ineffective any rights of the Principal Shareholders under this Agreement).

(e)           Subject to the prohibitions set forth in Section 2.2 and this Section 4.5, the Principal Shareholders may at their option, vote or act by written consent with respect to all of the shares of Voting Securities Beneficially Owned by them in their sole discretion with respect to all other matters.

(f)           During the Effective Period, other than with respect to any Prohibited Actions, or any other proposal or matter that would, if approved or adopted, have the effect of circumventing or rendering ineffective any provision of this Agreement, the Principal Shareholders shall be present in person or represented by proxy or corporate representative at all annual and special meetings of shareholders of the Company to the extent necessary so that all Voting Securities Beneficially Owned by them shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares to the extent required in accordance with this Section 4.5.

(g)           During the Effective Period, the Board shall not, and shall not recommend or propose to the shareholders of the Company to, approve or adopt any amendment of the Company’s Certificate of Incorporation or Bylaws, or take any other actions that would, if approved or adopted, have the effect of circumventing or rendering ineffective any rights of the Principal Shareholders under this Agreement (it being hereby acknowledged and agreed that the proposed adoption or repeal by the Directors of any of the Certificate of Incorporation or Bylaw provisions set forth on Schedule 2.2(a)(ii) hereto or the incurrence of any debt or the creation or authorization of any class or series of Capital Stock of the Company, in and of itself, shall not be deemed to have the effect of circumventing or rendering ineffective any rights of the Principal Shareholders under this Agreement).

(h)           Notwithstanding any other provisions in this Agreement, the Principal Shareholders shall vote all Voting Securities held by them to make any changes as are necessary or desirable to amend the Certificate of Incorporation and Bylaws of the Company to remove any inconsistency between such documents and the provisions of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1                      Non-Contravention. Each party represents and warrants that he, she or it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement. Each party that is not a natural Person represents and warrants that the execution, delivery and performance by such party of its respective obligations under this Agreement do not conflict with or violate any provision of the Organizational Documents of such party.

Section 5.2                      Non-Compete.

(a)           Subject to Section 5.2(b) and Section 5.4, Mr. Tang, Tang Siblings, Seller, Seller Parent and other Principal Shareholders agree that for the period commencing on the

25

Closing Date until the earlier of (i) the fifth anniversary of the Closing Date or (ii) the Principal Shareholders and their respective Affiliates or any Group containing one or more Principal Shareholders or their respective Affiliates Beneficially Own shares of Company Common Stock representing less than 9.9% of the Total Voting Power for a period of twelve months, neither they nor any of their controlled Affiliates shall, directly or indirectly (other than as a shareholder of the Company and through designees on the Board or the board of directors of one or more Subsidiaries of the Company or otherwise for the benefit of the Company and its controlled Affiliates), engage in any Competing Activity or own any equity interest in any Person that engages in any Competing Activity. For purposes of this Section 5.2, “Competing Activity” shall mean the business of manufacturing and distributing printed circuit boards and providing related goods and services (including circuit design, quick-turn-around services and drilling and routing services).

(b)           Notwithstanding anything in this Section 5.2 to the contrary, neither Mr. Tang, Tang Siblings, Seller, Seller Parent, other Principal Shareholders, nor any of their respective controlled Affiliates (collectively, the “Seller Party Group”) shall be precluded from, directly or indirectly:

(i)           owning any equity interest in any Person that engages in a Competing Activity, as a result of or otherwise in connection with: (x) any acquisition transaction in which any Principal Shareholder is acquiring, directly or indirectly, one or more businesses engaged in any activity in addition to a Competing Activity; provided that such Competing Activity by value is less than 25% of the value of the business or businesses being acquired; or (y) the enforcement of a security interest held as a result of engaging in an otherwise permissible activity; provided, that the Seller Party Group shall, as soon as reasonably practicable after acquiring the assets constituting the Competing Activity or secured by such security interest, and on a basis consistent with maximizing value in the ordinary course of business, use commercially reasonable efforts to divest itself of such assets, unless the Seller Party Group would otherwise not be prohibited from holding such assets pursuant to this Section 5.2;

(ii)           engaging, or owning an interest, in any type of business other than a Competing Activity that any member of the Seller Party Group is engaged in as of the date of the Stock Purchase Agreement (regardless of the legal form or Person through which such business may be conducted from time to time), including, without limitation, the Laminate Business (as defined in the Stock Purchase Agreement); or

(iii)           without prejudice to and without limiting sub-section (ii) above, owning any Capital Stock in any Person that engages in a Competing Activity in the ordinary course of business of any member of the Seller Party Group; provided, that such Capital Stock constitutes less than 5% of the Capital Stock of such Person, and such Capital Stock is listed on a securities exchange or a stock exchange in any jurisdiction.

Section 5.3                      Non-Solicitation. Subject to Section 5.4, each of Mr. Tang, Tang Siblings, Seller, Seller Parent and the Principal Shareholders agrees that, except to the extent as may violate Applicable Law, for the period commencing on the Closing Date and expiring on the thirty-sixth month anniversary of the Closing Date, without the prior written consent of the

26

Company, neither it nor any of its Affiliates shall, directly or indirectly (other than on behalf of the Company or one of its controlled Affiliates), (i) solicit or recruit for employment or any similar arrangement any management level employee of a Transferred Entity designated as a manager on the Closing Date (each, a “Manager”), (ii) hire or assist any other Person in hiring any such Manager or (iii) solicit or encourage any such Managers to leave such Manager’s employment; provided, however, that this Section 5.3 (x) shall not apply to Managers who have not been employed by the Company or any of its controlled Affiliates (including the Transferred Entities) at any time during the sixth month prior to the applicable inducing, encouraging, soliciting or hiring, (y) shall not apply to Persons whose employment was terminated by the Company or any of its controlled Affiliates and (z) shall not prohibit general solicitations for employment through advertisements or other means (including the hiring of any Person resulting therefrom that is not known to be a Manager, to the extent the solicitation is non-targeted).

Section 5.4                      Termination. This Agreement shall terminate and be of no further force or effect (except for this Section 5.4, Sections 5.15 through 5.18 and the obligations of the parties contained in Section 5.2 (Non-Compete) and Section 5.3 (Non-Solicitation), which obligations shall survive subject to the terms set forth therein) (i) upon the unanimous written consent of the parties hereto, (ii) automatically and without any further action by the parties hereto upon the dissolution of the Company in accordance with Applicable Law, or (iii) automatically and without any further action by the parties hereto upon the earlier of (A) the 181st day next following the time when the Principal Shareholders and their respective Affiliates or any Group containing one or more Principal Shareholders or their respective Affiliates Beneficially Own shares of Company Common Stock representing less than 9.9% of the Total Voting Power or (B) the occurrence of a Change of Control Event (to the extent that CFIUS shall not have objected to or taken any action to block or enjoin such termination within 30 days following the occurrence of such Change of Control Event). Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated upon the occurrence of a Change of Control Event in accordance with this Section 5.4, the restrictions on Transfer in Section 3.2(c) shall also survive such termination. This Agreement shall terminate and be of no further effect with respect to a party (other than Mr. Tang, the Tang Siblings or the Company) when it ceases to be a Principal Shareholder. Nothing in this Section 5.4 shall be deemed to release any party from any liability for any fraud or willful breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 5.5                      Representations of the Company. The Company hereby represents and warrants to the Principal Shareholders and Tang Siblings that (i) this Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly and validly executed and delivered by the Company and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

27

Section 5.6                      Representations of the Principal Shareholders. Each of the Principal Shareholders hereby represents and warrants to the Company that (i) this Agreement has been duly and validly authorized by it and all necessary and appropriate action has been taken by such Principal Shareholder to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly and validly executed and delivered by such Principal Shareholder and assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 5.7                      Representations of Mr. Tang and the Tang Siblings. Each of Mr. Tang and the Tang Siblings hereby represents and warrants to the Company that (i) he or she has full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and (ii) assuming the due authorization and valid execution and delivery by the other parties hereto, this Agreement is a valid and binding obligation of Mr. Tang and such Tang Sibling, enforceable against him or her in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. If Mr. Tang or such Tang Sibling is married, and Mr. Tang or such Tang Sibling needs spousal or other approval for this Agreement to be valid and binding, the execution and delivery of this Agreement and the performance of his obligations hereunder have been duly authorized by Mr. Tang’s or such Tang Sibling’s spouse.

Section 5.8                      Ownership Information. For purposes of this Agreement, all determinations of the amount of outstanding Capital Stock of the Company shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to Mr. Tang.

Section 5.9                      Savings Clause. No provision of this Agreement shall be construed to require any party or its Affiliates to take any action that would violate any Applicable Law.

Section 5.10                      Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto at the relevant time. No modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, in either case, with respect to the Company shall be effective unless such modification, amendment, waiver or consent is approved by a majority of the Directors and with respect to the Principal Shareholders (other than Mr. Tang), unless signed by each Principal Shareholder which at the relevant time is a party hereto, with respect to Mr. Tang, signed by Mr. Tang and with respect to a Tang Sibling, signed by such Tang Sibling. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

28

Section 5.11                      Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 5.12                      Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Stock Purchase Agreement and the other Ancillary Agreements (as defined in the Stock Purchase Agreement), together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto or delivered in connection herewith or therewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and, except in the case of fraud, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.13                      Successors and Assigns. Except as expressly provided in and in accordance with Section 3.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties (which, in the case of the Company’s consent, shall require approval of a majority of the Directors), and any attempt to make any such assignment without such consent shall be null and void; provided that a Principal Shareholder shall be entitled to assign or partially assign (for partial Transfers) its rights related to the shares of Company Common Stock it Transfers to any Affiliate Transferee of such shares of Company Common Stock, in accordance with Section 3.2. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors (including any executor or administrator of a party’s estate) and permitted assigns.

Section 5.14                      Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 5.15                      Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting, any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

29

Section 5.16                      Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:

TTM Technologies, Inc.
2630 South Harbor Blvd.
Santa Ana, California 92704
Telephone: (714) 327-3048
Facsimile: (714) 432-7234
Email: kalder@ttmtech.com
Attention: Kent Alder

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016
Telephone: (602) 445-8000
Facsimile: (602) 445-8100
E-mail: kaplanm@gtlaw.com
Attention: Michael L. Kaplan, Esq.

and

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Telephone: (212) 801-9200
Facsimile: (212) 801-6400
E-mail: neimethc@gtlaw.com
             marsicoa@gtlaw.com
Attention: Clifford E. Neimeth, Esq.
                 Anthony J. Marsico, Esq.

If to the Mr. Tang and/or the Principal Shareholders:

Mr. Tang Hsiang Chieng
Flat B, 6th Floor,
20 Fa Po Street,
Yau Yat Chuen, Kowloon,
Hong Kong
Telecopy: +852-2660-1908
Email: vivien.lee@meadvillegroup.com

30

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: +852-3740-4703
Facsimile: +852-3740-4727
E-mail: jonathan.stone@skadden.com
Attention: Jonathan Stone, Esq.

If to the Tang Siblings:

Mr. Tang Chung Yen, Tom
House 58, Sunderland,
1 Hereford Road,
Kowloon Tong, Kowloon,
Hong Kong
Telecopy: +852-2660-1908
E-mail: tom.tang@meadvillegroup.com

Ms. Tang Ying Ming, Mai
Flat B, 6th Floor, 20 Fa Po Street,
Yau Yat Chuen, Kowloon,
Hong Kong
Telecopy: +852-2660-1908
E-mail: mai.tang@meadvillegroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Telephone: +852-3740-4703
Facsimile: +852-3740-4727
E-mail: jonathan.stone@skadden.com
Attention: Jonathan Stone, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent; provided, that an appropriate electronic confirmation or answerback is received, or (c) if by a recognized next day courier service, on the first Business Day following the date of dispatch. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except

31

to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 5.17                      Governing Law. THIS AGREEMENT, THE LEGAL RELATIONSHIP BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT HEREOF AND THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW RULES AND PRINCIPLES THEREOF.

Section 5.18                      Consent to Jurisdiction.

(a)           Each party to this Agreement, by its execution hereof, hereby:

(i)           irrevocably and unconditionally submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any federal court of the United States located in the State of Delaware, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof;

(ii)           waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and

(iii)           agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.

(b)           The Principal Shareholders hereby irrevocably and unconditionally designate, appoint, and empower The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as their respective designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Principal Shareholders in any such United States federal or state court with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Principal Shareholders agree to designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes

32

of this Section 5.18 reasonably satisfactory to the Company. The Principal Shareholders further hereby irrevocably consent and agree to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Principal Shareholders by serving a copy thereof upon the relevant agent for service of process referred to in this Section 5.18 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to the Principal Shareholders, as applicable, at their address specified in or designated pursuant to this Agreement. The Principal Shareholders agree that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

Section 5.19                      Shareholder Capacity. Each Principal Shareholder executes this Agreement solely in its capacity as a shareholder of the Company, and nothing in this Agreement shall limit or restrict any Principal Shareholder or any of its Affiliates who is or becomes during the term hereof a member of the Board, or a member of the board of directors of Asian Holdco or any Asian PCB Entity, from acting, omitting to act or refraining from taking any action, solely in such Person’s capacity as a member of the Board, or a member of the board of directors of Asian Holdco or any Asian PCB Entity, in each case, consistent with his fiduciary duties in such capacity under Applicable Law.

Section 5.20                      Methodology for Calculations. For purposes of calculating the Total Voting Power and the total outstanding Voting Securities Beneficially Owned by any Person as of any date, any shares of Capital Stock of the Company, Company Common Stock or Voting Securities (i) held in the Company’s treasury or belonging to any subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the DGCL or (ii) issued pursuant to a plan or trust or similar Buyer Benefit and Compensation Arrangement in respect of which voting is controlled by the Company or any of its Subsidiaries, shall be disregarded.

Section 5.21                      Further Assurances.

(a)           Following the Closing Date, upon the reasonable request of any party or parties hereto, the other parties hereto, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement.

(b)           In the event of any inconsistency between the provisions of this Agreement and the Certificate of Incorporation and Bylaws of the Company or any Organizational Documents of any of Asian Holdco, the Asian PCB Entities or Subsidiaries of Asian Holdco, the provisions of this Agreement shall prevail as between the parties only, who hereby undertake to take such steps as may be necessary or desirable to amend the Certificate of Incorporation and Bylaws of the Company or any Organizational Documents of any of Asian Holdco, the Asian PCB Entities or Subsidiaries of Asian Holdco, as applicable, to remove such conflict to the fullest extent permitted by Applicable Law.

33

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first written above.

TTM TECHNOLOGIES, INC.

By:
Name:
Title:

MEADVILLE HOLDINGS LIMITED

By:
Name:
Title:

SU SIH (BVI) LIMITED

By:
Name:
Title:

TANG HSIANG CHIEN

TANG CHUNG YEN, TOM (solely for the purposes of Sections 2.1(g), 2.2(a), 2.2(e), 5.1, 5.2, 5.3, 5.7, 5.10, 5.18 and 5.21)

TANG YING MING, MAI (solely for the purposes of Sections 2.1(g), 2.2(a), 2.2(e), 5.1, 5.2, 5.3, 5.7, 5.10, 5.18 and 5.21)

34

SCHEDULE 2.2(a)(ii)

1.	Board size, composition, and matters relating to staggered Board

2.	Director qualifications, nomination and election standards and requirements and resignation standards and requirements

3.	Opting into and out of state anti-takeover laws and/or supermajority voting provisions

4.	Ability of stockholders to call meetings and location and time of meetings

5.	Ability of stockholders to act by written consent in lieu of meetings

6.	Voting, cumulative voting, removal of directors and filling of board vacancies (other than with respect to the Shareholder Nominee the Shareholder Asian Holdco Nominees or the Asian PCB Nominees)

7.	Requirements to amend and modify bylaws and certificate of incorporation

8.	Golden parachutes and executive change-in-control severance agreements and arrangements existing on the date of the Stock Purchase Agreement

9.	Shareholder Rights Plans and Poison Pills (and the creation and authorization of new classes and series of capital stock in connection therewith)

10.	“Advance Notice” provisions for stockholder nominations (regarding director election) and proposals (regarding all other matters)

11.	Changing jurisdiction of incorporation and reincorporation, to the extent the laws of such new jurisdiction materially weakens the anti-takeover protections of the Company

Exhibit B

Key Terms of the Registration Rights Agreement

The Parties agree and acknowledge that the Registration Rights Agreement shall contain the following key terms. Such terms are intended to reflect only the material principles of the Registration Rights Agreement, and shall not be deemed to be comprehensive.

•	All shares of Buyer Ultimate Parent Common Stock held from time to time by the Principal Shareholders (as defined in the Shareholders Agreement) shall be deemed “Registrable Securities”

•
Following the date that is eighteen (18) months after the Closing Date, the Principal Shareholders shall have the right to require the Buyer Ultimate Parent to use reasonable efforts to effect registration of their Registrable Securities as follows, (i) up to three demand registrations during the first five year period, and thereafter, (ii) up to such number of demand registrations equal to four minus the number of demand registrations effected in accordance with the Registration Rights Agreement during the first five year period. A registration will count for this purposes only if the registration of all Registrable Securities requested to be registered is declared effective and remains effective for a period of 90 days and not subject to any stop order or injunction and closed or withdrawn at the request of the Principal Shareholders.

•
Buyer Ultimate Parent shall have the right to delay the filing or effectiveness of a registration statement during no more than 2 periods, aggregating to not more than 120 days in any twelve month period, in customary “black out” circumstances

•	The Principal Shareholders shall be entitled to customary “piggyback” registration rights on customary types of registration statements of Buyer Ultimate Parent.

•
Registrable Securities to be (i) last “cut-back” for demand registrations; and (ii) “cut-back” before Buyer Ultimate Parent, but after other selling shareholders for piggy-back registrations (where applicable).

•
All registration expenses will be borne by Buyer Ultimate Parent, except for (i) stock transfer taxes and underwriting discounts and commissions, which shall be paid by the Buyer Ultimate Parent (with respect to shares being sold by the Buyer Ultimate Parent) and by selling shareholders (with respect to shares being sold by them); and (ii) fees for legal counsel for the selling holders (which will be paid by the selling holders in proportion to the proceeds received by Principal Shareholders and all other selling holders).

•
Buyer Ultimate Parent shall provide customary covenants for assistance to the offerings of the Registrable Securities (including underwritten offerings), and shall provide customary indemnification to the Principal Shareholders, the underwriters and all of their respective Affiliates.

•
In addition to the customary lock-up required of the Buyer Ultimate Parent under the underwriting agreement, the Principal Shareholders will agree, to the extent required by the underwriters in an underwritten offering, to a customary lock-up of up to 90 days.

Exhibit C

Key Terms of the Sell-Down Registration Rights Agreement

The Parties agree and acknowledge that the Sell-Down Registration Rights Agreement shall contain the following key terms. Such terms are intended to reflect only the material principles of the Sell-Down Registration Rights Agreement, and shall not be deemed to be comprehensive.

•
Buyer Ultimate Parent shall file a registration statement to register all shares of Buyer Ultimate Parent Common Stock to be sold in Sell-Down (the “Sell-Down Shares”), as soon as practicable, and use its reasonable efforts to have such registration statement declared effective as soon as possible after the Closing Date, but in no event later than 5 days after the Closing Date.

•
Buyer Ultimate Parent shall make such amendments and supplements to the registration statement as necessary to keep the registration statement effective until the earlier of the disposition of all Sell-Down Shares or 90 days.

•
Buyer Ultimate Parent shall provide customary covenants (including entering into underwriting agreements if the method of distribution is by means of an underwritten offering, including customary representations, warranties, and indemnities) and shall take such other actions (including roadshow presentations) as are reasonably required to facilitate the disposition of the Sell-Down Shares.

•
All registration expenses will be borne by Buyer Ultimate Parent, except for stock transfer taxes and underwriting discounts and commissions, which shall be netted against the proceeds distributable to the independent shareholders of Seller Parent.

•
Buyer Ultimate Parent shall provide all other assistance as may be reasonably required for the Sell-Down, and shall provide customary indemnification to the Seller Parent, the Seller, the underwriters and all of their respective Affiliates.

•
Buyer Ultimate Parent and Seller Parent shall discuss and agree in good faith (following consultation with the underwriters and advisors) on the appropriate method or methods of distribution to effect the Sell-Down.

Schedule 1 — PCB Subsidiaries

1.	Oriental Printed Circuits (USA), Inc.

2.	Oriental Printed Circuits Limited

3.	Oriental Printed Circuits, Inc.

4.	Meadville International Trading (Shanghai) Co., Ltd.

5.	Meadville Enterprises (HK) Limited

6.	State Link Trading Limited

7.	Mica-Ava China Limited

8.	OPC Manufacturing Limited

9.	Circuit Net Technology Limited

10.	Guangzhou Meadville Electronics Co., Ltd.

11.	Shanghai Meadville Science & Technology Co., Ltd.

12.	Shanghai Meadville Electronics Co., Ltd.

13.	Shanghai Kaiser Electronics Co., Ltd.

14.	Meadville Innovations (Shanghai) Co., Ltd.

15.	Dongguan Meadville Circuits Limited

16.	Dongguan Shengyi Electronics Ltd.

17.	Meadville Aspocomp (BVI) Holdings Limited

18.	Meadville Aspocomp Limited

19.	Meadville Aspocomp International Limited

20.	Asia Rich Enterprises Limited

21.	Aspocomp Electronics India Private Limited

22.	Bounce Up Limited

23.	Aspocomp Chin-Poon Holdings Limited

24.	ACP Electronics Co., Ltd.

25.	OPC Flex Limited

26.	OPC Flex (HK) Limited

27.	Guangzhou OPC Flex Limited

Schedule 2 — Laminate Subsidiaries

1.	MTG Laminate (BVI) Limited

2.	Mica-Ava (Far East) Industrial Limited

3.	Mica-Ava (No.3) Limited

4.	Mica-Ava Holdings Limited

5.	Mica-AVA (Guangzhou) Material Company Ltd.

6.	AVA International Limited